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                                                               EXHIBITION 10.13
                                                                EXECUTION COPY

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                                U.S.$150,000,000

                                CREDIT AGREEMENT

                                      AMONG

                                 BCB USA CORP.,

                                COTT CORPORATION,

                               THE SEVERAL LENDERS
                        FROM TIME TO TIME PARTIES HERETO,

                              LEHMAN BROTHERS INC.,

                                   AS ARRANGER

                           FIRST UNION NATIONAL BANK,
                              AS SYNDICATION AGENT

                           FIRST UNION NATIONAL BANK,
                       AS WORKING CAPITAL FACILITY AGENT,

                                BANK OF MONTREAL,
                        AS CANADIAN ADMINISTRATIVE AGENT

                                       AND

                          LEHMAN COMMERCIAL PAPER INC.,
                         AS GENERAL ADMINISTRATIVE AGENT

                            DATED AS OF JULY 19, 2001

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                                TABLE OF CONTENTS

                                                                           Page

Section 1. DEFINITIONS...................................................     1
    1.1      Defined Terms...............................................     1
    1.2      Other Definitional Provisions...............................    30
Section 2. AMOUNT AND TERMS OF U.S. FACILITY COMMITMENTS.................    30
    2.1      Term Loan Commitments.......................................    30
    2.2      Procedure for Term Loan Borrowing...........................    30
    2.3      Repayment of Term Loans.....................................    31
    2.4      U.S. Revolving Credit Commitments...........................    32
    2.5      Procedure for Borrowing U.S. Revolving Credit Loans.........    33
    2.6      Swing Line Commitment.......................................    33
    2.7      Procedure for Swing Line Borrowing;
             Refunding of Swing Line Loans...............................    34
    2.8      Repayment of U.S. Facility Loans; Evidence of Debt..........    35
    2.9      Facility Fees...............................................    36
    2.10     Termination or Reduction of U.S.
             Revolving Credit Commitments................................    37
Section 3. AMOUNT AND TERMS OF THE CANADIAN FACILITY COMMITMENTS.........    37
    3.1      Canadian Revolving Credit Commitment;
             Canadian Supplemental Revolving Credit Commitment...........    37
    3.2      Procedure for Borrowing Canadian Revolving
             Credit Loans; Procedure for Borrowing
             Canadian Supplemental Revolving Credit Loans................    38
    3.3      Repayment of Canadian Facility Loans; Evidence of Debt......    39
    3.4      Termination or Reduction of Canadian
             Revolving Credit Commitments................................    40
    3.5      Facility Fees...............................................    40
    3.6      Canadian Swing Line Commitment..............................    40
    3.7      Procedure for Canadian Swing Line
             Borrowing; Refunding of Canadian Swing Line Loans...........    41
Section 4. LETTERS OF CREDIT.............................................    43
    4.1      L/C Commitments.............................................    43
    4.2      Procedure for Issuance of Letters of Credit.................    44
    4.3      Fees and Other Charges......................................    45
    4.4      L/C Participations..........................................    45
    4.5      Reimbursement Obligation of the Borrowers...................    46
    4.6      Obligations Absolute........................................    47
    4.7      Letter of Credit Payments...................................    47
    4.8      Applications................................................    48
Section 5. GENERAL PROVISIONS APPLICABLE TO THE FACILITIES...............    48
    5.1      Interest Rates and Payment Dates............................    48
    5.2      Conversion and Continuation Options With Respect to Loans...    48
    5.3      Minimum Amounts of Tranches.................................    50
    5.4      Optional Prepayments........................................    50
    5.5      Mandatory Prepayments; Application of Prepayments...........    51
    5.6      Certain Fees................................................    53
    5.7      Computation of Interest and Fees............................    53

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    5.8      Inability to Determine Interest Rate........................    54
    5.9      Pro Rata Treatment and Payments.............................    54
    5.10     Illegality..................................................    56
    5.11     Requirements of Law.........................................    57
    5.12     Indemnity...................................................    58
    5.13     Taxes.......................................................    58
    5.14     Change of Lending Office....................................    60
    5.15     Replacement of Lenders......................................    60
Section 6. REPRESENTATIONS AND WARRANTIES................................    61
    6.1      Financial Condition.........................................    61
    6.2      No Change...................................................    62
    6.3      Corporate Existence; Compliance with Law....................    62
    6.4      Corporate Power; Authorization; Enforceable Obligations.....    62
    6.5      No Legal Bar................................................    62
    6.6      No Material Litigation......................................    63
    6.7      No Default..................................................    63
    6.8      Ownership of Property; Liens................................    63
    6.9      Intellectual Property.......................................    63
    6.10     Taxes.......................................................    63
    6.11     Federal Regulations.........................................    64
    6.12     Labor Matters...............................................    64
    6.13     ERISA.......................................................    64
    6.14     Investment Company Act; Other Regulations...................    64
    6.15     Subsidiaries................................................    64
    6.16     Use of Proceeds.............................................    65
    6.17     Environmental Matters.......................................    65
    6.18     Accuracy of Information, etc................................    66
    6.19     Security Documents..........................................    66
    6.20     Solvency....................................................    68
    6.21     Regulation H................................................    68
Section 7. CONDITIONS PRECEDENT..........................................    68
    7.1      Conditions to Initial Extension of Credit...................    68
    7.2      Conditions to Each Extension of Credit......................    72
Section 8. AFFIRMATIVE COVENANTS.........................................    72
    8.1      Financial Statements. Furnish each Agent and each Lender:...    72
    8.2      Certificates; Other Information.............................    73
    8.3      Payment of Obligations......................................    75
    8.4      Conduct of Business and Maintenance of Existence, etc.......    75
    8.5      Maintenance of Property; Insurance..........................    75
    8.6      Inspection of Property; Books and Records; Discussions......    75
    8.7      Notices.....................................................    76
    8.8      Environmental Laws..........................................    76
    8.9      [Reserved]..................................................    77
    8.10     Additional Collateral, etc..................................    77
    8.11     Further Assurances..........................................    78
    8.12     Indenture Calculations......................................    78

                                       ii
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Section 9. NEGATIVE COVENANTS............................................    78
    9.1      Financial Condition Covenants...............................    78
    9.2      Limitation on Indebtedness..................................    80
    9.3      Limitation on Liens.........................................    81
    9.4      Limitation on Fundamental Changes...........................    82
    9.5      Limitation on Disposition of Property.......................    83
    9.6      Limitation on Restricted Payments...........................    83
    9.7      Limitation on Capital Expenditures..........................    84
    9.8      Limitation on Investments...................................    85
    9.9      Limitation on Unrestricted Subsidiaries.....................    86
    9.10     Limitation on Transactions with Affiliates..................    87
    9.11     Limitation on Sales and Leasebacks..........................    87
    9.12     Limitation on Changes in Fiscal Periods.....................    87
    9.13     Limitation on Negative Pledge Clauses.......................    87
    9.14     Limitation on Restrictions on Subsidiary Distributions......    87
    9.15     Limitation on Lines of Business.............................    88
    9.16     Limitation on Amendments to Acquisition Documentation.......    88
    9.17     Limitation on Hedge Agreements..............................    88
Section 10. EVENTS OF DEFAULT............................................    88
Section 11. THE AGENTS...................................................    91
    11.1     Appointment.................................................    91
    11.2     Delegation of Duties........................................    92
    11.3     Exculpatory Provisions......................................    92
    11.4     Reliance by Agents..........................................    92
    11.5     Notice of Default...........................................    93
    11.6     Non-Reliance on Agents and Other Lenders....................    93
    11.7     Indemnification.............................................    94
    11.8     Agent in Its Individual Capacity............................    94
    11.9     Successor Administrative Agent..............................    94
    11.10    Authorization to Release Liens and Guarantees...............    95
    11.11    The Arranger; the Syndication Agent.........................    95
Section 12. MISCELLANEOUS................................................    95
    12.1     Amendments and Waivers......................................    95
    12.2     Notices.....................................................    97
    12.3     No Waiver; Cumulative Remedies..............................   100
    12.4     Survival of Representations and Warranties..................   100
    12.5     Payment of Expenses.........................................   100
    12.6     Successors and Assigns; Participations and Assignments......   101
    12.7     Adjustments; Set-off........................................   105
    12.8     Counterparts................................................   106
    12.9     Severability................................................   106
    12.10    Integration.................................................   106
    12.11    GOVERNING LAW...............................................   106
    12.12    Submission To Jurisdiction; Waivers.........................   106
    12.13    Judgment Currency...........................................   107
    12.14    Acknowledgments.............................................   107

                                      iii

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    12.15    Confidentiality.............................................   107
    12.16    Release of Collateral and Guarantee Obligations.............   108
    12.17    Accounting Changes..........................................   109
    12.18    Delivery of Lender Addenda..................................   109
    12.19    Limitations on Restrictions.................................   109
    12.20    WAIVERS OF JURY TRIAL.......................................   109

                                       iv
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ANNEXES

A        Pricing Grid
B        Existing Letters of Credit

SCHEDULES:

1.1            Mortgaged Property
1.2            Canadian Security Documents
6.4            Consents, Authorizations, Filings and Notices
6.6            Certain Litigation
6.15           Subsidiaries
6.19(a)-1      UCC Filing Jurisdictions
6.19(a)-2      UCC Financing Statements to Remain on File
6.19(a)-3      UCC Financing Statements to be Terminated
6.19(b)-1      Canadian Filing Jurisdictions
6.19(b)-2      Canadian Financing Statements to Remain on File
6.19(b)-3      Canadian Financing Statements to be Terminated
6.19(c)        Mortgage Filing Jurisdictions
9.2(d)         Existing Indebtedness
9.3(e)         Existing Liens

EXHIBITS:

A       Form of Guarantee and Collateral Agreement
B       Form of Compliance Certificate
C-1     Form of Closing Certificate
C-2     Form of Secretary's Certificate
D       Form of Georgia Mortgage
E       Form of Assignment and Acceptance
F-1     Form of Legal Opinion of Drinker Biddle & Reath, LLP
F-2     Form of Legal Opinion of Canadian Counsel
G-1     Form of Term Note
G-2     Form of U.S. Revolving Credit Note
G-3     Form of Swing Line Note
G-4     Form of Canadian Revolving Credit Note
G-5     Form of Canadian Swing Line Note
G-6     Form of Canadian Supplemental Revolving Credit Note
H       Form of Prepayment Option Notice
I       Form of Exemption Certificate
J       Form of Lender Addendum
K       Form of Borrowing Notice


                                        v

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     CREDIT AGREEMENT, dated as of July 19, 2001, among BCB USA CORP., a Georgia corporation (the "U.S. Borrower"), COTT CORPORATION, a Canada corporation (the "Canadian Borrower"; together with the U.S. Borrower, the "Borrowers"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), LEHMAN BROTHERS INC., as advisor, lead arranger and book manager (in such capacity, the "Arranger"), FIRST UNION NATIONAL BANK, as syndication agent (in such capacity, the "Syndication Agent"), FIRST UNION NATIONAL BANK, as working capital term loan facility agent and as revolving credit facility agent (in such capacity, the "Working Capital Facility Agent"), BANK OF MONTREAL, as Canadian Administrative Agent (in such capacity, the "Canadian Administrative Agent"), and LEHMAN COMMERCIAL PAPER INC., as General Administrative Agent (in such capacity, the "General Administrative Agent").

                              W I T N E S S E T H:

     WHEREAS, the U.S. Borrower is a party to the Acquisition Agreement (such term and other capitalized terms used in these recitals being used with the meanings given to such terms in Section 1.1) pursuant to which the Acquisition will be consummated;

     WHEREAS, to finance the Acquisition and the general corporate purposes of the Borrowers and their Subsidiaries, the Borrowers have requested the Lenders to make available the credit facilities described herein; and

     WHEREAS, the Lenders are willing to make such credit facilities available upon and subject to the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

                             SECTION 1. DEFINITIONS

     1.1 Defined Terms. As used in this Agreement, the terms listed in this
Section 1.1 shall have the respective meanings set forth in this Section 1.1.

     "Acceleration": as defined in Section 12.7.

     "Accounting Change": as defined in Section 12.16.

     "Acquisition": the purchase by the U.S. Borrower of certain assets of Royal Crown Company, Inc., including those assets used in connection with the concentrate business of Royal Crown Company, Inc. pursuant to the Acquisition Agreement.

     "Acquisition Agreement": the Asset Purchase Agreement by and among Royal Crown Company, Inc., the Canadian Borrower and the U.S. Borrower, dated as of June 13, 2001.

     "Acquisition Documentation": collectively, the Acquisition Agreement and all schedules, exhibits, annexes and amendments thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith, in each case, as amended, supplemented or otherwise modified from time to time.
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                                                                               2

     "Additional Extensions of Credit": as defined in Section 12.1.

     "Adjustment Date": as defined in the Pricing Grid.

     "Administrative Agents": the collective reference to the General Administrative Agent, the Working Capital Facility Agent and the Canadian Administrative Agent.

     "Affiliate": as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

     "Agents": the collective reference to the Syndication Agent, the Canadian Administrative Agent, the Working Capital Facility Agent and the General Administrative Agent.

     "Aggregate Available Canadian Revolving Credit Commitments": as at any date of determination with respect to all Canadian Revolving Credit Lenders, the U.S. Dollar Equivalent of the Available Canadian Revolving Credit Commitments of all Canadian Revolving Credit Lenders on such date.

     "Aggregate Available U.S. Revolving Credit Commitments": as at any date of determination thereof with respect to all U.S. Revolving Credit Lenders, an amount in U.S. Dollars equal to the Available U.S. Revolving Credit Commitments of all U.S. Revolving Credit Lenders on such date.

     "Aggregate Canadian Revolving Extensions of Credit": as at any date of determination with respect to all Canadian Revolving Credit Lenders, an amount equal to the U.S. Dollar Equivalent of the Canadian Revolving Extensions of Credit of all Canadian Revolving Credit Lenders.

     "Aggregate Canadian Outstandings": as at any date of determination with respect to any Lender, an amount in U.S. Dollars equal to the sum of (a) the Aggregate Canadian Revolving Extensions of Credit of such Lender on such date and (b) in the case of the Canadian Supplemental Revolving Credit Lender, the U.S. Dollar Equivalent of the aggregate outstanding principal amount of Canadian Supplemental Revolving Credit Loans.

     "Aggregate Exposure Percentage": with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender's Aggregate Total Outstandings at such time to the sum of the Aggregate Total Outstandings of all Lenders at such time.

     "Aggregate Total Outstandings": as at any date of determination with respect to any Lender, an amount in U.S. Dollars equal to the sum of (a) the Aggregate U.S. Outstandings of such Lender, plus (b) the Aggregate Canadian Outstandings of such Lender.
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                                                                               3

     "Aggregate U.S. Outstandings": as at any date of determination with respect to any Lender, an amount in U.S. Dollars equal to the sum of (a) the Aggregate U.S. Revolving Extensions of Credit of such Lender on such date and (b) the aggregate unpaid principal amount of such U.S. Lender's Term Loans on such date.

     "Aggregate U.S. Revolving Extensions of Credit": as at any date of determination with respect to all U.S. Revolving Credit Lenders, an amount in U.S. Dollars equal to the U.S. Revolving Extensions of Credit of all U.S. Revolving Credit Lenders.

     "Agreement": this Credit Agreement, as amended, supplemented or otherwise modified from time to time, including any schedules and exhibits attached hereto.

     "Applicable Margin": (a) with respect to Term Loans, (i) 3.00% in the case of Term Loans that are Eurodollar Loans and (ii) 1.75% in the case of Term loans that are U.S. Base Rate Loans and (b) for each Type of Loan under each other Facility, the rate per annum determined from time to time in accordance with the Pricing Grid.

     "Application": an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.

     "Arranger": as defined in the preamble hereto.

     "Asset Sale": any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b), (c), (d), (g) or (h) of Section 9.5) which yields gross proceeds to the Canadian Borrower or any of its Restricted Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of (i) U.S.$500,000 for any individual Disposition or (ii) U.S. $2,500,000 for all Dispositions in any fiscal year.

     "Assignee": as defined in Section 12.6(c).

     "Assignor": as defined in Section 12.6(c).

     "Available Canadian Revolving Credit Commitment": with respect to any Canadian Revolving Credit Lender at any time, an amount in U.S. Dollars equal to the excess, if any, of (a) such Lender's Canadian Revolving Credit Commitment then in effect over (b) the sum of (A) such Lender's Canadian Revolving Extensions of Credit then outstanding plus (B) in the case of the Canadian Supplemental Revolving Credit Lender, the aggregate outstanding principal amount of the Canadian Supplemental Revolving Credit Loans.

     "Available U.S. Revolving Credit Commitment": with respect to any U.S. Revolving Credit Lender at any time, an amount in U.S. Dollars equal to the excess, if any, of (a) such Lender's U.S. Revolving Credit Commitment then in effect over (b) such Lender's U.S. Revolving Extensions of Credit then outstanding.

     "Bank Act (Canada)": the Bank Act (Canada), as amended from time to time.

     "Benefitted Lender": as defined in Section 12.7.

     "Board": the Board of Governors of the Federal Reserve System of the United States (or any successor).

     "Borrowers": as defined in the preamble hereto.

     "Borrowing Date": any Business Day specified in a notice pursuant to
Section 2.2, 2.5, 2.7, 3.2 or 3.7 as a date on which a Borrower requests the Lenders to make Loans hereunder.

     "Borrowing Notice": with respect to any request by the U.S. Borrower for borrowing of Term Loans or U.S. Revolving Credit Loans hereunder, a notice from the U.S. Borrower, substantially in the form of, and containing the information prescribed by, Exhibit K, delivered to the General Administrative Agent.

     "Business Day": (a) when such term is used in respect of a day on which a Loan is to be made to the Canadian Borrower, a payment is to be made in respect of such Loan, an Exchange Rate is to be set in respect of Canadian Dollars or any other dealing in Canadian Dollars is to be carried out pursuant to this Agreement, or any payment or funding is to be made in respect of the Canadian Revolving Credit Facility, such term shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Toronto, Ontario are authorized or required by law to close, (b) when such term is used to describe a day on which a borrowing, payment or interest rate determination is to be made in respect of a Eurodollar Loan, such day shall be a day which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market and (c) when such term is used in any context in this Agreement (including as described in the foregoing clauses (a) and (b)), such term shall mean a day which, in addition to complying with any applicable requirements set forth in the foregoing clauses (a) and (b), is a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

     "Canadian Administrative Agent": as defined in the preamble hereto.

     "Canadian Base Rate": at any day, the higher of (a) the rate of interest per annum publicly announced from time to time by the Canadian Administrative Agent (and in effect on such day) as its reference rate for U.S. Dollar commercial loans made in Canada, as adjusted automatically from time to time and without notice to any of the Borrowers upon change by the Canadian Administrative Agent and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.

     "Canadian Base Rate Loans": all Canadian Facility Loans denominated in U.S. Dollars that are bearing interest at a rate based upon the Canadian Base Rate.

     "Canadian Borrower": as defined in the preamble hereto.

     "Canadian Borrower Secured Obligations": collectively, the obligations of the Canadian Borrower in respect of the Canadian Revolving Credit Loans, the Canadian
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                                                                               5

Supplemental Revolving Credit Loans and the Canadian Borrower's guarantee of the U.S. Borrower Working Capital Obligations (as defined in the Guarantee and Collateral Agreement).

     "Canadian Dollar Equivalent": with respect to an amount denominated in U.S. Dollars on any date, the equivalent in Canadian Dollars determined at the Exchange Rate, on such date.

     "Canadian Dollar Prime Rate": at any day, the greater on such day of (a) the rate per annum announced by the Canadian Administrative Agent from time to time (and in effect on such day) as its prime rate for Canadian Dollar commercial loans made in Canada, as adjusted automatically from time to time and without notice to any of the Borrowers upon change by the Canadian Administrative Agent, and (b) 1% above the CDOR Rate from time to time (and in effect on such day), as advised by the Canadian Administrative Agent to the Canadian Borrower from time to time pursuant hereto. The Canadian Dollar Prime Rate is not intended to be the lowest rate of interest charged by the Canadian Administrative Agent in connection with extensions of credit in Canadian Dollars to debtors.

     "Canadian Dollar Prime Rate Loans": all Canadian Facility Loans denominated in Canadian Dollars that are bearing interest at a rate based upon the Canadian Dollar Prime Rate.

     "Canadian Dollars" and "C$": dollars in the lawful currency of Canada.

     "Canadian Facility Loans": the collective reference to the Canadian Revolving Credit Loans, the Canadian Swing Line Loans and the Canadian Supplemental Revolving Credit Loans.

     "Canadian Funding Office": the office from time designated by the Canadian Administrative Agent, by notice to the Canadian Borrower and the Canadian Lenders, as its funding office.

     "Canadian Issuing Lender": any Canadian Revolving Credit Lender selected by the Canadian Borrower, with the consent of such Lender and the Administrative Agents, to issue Canadian Letters of Credit.

     "Canadian L/C Commitment": U.S.$2,500,000.

     "Canadian L/C Obligations": at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Canadian Letters of Credit and (b) the aggregate amount of drawings under Canadian Letters of Credit that have not then been reimbursed pursuant to Section 4.5.

     "Canadian L/C Participant": with respect to each Canadian Letter of Credit, each Canadian Revolving Credit Lender other than the Canadian Issuing Lender in respect of such Letter of Credit.

     "Canadian Lender": any Lender that has a Canadian Revolving Credit Commitment or to which Canadian Facility Loans are owing.

     "Canadian Letter of Credit": as defined in Section 4.1.

     "Canadian Payment Office": the office from time designated by the Canadian Administrative Agent, by notice to the Canadian Borrower and the Canadian Lenders, as its payment office.

     "Canadian Refunding Date": as defined in Section 3.7.

     "Canadian Revolving Credit Commitment": as to any Canadian Lender at any time, its obligation to make Canadian Revolving Credit Loans to the Canadian Borrower, and participate in Canadian Swing Line Loans and Canadian Letters of Credit, in an aggregate amount not to exceed at any one time outstanding the U.S. Dollar amount (or the Canadian Dollar Equivalent thereof, as the case may be) equal to the amount set forth opposite such Canadian Lender's name under the heading "Canadian Revolving Credit Commitment" on Schedule I to the Lender Addendum delivered by such Lender on the Closing Date, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as such amount may be reduced from time to time as provided herein. The aggregate amount of the Canadian Revolving Credit Commitments on the Closing Date is U.S.$5,000,000.

     "Canadian Revolving Credit Commitment Percentage": as to any Canadian Lender at any time, the percentage which such Canadian Lender's Canadian Revolving Credit Commitment then constitutes of the aggregate Canadian Revolving Credit Commitments (or, if the Canadian Revolving Credit Commitments have terminated or expired, the percentage which (a) the Canadian Revolving Extensions of Credit of such Canadian Lender at such time constitutes of (b) the Canadian Revolving Extensions of Credit of all Canadian Revolving Credit Lenders at such time).

     "Canadian Revolving Credit Facility": as defined in the definition of "Facility" in this Section 1.1.

     "Canadian Revolving Credit Lenders": each Lender that has a Canadian Revolving Credit Commitment.

     "Canadian Revolving Credit Loan": as defined in Section 3.1.

     "Canadian Revolving Credit Note": as defined in Section 3.3(e).

     "Canadian Revolving Extensions of Credit": as to any Canadian Revolving Credit Lender at any time, an amount in U.S. Dollars equal to the U.S. Dollar Equivalent of the sum of (a) the aggregate principal amount of all Canadian Revolving Credit Loans made by such Lender then outstanding, (b) such Lender's Canadian Revolving Credit Percentage of the Canadian L/C Obligations then outstanding and (c) such Lender's Canadian Revolving Credit Percentage of the aggregate principal amount of Canadian Swing Line Loans then outstanding.

     "Canadian Security Documents": the security documents described in Schedule 1.2.
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                                                                               7

     "Canadian Supplemental Revolving Credit Commitment": the obligation of the Canadian Supplemental Revolving Credit Lender to make Canadian Supplemental Revolving Credit Loans pursuant to Section 3.2 in an aggregate principal amount at any one time outstanding not to exceed U.S. $5,000,000.

     "Canadian Supplemental Revolving Credit Facility": as defined in the definition of "Facility" in this Section 1.1.

     "Canadian Supplemental Revolving Credit Lender": Bank of Montreal, in its capacity as the lender of the Canadian Supplemental Revolving Credit Loans.

     "Canadian Supplemental Revolving Credit Loans": as defined in Section 3.1.

     "Canadian Supplemental Revolving Credit Note": as defined in Section
3.3(e).

     "Canadian Swing Line Commitment": the obligation of the Canadian Swing Line Lender to make Canadian Swing Line Loans pursuant to Section 3.6 in an aggregate principal amount at any one time outstanding not to exceed U.S.$5,000,000.

     "Canadian Swing Line Lender": Bank of Montreal, in its capacity as the lender of Canadian Swing Line Loans.

     "Canadian Swing Line Loans": as defined in Section 3.6.

     "Canadian Swing Line Note": as defined in Section 3.3(e).

     "Canadian Swing Line Participation Amount": as defined in Section 3.7.

     "Capital Expenditures": for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which in any such case are required to be capitalized under GAAP on a balance sheet of such Person; but the term does not include expenditures constituting part of the purchase price of (i) all or substantially all of the assets of any Person, or (ii) all or substantially all of the assets constituting a division or business line of any Person (whether by way of asset purchase, stock purchase, merger, consolidation or otherwise).

     "Capital Lease Obligations": with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

     "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

     "Capital Stock Sale": any sale by the Canadian Borrower of its Capital Stock other than (a) any sale of such Capital Stock to any private investment fund that customarily makes similar investments, (b) any such sale consummated on any date if the Consolidated Leverage Ratio as at the end of the fiscal quarter most recently ended prior to such date was less than or equal to 2.0 to 1.0, (c) any such sale to the extent the Net Cash Proceeds thereof are used within three Business Days after the receipt thereof to refinance existing Indebtedness of either Borrower or any of their Restricted Subsidiaries (other than revolving credit or similar indebtedness not accompanied by a permanent reduction of an equal amount of the related revolving credit or similar commitment) and (d) any grant by the Canadian Borrower of stock options to employees, directors or service providers and any issuance of Capital Stock of the Canadian Borrower upon exercise thereof.

     "Cash Equivalents": (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or Canadian Government or issued by any agency thereof and backed by the full faith and credit of the United States or its equivalent in Canada, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof, Canada or any province thereof, or any country that is a member of the Organization for Economic Cooperation and Development, having combined capital and surplus of not less than U.S.$100,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor's Ratings Services ("S&P") or P-2 by Moody's Investors Service, Inc. ("Moody's"), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth, province or territory of the United States or Canada, by any political subdivision or taxing authority of any such state, commonwealth, province or territory or by any foreign government, the securities of which state, commonwealth, province, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

     "CDOR Rate": the rate per annum determined by the Canadian Administrative Agent by reference to the average rate quoted on the Reuters Monitor Screen, Page "CDOR" (or such other Page as may replace such Page on such screen for the purpose of displaying Canadian interbank bid rates for Canadian Dollar bankers' acceptances with a 30 day term as of 10:00 a.m. (Toronto time) on the first day of such 30 day term. If for any reason the Reuters Monitor Screen rates are unavailable, CDOR Rate means the rate of interest determined by the Canadian Administrative Agent's bankers' acceptance reference rate for that day.

     "Change of Control": the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than the Permitted Investors, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 30% of the outstanding common stock of the Canadian Borrower; (b) the board of directors of the Canadian Borrower shall cease to consist of a majority of Continuing Directors; (c) the Canadian Borrower shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of the U.S. Borrower free and clear of all Liens; or (d) a Specified Change of Control.

     "Closing Date": the date on which the conditions precedent set forth in
Section 7.1 shall have been satisfied, which date shall be not later than July 31, 2001.

     "Code": the Internal Revenue Code of 1986, as amended from time to time.

     "Collateral": all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

     "Commitment": with respect to any Lender, each of the Purchase Money Term Loan Commitment, the Working Capital Term Loan Commitment, the U.S. Revolving Credit Commitment and the Canadian Revolving Credit Commitment of such Lender.

     "Commitment Percentage": any of the U.S. Revolving Credit Percentage, the Purchase Money Term Loan Percentage, the Working Capital Term Loan Percentage or the Canadian Revolving Credit Percentage, as the case may be.

     "Commonly Controlled Entity": an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

     "Compliance Certificate": a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

     "Confidential Information Memorandum": the Confidential Information Memorandum dated June 2001 and furnished to the initial Lenders in connection with the syndication of the Facilities (as supplemented prior to the date of this Agreement).

     "Consolidated Current Assets": of any Person at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption "total current assets" (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries at such date.

     "Consolidated Current Liabilities": of any Person at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption "total current liabilities" (or any like caption) on a consolidated balance sheet of such Person and its Subsidiaries at such date, but excluding, with respect to the Canadian Borrower and its consolidated Subsidiaries, (a) the current portion of any Funded Debt of the Canadian Borrower and its Subsidiaries and (b) without duplication, all Indebtedness under this Agreement, to the extent otherwise included therein.

     "Consolidated EBITDA": of any Person for any period, Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) Consolidated Interest Expense of such Person and its Subsidiaries, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business) and (f) any other non-cash charges, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income (except to the extent deducted in determining Consolidated Interest Expense), (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (c) any other non-cash income, all as determined on a consolidated basis; provided, that, in determining the amount of Consolidated EBITDA of the Canadian Borrower and its Subsidiaries for any period, the amount of such Consolidated EBITDA attributable to the Unrestricted Subsidiaries (other than Cott U.K.) for such period shall not exceed the sum of (1) 5% of Consolidated EBITDA of the Canadian Borrower and its Subsidiaries for such period (determined without application of this proviso) plus (2) the amount of cash dividends or other cash distributions received by the Canadian Borrower and its Restricted Subsidiaries during such period from Unrestricted Subsidiaries, and to the extent that Consolidated EBITDA of all Unrestricted Subsidiaries (other than Cott U.K.) actually does exceed the sum described in the foregoing clause (i) and (ii), such excess amount shall be deducted from the calculation of Consolidated EBITDA of the Canadian Borrower and its Consolidated Subsidiaries.

     "Consolidated Fixed Charge Coverage Ratio": for any period, the ratio of
(a) Consolidated EBITDA of the Canadian Borrower and its Subsidiaries for such period minus the aggregate amount actually paid by the Canadian Borrower and its Subsidiaries in cash (not including the amount of any such expenditures financed with the proceeds of the principal amount of Indebtedness incurred in connection with such expenditures, and not including the amount of any such expenditures financed with the proceeds of any Reinvestment Deferred Amount) during such period on account of Capital Expenditures to (b) Consolidated Fixed Charges for such period.

     "Consolidated Fixed Charges": for any period, the sum (without duplication) of (a) Consolidated Interest Expense of the Canadian Borrower and its Subsidiaries for such period, (b) provision for cash income taxes made by the Canadian Borrower or any of its Subsidiaries on a consolidated basis in respect of such period and (c) scheduled payments made during such period on account of principal of Indebtedness of the Canadian Borrower or any of its Subsidiaries (including scheduled principal payments in respect of the Term Loans due before

September 30, 2006, but excluding (i) any other scheduled payments in respect of Indebtedness under this Agreement and (ii) any scheduled payments in respect of the Canadian Borrower's 9-3/8% Senior Notes due 2005 and the Canadian Borrower's 8-1/2% Senior Notes due 2007).

     "Consolidated Interest Coverage Ratio": for any period, the ratio of (a) Consolidated EBITDA of the Canadian Borrower and its Subsidiaries for such period to (b) Consolidated Interest Expense of the Canadian Borrower and its Subsidiaries for such period.

     "Consolidated Interest Expense": of any Person for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of such Person and its Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries (including, without duplication, the net costs or benefits of such Person under Hedge Agreements in respect of interest rates to the extent such net costs or benefits are allocable to such period in accordance with GAAP).

     "Consolidated Leverage Ratio": as at the last day of any period of four consecutive fiscal quarters of the Canadian Borrower, the ratio of (a) Consolidated Total Funded Debt on such day to (b) Consolidated EBITDA of the Canadian Borrower and its Subsidiaries for such period; provided that for purposes of calculating Consolidated EBITDA of the Canadian Borrower and its Subsidiaries for any period, (i) the Consolidated EBITDA of any Person, division or business line acquired by the Canadian Borrower or its Subsidiaries during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period) if the consolidated balance sheet of such acquired Person (and its consolidated Subsidiaries), division or business line as at the end of the period preceding the acquisition of such Person and the related consolidated statements of income and stockholders' equity and of cash flows for the period in respect of which Consolidated EBITDA is to be calculated (x) have been previously provided to the General Administrative Agent and the Lenders and (y) either (1) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or
(2) have been found acceptable by the General Administrative Agent and (ii) the Consolidated EBITDA of any Person, division or business line Disposed of by the Canadian Borrower or its Subsidiaries during such period shall be excluded for such period (assuming the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period).

     "Consolidated Net Income": for any period, the consolidated net income (or loss) of the Canadian Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Canadian Borrower and its consolidated Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Canadian Borrower or is merged into or consolidated with the Canadian Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Canadian Borrower) in which the Canadian Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Canadian Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Canadian Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

     "Consolidated Total Funded Debt": at any date, the aggregate principal amount of all Funded Debt of the Canadian Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Working Capital": at any date, the difference of (a) Consolidated Current Assets of the Canadian Borrower on such date less (b) Consolidated Current Liabilities of the Canadian Borrower on such date.

     "Continuing Directors": the directors of the Canadian Borrower on the Closing Date, and each other director of the Canadian Borrower, if, in each case, such other director's nomination for election to the board of directors of the Canadian Borrower is recommended by at least 66-2/3% of the then Continuing Directors.

     "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

     "Control Investment Affiliate": as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, "control" of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

     "Cott U.K.": Cott Retail Brands Limited and its Subsidiaries.

     "Credit Agreement Guarantee": as defined in the definition of "Subordinated Debt".

     "Default": any of the events specified in Section 10, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

     "Defaulting Lender": a Lender that shall have refused to make available its portion of any Loan committed to be made available by such Lender and shall not have retracted such refusal.

     "Derivatives Counterparty": as defined in Section 9.6.

     "Disposition": with respect to any Property, any sale, lease, sale and leaseback (except when the leaseback constitutes a Capital Lease Obligation), assignment, conveyance, transfer or other disposition thereof; and the terms "Dispose" and "Disposed of" shall have correlative meanings.

     "ECF Percentage": with respect to any fiscal year of the Canadian Borrower, 50%; provided, that, with respect to any fiscal year of the Canadian Borrower, the ECF Percentage shall be 0% if the Consolidated Leverage Ratio on the last day of such fiscal year is less than or equal to 2.0 to 1.0.

     "Eligible Assignees": banks, other financial institutions and funds that in the ordinary course of business invest in assets similar to the Loans.

     "Environmental Laws": any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.

     "Environmental Permits": any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.

     "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "Eurocurrency Reserve Requirements": for any day, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

     "Eurodollar Base Rate": with respect to each day during each Interest Period, the rate per annum determined on the basis of the rate for deposits in U.S. Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the "Eurodollar Base Rate" for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the General Administrative Agent (or the Canadian Administrative Agent, in the case of Eurodollar Loans under the Canadian Revolving Credit Facility).

     "Eurodollar Loans": Loans for which the applicable rate of interest is based upon the Eurodollar Rate.

     "Eurodollar Rate": with respect to each day during each Interest Period, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                              Eurodollar Base Rate
                    ----------------------------------------
                    1.00 - Eurocurrency Reserve Requirements


     "Eurodollar Tranche": the collective reference to Eurodollar Loans under any Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

     "Event of Default": any of the events specified in Section 10, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

     "Excess Cash Flow": for any fiscal year of the Canadian Borrower, the difference, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) the amount of the decrease, if any, in Consolidated Working Capital for such fiscal year, (iv) the aggregate net amount of non-cash loss on the Disposition of Property by the Canadian Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income and (v) the net increase during such fiscal year (if any) in deferred tax accounts of the Canadian Borrower minus (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Canadian Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (minus the principal amount of Indebtedness incurred in connection with such expenditures and minus the amount of any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all permanent optional reductions of the U.S. Revolving Credit Commitments during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including, without limitation, the Term Loans) of the Canadian Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) the amount of the increase, if any, in Consolidated Working Capital for such fiscal year, (vi) the aggregate net amount of non-cash gain on the Disposition of Property by the Canadian Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, and (vii) the net decrease during such fiscal year (if any) in deferred tax accounts of the Canadian Borrower.

     "Excess Cash Flow Application Date": as defined in Section 5.5(c).

     "Exchange Rate": on any date, the Bank of Canada noon spot rate on such date. In the event that such rate is not made available, the "Exchange Rate" shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Canadian Administrative Agent and the U.S. Borrower or, in the absence of such agreement, the "Exchange Rate" shall instead be the Canadian Administrative Agent's spot rate of exchange in the interbank market where its foreign currency exchange operations in respect of Canadian Dollars are then being conducted, at or about 10:00 A.M., local time, on such date for the purchase of U.S. Dollars with Canadian Dollars, for delivery on the same day; provided, that if at the time of any such determination, no such spot rate can reasonably be quoted, the Canadian Administrative Agent may use any reasonable method as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

     "Existing Credit Facility": $40,000,000 Credit Agreement dated as of August 19, 1999 among Cott Corporation and certain of its U.S. Subsidiaries as Borrowers, the financial institutions parties thereto, First Union National Bank, as Administrative Agent, and National Bank of Canada, as Canadian Agent. "Existing Issuing Lender": First Union National Bank, as issuer of the Existing Letters of Credit.

     "Existing Letters of Credit": the letters of credit described in Annex B that have been issued by the Existing Issuing Lender for the account of the U.S. Borrower.

     "Extension of Credit": as to any Lender, the making of a Loan by such Lender or the issuance of any Letter of Credit. For purposes of Section 7.2, it is expressly understood and agreed that the following do not constitute Extensions of Credit for purposes of this Agreement: (a) the conversions and continuations of U.S. Facility Loans as or to Eurodollar Loans or U.S. Base Rate Loans pursuant to Section 5.2 and (b) the conversions and continuation of Canadian Facility Loans as or to Eurodollar Loans pursuant to Section 5.2.

     "Facility": each of (a) the Purchase Money Commitments and the Purchase Money Term Loans made thereunder (the "Purchase Money Term Loan Facility"), (b) the Working Capital Term Loan Commitments and the Working Capital Term Loans made thereunder (the "Working Capital Term Loan Facility"), (c) the U.S. Revolving Credit Commitments and the extensions of credit made thereunder (the "U.S. Revolving Credit Facility"), (d) the Canadian Revolving Credit Commitments and the extensions of credit made thereunder (the "Canadian Revolving Credit Facility") and (e) the Canadian Supplemental Revolving Credit Facility and the Canadian Supplemental Revolving Credit Loans made thereunder (the "Canadian Supplemental Revolving Credit Facility").

     "Facility Fee Rate": rate per annum determined pursuant to the Pricing
Grid.

     "Federal Funds Effective Rate": for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Reference Lender from three federal funds brokers of recognized standing selected by it.

     "Fiscal Year": the 52- or 53- week annual period, as the case may be, ending on the Saturday that falls nearest to (whether before or after) December 31.

     "FQ1", "FQ2", "FQ3", and "FQ4": when used with a numerical year designation, means the first, second, third or fourth fiscal quarters, respectively, of such fiscal year of the Canadian Borrower. Currently, the Canadian Borrower's first, second and third fiscal quarters end on the Saturday nearest to the last calendar day of a period of 13 calendar weeks, 26 calendar weeks and 39 calendar weeks, respectively, after the end of the prior Fiscal Year. (E.g., FQ1 2001 means the first fiscal quarter of the Canadian Borrower's 2001 fiscal year, which ended March 31, 2001, and FQ3 2001 means the third quarter of the Canadian Borrower's 2001 fiscal year, which will end September 29, 2001.)

     "Funded Debt": with respect to any Person, all Indebtedness of such Person of the types described in clauses (a) through (e) of the definition of "Indebtedness" in this Section.

     "GAAP": generally accepted accounting principles in the United States of America as in effect from time to time.

     "General Administrative Agent": Lehman Commercial Paper Inc., as general administrative agent for the Lenders under this Agreement and the other Loan Documents, and any successor thereto appointed pursuant to Section 11.9.

     "Georgia Facility": the real property and improvements, consisting of a manufacturing plant and other facilities, located on 10th Avenue, between 9th Street and 12th Street, in Columbus, Georgia, U.S. owned by (or after the Acquisition owned by) the U.S. Borrower, together with the fixtures, equipment and inventory located thereon, as more fully described on Schedule 1.1.

     "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Granting Lender": as defined in Section 12.6(g).

     "Guarantee and Collateral Agreement": the Guarantee and Collateral Agreement to be executed and delivered by the Borrowers, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

     "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit), if to induce the creation of such obligation of such other Person the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Canadian Borrower in good faith.

     "Hedge Agreements": all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by the Canadian Borrower or its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

     "Indebtedness": of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured
by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (j) for the purposes of Section 10(e) only, all obligations of such Person in respect of Hedge Agreements.

     "Indemnified Liabilities": as defined in Section 12.5.

     "Indemnitee": as defined in Section 12.5.

     "Indentures": the collective reference to (a) the Indenture, dated as of June 16 1997, between the Canadian Borrower and Marine Midland Bank, which has been succeeded by HSBC Bank USA, as trustee, and (b) the Indenture, dated as of June 27, 1995, between the Canadian Borrower and Marine Midland Bank, which has been succeeded by HSBC Bank USA, as trustee, in each case as amended, supplemented or otherwise modified from time to time.

     "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

     "Insolvent": pertaining to a condition of Insolvency.

     "Intellectual Property": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

     "Interest Payment Date": (a) as to any U.S. Base Rate Loan, Canadian Base Rate Loan or Canadian Dollar Prime Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or shorter, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Term Loan, the date of any repayment or prepayment made in respect thereof.

     "Interest Period": as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six or (if consented to by all Lenders under the relevant Facility) nine or twelve months thereafter, as selected by the relevant Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six or (if available to all Lenders under the relevant Facility) nine or twelve months thereafter, as selected by the relevant Borrower by irrevocable notice to the General Administrative Agent (or the Canadian Administrative Agent, in the case of Canadian Facility Loans) not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

     (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

     (ii) any Interest Period in respect of Loans under any Facility that would otherwise extend beyond the date final payment is due on such Loans shall end on such due date; and

     (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

     "Investments": as defined in Section 9.8.

     "Issuing Lender": any U.S. Issuing Lender or Canadian Issuing Lender.

     "L/C Fee Payment Date": the last Business Day of each March, June, September and December and the last day of the Revolving Credit Commitment Period.

     "L/C Participants": the collective reference to the U.S. L/C Participants and the Canadian L/C Participants.

     "Lehman Entity": any of Lehman Commercial Paper Inc. or any of its affiliates (including Syndicated Loan Funding Trust).

     "Lender Addendum": with respect to any initial Lender, a Lender Addendum, substantially in the form of Exhibit J, to be executed and delivered by such Lender on the Closing Date as provided in Section 12.18.

     "Lenders": as defined in the preamble hereto.

     "Lesser Period": as defined in Section 5.7(a).

     "Letters of Credit": as defined in Section 4.1(a).

     "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

     "Loan": any loan made by any Lender pursuant to this Agreement.

     "Loan Documents": this Agreement, the Security Documents, the Applications and the Notes.

     "Loan Parties": the Borrowers and each Subsidiary of the Canadian Borrower that is a party to a Loan Document.

     "Majority Facility Lenders": with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal and/or face amount of the Extensions of Credit under such Facility (or, in the case of the U.S. Revolving Credit Facility or the Canadian Revolving Credit Facility, prior to the termination of the U.S. Revolving Credit Commitments or the Canadian Revolving Credit Commitments, respectively, the holders of more than 50% of the total U.S. Revolving Credit Commitments or the total Canadian Revolving Credit Commitments, respectively).

     "Mandatory Prepayment Amount": as defined in Section 5.5(h).

     "Material Adverse Effect": a material adverse effect on (a) the Acquisition (but only before the Closing Date), (b) the business, assets, property or condition (financial or otherwise) of either Borrower and its Subsidiaries taken as a whole or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.

     "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

     "Mortgaged Properties": the real properties listed on Schedule 1.1, as to which the General Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to one or more Mortgages.

     "Mortgages": each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the General Administrative Agent for the benefit of the Lenders, which, in the case of the Mortgage in respect of the Georgia Facility to be delivered on the Closing Date, shall be substantially in the form of Exhibit D, and in the case of any Mortgage delivered after the Closing Date shall be in form and substance reasonably acceptable to the General Administrative Agent, in each case, as the same may be amended, supplemented or otherwise modified from time to time.

     "Multiemployer Plan": a Plan that is a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

     "Net Cash Proceeds": (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys' fees, accountants' fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith and (c) in connection with any Purchase Price Refund, the cash amount thereof, net of any expenses incurred in the collection thereof.

     "Non-Excluded Taxes": as defined in Section 5.13(a).

     "Non-U.S. Lender": as defined in Section 5.13(d).

     "Note": any promissory note evidencing any Loan.

     "Other Taxes": any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

     "Participant": as defined in Section 12.6(b).

     "Payment Amount": as defined in Section 4.5.

     "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

     "Permitted Acquisition": any acquisition or series of related acquisitions by the Canadian Borrower or any of its Subsidiaries of all or substantially all of the Capital Stock, or substantially all of the assets, of any Person, or of all or substantially all of the assets constituting a division or business line of any Person (including any acquisition carried out by means of a merger, consolidation or similar transaction), if such acquisition complies with the following criteria:

     (a) No Default or Event of Default shall be in effect after giving effect to such acquisition, and the Canadian Borrower shall have delivered to the General Administrative Agent a certificate of a Responsible Officer to such effect.

     (b) After giving effect to the consummation of such acquisition and to the incurrence of any Indebtedness associated therewith, the Borrowers' shall be in pro forma compliance with the covenants in the Agreement (calculated as if such acquisition had occurred on the first day of the period of four consecutive fiscal quarters most recently ended).

     (c) The Person, division or line of business acquired in such acquisition (the "Target") shall be in the same or a similar line of business as the Canadian Borrower and its Subsidiaries, or in a line of business related thereto.

     (d) Prior to the consummation of such acquisition for which the consideration exceeds U.S.$10,000,000 (i) the Lenders shall have received (x) financial projections in respect of the Target for the one-year period following the consummation of such acquisition and (y) such financial information as they shall reasonably request to demonstrate pro forma compliance with the financial criteria set forth in paragraph (b) above, (ii) the Lenders shall be reasonably satisfied with the environmental affairs of the Person, division or line of business to be acquired in such acquisition, (iii) the General Administrative Agent shall have received final copies of the documentation to be executed in connection with such acquisition, including all schedules and exhibits thereto and (iv) the General Administrative Agent (for distribution to the Lenders) shall have received notice of the closing date for such acquisition; provided, that, such notice shall be given at least five Business Days prior to such closing date unless doing so would materially interfere with, or would cause materially adverse economic consequences with respect to, the consummation of such acquisition.

     (e) (i) After giving effect to any such acquisition made by the Canadian Borrower or any of its Subsidiaries, the Available U.S. Revolving Credit Commitment shall be at least U.S.$10,000,000.

     (f) (i) The aggregate fair market value of the consideration payable by the Canadian Borrower and its Subsidiaries in connection with any such acquisition shall not exceed U.S.$35,000,000 and (ii) the aggregate fair market value of consideration payable by the Canadian Borrower and its Subsidiaries in connection with all such acquisitions shall not exceed U.S.$60,000,000 in any fiscal year.

     "Permitted Investor": any or all of THL Equity Advisors IV, LLC, Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Foreign Fund IV, L.P, Thomas H. Lee Foreign Fund IV-B, L.P., 1997 Thomas H. Lee Nominee Trust, THL Coinvestors III-A, LLC, THL Coinvestors III-B, LLC, Thomas H. Lee Charitable Investment Partnership, L.P., Thomas H. Lee Company and THL-CCI Limited Partnership or any Affiliates of any of the foregoing, any beneficiaries of the 1997 Thomas H. Lee Nominee Trust and Paine Webber Capital and PW Partners 1997 L.P.

     "Permitted Perfection Limitations": the understanding that perfection of the Lien on certain Collateral may be limited to the extent that the Collateral may constitute (a) goods in transit that are not otherwise perfected by the UCC or PPSA filings, (b) goods in the hands of third parties that are not otherwise perfected by the UCC or PPSA filings, (c) intellectual property or other assets of the U.S. Borrower that are not in the United States (except to the extent that the General Administrative Agent otherwise requests), (d) motor vehicles or
(e) assets that have de minimus value.

     "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

     "Plan": at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Canadian Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

     "PPSA": as defined in Section 6.19(b).

     "Prepayment Date": as defined in Section 5.5(h).

     "Prepayment Option Notice": a Prepayment Option Notice, substantially in the form of Exhibit H.

     "Pricing Grid": the pricing grid attached hereto as Annex A.

     "Pro Forma Balance Sheet": as defined in Section 6.1(a).

     "Pro Forma Income Statements": as defined in Section 6.1(a).

     "Projections": as defined in Section 8.2(c).

     "Property": any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

     "Purchase Money Term Loan": as defined in Section 2.1.

     "Purchase Money Term Loan Commitment": as to any Lender, the obligation of such Lender, if any, to make a Purchase Money Term Loan to the U.S. Borrower hereunder in a principal amount not to exceed the amount set forth under the heading "Purchase Money Term Loan Commitment" opposite such Lender's name on
Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Purchase Money Term Loan Commitments is U.S.$90,000,000.

     "Purchase Money Term Loan Facility": as defined in the definition of "Facility" in this Section 1.1.

     "Purchase Money Term Loan Lender": each Lender that has a Purchase Money Term Loan Commitment or is the holder of a Purchase Money Term Loan.

     "Purchase Money Term Loan Percentage": as to any Purchase Money Term Loan Lender at any time, the percentage which such Lender's Purchase Money Term Loan Commitment then constitutes of the aggregate Purchase Money Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender's Purchase Money Term Loans then outstanding constitutes of the aggregate principal amount of the Purchase Money Term Loans then outstanding).

     "Purchase Price Refund": any amount received by the Canadian Borrower or any Restricted Subsidiary as a result of a purchase price adjustment or similar event in connection with any acquisition of Property by the Canadian Borrower or any Restricted Subsidiary.

     "Recovery Event": any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Canadian Borrower or any of its Restricted Subsidiaries.

     "Refunded Canadian Swing Line Loans": as defined in Section 3.7.

     "Refunded Swing Line Loans": as defined in Section 2.7.

     "Refunding Date": as defined in Section 2.7.

     "Register": as defined in Section 12.6(d).

     "Regulation U": Regulation U of the Board as in effect from time to time.

     "Reimbursement Obligation": the obligation of the relevant Borrower to reimburse each Issuing Lender pursuant to Section 4.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

     "Reinvestment Deferred Amount": with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Canadian Borrower or any of its Restricted

Subsidiaries in connection therewith that, as a result of the delivery of a Reinvestment Notice, are not applied to prepay the Loans pursuant to Section 5.5.

     "Reinvestment Event": any Asset Sale, Purchase Price Refund or Recovery Event in respect of which the Canadian Borrower has delivered a Reinvestment Notice.

     "Reinvestment Notice": a written notice executed by a Responsible Officer stating that no Default or Event of Default has occurred and is continuing and that the Canadian or U.S. Borrower (directly or indirectly through one or more Restricted Subsidiaries) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale, Purchase Price Refund or Recovery Event to acquire assets useful in its business.

     "Reinvestment Prepayment Amount": with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the Canadian or U.S. Borrower's business or that of one or more of their Restricted Subsidiaries.

     "Reinvestment Prepayment Date": with respect to any Reinvestment Event, the earlier of (a) the date occurring six months after such Reinvestment Event and
(b) the date on which the Canadian or U.S. Borrower shall have determined not to, or shall have otherwise ceased to, acquire assets useful in the Canadian or U.S. Borrower's business or that of one or more of their Restricted Subsidiaries with all or any portion of the relevant Reinvestment Deferred Amount.

     "Related Fund": with respect to any Lender, any fund that (x) invests in commercial loans and (y) is managed or advised by the same investment advisor as such Lender, by such Lender or an Affiliate of such Lender.

     "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

     "Reportable Event": any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg.ss. 4043.

     "Required Lenders": at any time, the holders (other than Defaulting Lenders) of more than 50% of (a) until the Closing Date, the Commitments and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the U.S. Revolving Credit Commitments and the Canadian Revolving Credit Commitments then in effect or, if the U.S. Revolving Credit Commitments and the Canadian Revolving Credit Commitments have been terminated, the Aggregate U.S. Revolving Extensions of Credit then outstanding, the Aggregate Canadian Revolving Extensions of Credit then outstanding and the aggregate principal amount of the Canadian Supplemental Revolving Credit Loans then outstanding.

     "Required Prepayment Lenders": the Majority Facility Lenders in respect of each U.S. Facility.

     "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

     "Responsible Officer": the chief executive officer, president or chief financial officer, treasurer or controller of the Canadian Borrower, but in any event, with respect to financial matters, the chief financial officer, treasurer or controller of the Canadian Borrower.

     "Restricted Payments": as defined in Section 9.6.

     "Restricted Subsidiary": any Subsidiary other than an Unrestricted Subsidiary.

     "Revolving Credit Commitment Period": the period from and including the Closing Date to the Revolving Credit Termination Date.

     "Revolving Credit Termination Date": December 31, 2005; provided, that if any amount of the Canadian Borrower's 9-3/8% Senior Notes due 2005 remains outstanding on December 31, 2004, the Revolving Credit Termination Date shall be December 31, 2004.

     "SEC": the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

     "Security Documents": the collective reference to the Guarantee and Collateral Agreement, the Canadian Security Documents and all other security documents hereafter delivered to the General Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

     "Single Employer Plan": any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

     "Solvent": with respect to any Person, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any
(x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

     "SPC": as defined in Section 12.6(g).




     "Specified Business Combination": means (i) investment funded no later than December 31, 2001 by the Canadian Borrower, the U.S. Borrower or any other Subsidiaries of a direct or indirect 51% interest in a limited liability company (the "LLC") that acquires or will have acquired the private label beverage business and assets related thereto (excluding plant and equipment) of another beverage company for an aggregate purchase price not to exceed $30,500,000 *[CONFIDENTIAL TREATMENT HAS BEEN REQUESTED] For the sake of clarity, it is understood that the 51% interest in the LLC will be held by the Specified Business Combination Subsidiary, which will be an Unrestricted Subsidiary, and that the Borrowers and Restricted Subsidiaries may provide services to, or otherwise do business with, the LLC on preferred terms and may provide support to the LLC in ways that are not arm's length, provided, that
(x) none of those transactions that are not arm's length, individually or in the aggregate, will have a material detrimental effect on the applicable Borrower or Restricted Subsidiary and (y) the Borrowers and Restricted Subsidiaries shall not make loans or monetary advances to the LLC in the excess of the amount specified in clause (ii).



     "Specified Business Combination Subsidiary": means the entity that is formed to acquire the 51% interest in the LLC referred to in the definition of Specified Business Combination.


     "Specified Change of Control": a "Change of Control", or like event, as defined in either Indenture or in any indenture or other agreement hereafter entered into by either Borrower pursuant to which Indebtedness of either Borrower is issued.

     "Subordinated Debt": unsecured Indebtedness of the U.S. Borrower that (i) matures no earlier than one year after the final maturity of the Term Loans,
(ii) is subordinated to the obligations of the U.S. Borrower under the Loan Documents pursuant to subordination terms customarily applicable to similar Indebtedness (as reasonably determined by the General Administrative Agent) and
(iii) if such Indebtedness is guaranteed by the Canadian Borrower or any Subsidiary thereof, such Person shall also guarantee the obligations of the Borrowers hereunder (a "Credit Agreement Guarantee") and such guarantee by such Person of the Subordinated Debt shall be subordinated to the obligations of such Person under its Credit Agreement Guarantee pursuant to subordination provisions customarily applicable to similar guarantees (as reasonably determined by the General Administrative Agent).

     "Subsidiary": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Canadian Borrower.

     "Swing Line Commitment": the obligation of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed U.S.$13,000,000.

     "Swing Line Lender": First Union National Bank, in its capacity as the lender of Swing Line Loans.

     "Swing Line Loans": as defined in Section 2.6.

     "Swing Line Note": as defined in Section 2.8(e).

     "Swing Line Participation Amount": as defined in Section 2.7.

     "Syndication Agent": as defined in the preamble hereto.

     "Term Loan Facilities": the collective reference to the Purchase Money Term Loan Facility and the Working Capital Term Loan Facility.

     "Term Loan Lenders": the collective reference to the Purchase Money Term Loan Lenders and the Working Capital Term Loan Lenders.

     "Term Loans": the collective reference to the Purchase Money Term Loans and Working Capital Term Loans.

     "Term Note": as defined in Section 2.8(e).

     "Title Insurance Company": as defined in Section 7.1(p).

     "Transferee": as defined in Section 12.14.

     "Type": (a) as to any U.S. Facility Loan, its nature as a U.S. Base Rate Loan or a Eurodollar Loan and (b) as to any Canadian Facility Loan, its nature as a Eurodollar Loan, a Canadian Base Rate Loan or a Canadian Dollar Prime Rate Loan.


     "Unrestricted Subsidiary": (1) Cott Investment LLC, (2) 804340 Ontario Limited, (3) each Subsidiary of the Canadian Borrower that on the date of this Agreement is organized under the laws of any jurisdiction other than those of the United States, any state thereof, Canada or any province thereof,
(4) Specified Business Combination Subsidiary, (5) any Subsidiary designated as an Unrestricted Subsidiary by the Canadian Borrower so long as such designation does not violate Section 9.9 and (6) any Subsidiary of an Unrestricted Subsidiary.


     "U.S. Base Rate": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the prime lending rate as set forth on the British Banking Association Telerate page 5 (or such other comparable page as may, in the opinion of Administrative Agent, replace such page for the purpose of displaying such rate). Any change in the U.S. Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

     "U.S. Base Rate Loans": U.S. Facility Loans for which the applicable rate of interest is based upon the U.S. Base Rate.

     "U.S. Borrower": as defined in the preamble to this Agreement.

     "U.S. Dollar Equivalent": with respect to an amount denominated in Canadian Dollars, the equivalent in U.S. Dollars determined at the Exchange Rate.

     "U.S. Dollars" and "U.S.$": lawful currency of the United States of America.

     "U.S. Facilities": the collective reference to the Term Loan Facilities and the U.S. Revolving Credit Facility.

     "U.S. Facility Loans": the collective reference to the Term Loans, the U.S. Revolving Credit Loans and the Swing Line Loans.

     "U.S. Funding Office": the office specified from time to time by the General Administrative Agent as its funding office by notice to the U.S. Borrower and the U.S. Lenders.

     "U.S. Issuing Lender": any U.S. Revolving Credit Lender selected by the U.S. Borrower, with the consent of such Lender and the General Administrative Agent, to issue U.S. Letters of Credit.

     "U.S. L/C Commitment": U.S.$5,000,000.

     "U.S. L/C Obligations": at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding U.S. Letters of Credit and (b) the aggregate amount of drawings under U.S. Letters of Credit that have not then been reimbursed pursuant to Section 4.6.

     "U.S. L/C Participant": with respect to each U.S. Letter of Credit, each U.S. Revolving Credit Lender other than the U.S. Issuing Lender in respect of such Letter of Credit.

     "U.S. Letter of Credit": as defined in Section 4.1.

     "U.S. Payment Office": the office specified from time to time by the General Administrative Agent as its payment office by notice to the U.S. Borrower and the U.S. Lenders.

     "U.S. Revolving Credit Commitment": as to any Lender, the obligation of such Lender, if any, to make U.S. Revolving Credit Loans and participate in Swing Line Loans and U.S. Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading "U.S. Revolving Credit Commitment" opposite such Lender's name on Schedule 1 to the Lender Addendum delivered by such Lender on the Closing Date, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the U.S. Revolving Credit Commitments on the Closing Date is U.S.$45,000,000.

     "U.S. Revolving Credit Facility": as defined in the definition of "Facility" in this Section 1.1.

     "U.S. Revolving Credit Lender": each Lender that has a U.S. Revolving Credit Commitment or that is the holder of U.S. Revolving Credit Loans.

     "U.S. Revolving Credit Loans": as defined in Section 2.4.

     "U.S. Revolving Credit Note": as defined in Section 2.8(e).

     "U.S. Revolving Credit Percentage": as to any U.S. Revolving Credit Lender at any time, the percentage which such Lender's U.S. Revolving Credit Commitment then constitutes of the total of all U.S. Revolving Credit Commitments (or, at any time after the U.S. Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender's U.S. Revolving Extensions of Credit then outstanding constitutes of the Aggregate U.S. Revolving Extensions of Credit of all U.S. Revolving Credit Lenders then outstanding).

     "U.S. Revolving Extensions of Credit": as to any U.S. Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all U.S. Revolving Credit Loans made by such Lender then outstanding,
(b) such Lender's U.S. Revolving Credit Percentage of the U.S. L/C Obligations then outstanding and (c) such Lender's U.S. Revolving Credit Percentage of the aggregate principal amount of Swing Line Loans then outstanding.

     "Working Capital Term Loan": as defined in Section 2.1.

     "Working Capital Term Loan Commitment": as to any Lender, the obligation of such Lender, if any, to make a Working Capital Term Loan to the U.S. Borrower hereunder in a principal amount not to exceed the amount set forth under the heading "Working Capital Term Loan Commitment" opposite such Lender's name on
Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Working Capital Term Loan Commitments is U.S.$10,000,000.

     "Working Capital Term Loan Facility": as defined in the definition of "Facility" in this Section 1.1.

     "Working Capital Term Loan Lender": each Lender that has a Working Capital Term Loan Commitment or is the holder of a Working Capital Term Loan.

     "Working Capital Term Loan Percentage": as to any Working Capital Term Loan Lender at any time, the percentage which such Lender's Working Capital Term Loan Commitment then constitutes of the aggregate Working Capital Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender's Working Capital Term Loans then outstanding constitutes of the aggregate principal amount of the Working Capital Term Loans then outstanding).

     1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

     (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Canadian Borrower and its Subsidiaries not defined in Section
1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

     (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

     (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

     (e) All calculations of financial ratios set forth in Section 9.1 and the calculation of the Consolidated Leverage Ratio for purposes of determining the Applicable Margin shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater. For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.126, the ratio will be rounded up to 5.13.

            Section 2. AMOUNT AND TERMS OF U.S. FACILITY COMMITMENTS

     2.1 Term Loan Commitments. Subject to the terms and conditions hereof, (a) the Term Loan Lenders severally agree to make term loans (each, a "Purchase Money Term Loan") to the U.S. Borrower on the Closing Date in an amount for each Term Loan Lender not to exceed the amount of the Purchase Money Term Loan Commitment of such Lender and (b) the Term Loan Lenders severally agree to make term loans (each, a "Working Capital Term Loan") to the U.S. Borrower on the Closing Date in an amount for each Term Loan Lender not to exceed the amount of the Working Capital Term Loan Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or U.S. Base Rate Loans, as determined by the U.S. Borrower and notified to the General Administrative Agent in accordance with Sections 2.2 and 5.2.

     2.2 Procedure for Term Loan Borrowing. The U.S. Borrower shall deliver to the General Administrative Agent and the Working Capital Facility Agent a Borrowing Notice (which Borrowing Notice must be received by the General Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Term Loan Lenders make the Term Loans on the Closing Date. The Term Loans made on the Closing Date shall initially be U.S. Base Rate Loans, and prior to the date which is 7 Business Days (or such lesser number of days as the General Administrative Agent shall specify to the U.S. Borrower) after the Closing Date, no Term Loan may be converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month. Upon receipt of such Borrowing Notice the General Administrative Agent shall promptly notify each Term Loan Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Term Loan Lender shall make available to the General Administrative Agent at the U.S. Funding Office an amount in immediately available funds equal to the principal amount of the Term Loans to be made by such Lender. Not later than 1:00 p.m., New York City time, the General Administrative Agent shall make available to the U.S. Borrower the aggregate of the amounts made available to the General Administrative Agent by the Term Loan Lenders, in like funds as received by the General Administrative Agent.

     2.3 Repayment of Term Loans. (a) The Purchase Money Term Loan of each Term Loan Lender shall mature in 21 consecutive quarterly installments, commencing on December 31, 2001, each of which shall be in an amount equal to such Lender's Purchase Money Term Loan Percentage multiplied by the percentage set forth below opposite such installment of the aggregate principal amount of Purchase Money Term Loans made on the Closing Date:


         Installment                                         Percentage
         -----------                                         ----------
         December 31, 2001                                       3.50%
         March 31, 2002                                          0.75%
         June 30, 2002                                           0.75%
         September 30, 2002                                      3.50%
         December 31, 2002                                       3.50%
         March 31, 2003                                          1.50%
         June 30, 2003,                                          1.50%
         September 30, 2003                                      3.50%
         December 31, 2003                                       3.50%
         March 31, 2004                                          1.50%
         June 30, 2004                                           1.50%
         September 30, 2004                                      3.50%
         December 31, 2004                                       3.50%
         March 31, 2005                                          1.50%
         June 30, 2005                                           1.50%
         September 30, 2005                                      3.50%
         December 31, 2005                                       3.50%
         March 31, 2006                                          1.50%
         June 30, 2006                                           1.50%
         September 30, 2006                                     19.25%
         December 31, 2006                                      35.75%


     (b) The Working Capital Term Loan of each Term Loan Lender shall mature in 21 consecutive quarterly installments, commencing on December 31, 2001, each of which shall be in an amount equal to such Lender's Working Capital Term Loan Percentage multiplied by the percentage set forth below opposite such installment of the aggregate principal amount of Working Capital Term Loans made on the Closing Date:


         Installment                                         Percentage
         -----------                                         ----------
         December 31, 2001                                       3.50%
         March 31, 2002                                          0.75%
         June 30, 2002                                           0.75%
         September 30, 2002                                      3.50%
         December 31, 2002                                       3.50%
         March 31, 2003                                          1.50%
         June 30, 2003                                           1.50%
         September 30, 2003                                      3.50%
         December 31, 2003                                       3.50%
         March 31, 2004                                          1.50%
         June 30, 2004                                           1.50%
         September 30, 2004                                      3.50%
         December 31, 2004                                       3.50%
         March 31, 2005                                          1.50%
         June 30, 2005                                           1.50%
         September 30, 2005                                      3.50%
         December 31, 2005                                       3.50%
         March 31, 2006                                          1.50%
         June 30, 2006                                           1.50%
         September 30, 2006                                     19.25%
         December 31, 2006                                      35.75%

     (c) Notwithstanding the foregoing, if any amount of the Canadian Borrower's 9-3/8% Senior Notes due 2005 remains outstanding on December 31, 2004, all amounts outstanding under the Term Loans shall be due and payable on December 31, 2004.

     2.4 U.S. Revolving Credit Commitments

     (a) Subject to the terms and conditions hereof, the U.S. Revolving Credit Lenders severally agree to make revolving credit loans ("U.S. Revolving Credit Loans") to the U.S. Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding for each U.S. Revolving Credit Lender which, when added to such Lender's U.S. Revolving Credit Percentage of the sum of (i) the U.S. L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swing Line Loans then outstanding, does not exceed the amount of such Lender's U.S. Revolving Credit Commitment. During the Revolving Credit Commitment Period the U.S. Borrower may use the U.S. Revolving Credit Commitments by borrowing, prepaying the U.S. Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The U.S. Revolving Credit Loans may from time to time be Eurodollar Loans or U.S. Base Rate Loans, as determined by the U.S. Borrower and notified to the General Administrative Agent in accordance with Sections 2.5 and 5.2, provided that no U.S. Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date.

     (b) The U.S. Borrower shall repay all outstanding U.S. Revolving Credit Loans on the Revolving Credit Termination Date.

     2.5 Procedure for Borrowing U.S. Revolving Credit Loans. The U.S. Borrower may borrow under the U.S. Revolving Credit Commitments on any Business Day during the Revolving Credit Commitment Period, provided that the U.S. Borrower shall deliver to the General Administrative Agent and the Working Capital Facility Agent a Borrowing Notice (which Borrowing Notice must be received by the General Administrative Agent and the Working Capital Facility Agent prior to 1:00 p.m., New York City time, (i) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (ii) one Business Day prior to the requested Borrowing Date, in the case of U.S. Base Rate Loans, provided that if the Aggregate U.S. Revolving Extensions of Credit is equal to or greater than U.S. $32,000,000, the Borrowing Notice, in the case of U.S. Base Rate Loans, must be received by the General Administrative Agent and the Working Capital Facility Agent two Business Days prior to the requested Borrowing Date). Any U.S. Revolving Credit Loans made on the Closing Date shall initially be U.S. Base Rate Loans. Each borrowing of U.S. Revolving Credit Loans under the U.S. Revolving Credit Commitments shall be in an amount equal to (x) in the case of U.S. Base Rate Loans, U.S.$1,000,000, or a whole multiple of $100,000 in excess thereof (or, if the then Aggregate Available U.S. Revolving Credit Commitments are less than U.S.$1,000,000, or are more than $1,000,000 but not a whole multiple of $100,000, the amount of the then Aggregate Available U.S. Revolving Credit Commitments) and (y) in the case of Eurodollar Loans, U.S. $1,000,000 or a whole multiple of U.S.$100,000 in excess thereof (or, if the then Aggregate Available U.S. Revolving Credit Commitments are less than $1,000,000 or are more than $1,000,000 but not a whole multiple of $100,000, the amount of the then Aggregate Available U.S. Revolving Credit Commitments); provided, that the Swing Line Lender may request, on behalf of the U.S. Borrower, borrowings of U.S. Base Rate Loans under the Revolving Credit Commitments in other amounts pursuant to
Section 2.7. Upon receipt of any such Borrowing Notice from the U.S. Borrower, the General Administrative Agent, on behalf of the Working Capital Facility Agent, shall promptly notify each U.S. Revolving Credit Lender thereof. Each U.S. Revolving Credit Lender will make its U.S. Revolving Credit Percentage of the amount of each borrowing of U.S. Revolving Credit Loans available to the General Administrative Agent for the account of the U.S. Borrower at the U.S. Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the U.S. Borrower in funds immediately available to the General Administrative Agent. Such borrowing will then be made available to the U.S. Borrower by the General Administrative Agent, not later than 1:00 p.m., New York City time, in like funds as received by the General Administrative Agent.

     2.6 Swing Line Commitment. (a) Subject to the terms and conditions hereof, the Swing Line Lender agrees that, during the Revolving Credit Commitment Period, it will make available to the U.S. Borrower in the form of swing line loans ("Swing Line Loans") a portion of the credit otherwise available to the U.S. Borrower under the U.S. Revolving Credit Commitments; provided that (i) the aggregate principal amount of Swing Line Loans outstanding at any time shall not exceed the Swing Line Commitment then in effect (notwithstanding that the Swing Line Loans outstanding at any time, when aggregated with the Swing Line Lender's other outstanding U.S. Revolving Credit Loans hereunder, may exceed the Swing Line Commitment then in effect or such Swing Line Lender's U.S. Revolving Credit Commitment then in effect) and (ii) the U.S. Borrower shall not request, and the Swing Line Lender shall not make, any Swing Line Loan if, after giving effect to the making of such Swing Line Loan, the aggregate amount of the U.S. Revolving Extensions of Credit would exceed the aggregate amount of the U.S. Revolving Credit Commitments. During the Revolving Credit Commitment Period, the U.S. Borrower may use the Swing Line Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swing Line Loans shall be U.S. Base Rate Loans only.

     (b) The U.S. Borrower shall repay all outstanding Swing Line Loans on the Revolving Credit Termination Date.

     2.7 Procedure for Swing Line Borrowing; Refunding of Swing Line Loans. (a) The U.S. Borrower may borrow under the Swing Line Commitment on any Business Day during the Revolving Credit Commitment Period. The U.S. Borrower hereby authorizes the Swing Line Lender (without any further request or notices by the U.S. Borrower) to make Swing Line Loans to it on any Business Day in amounts sufficient to fund any checks drawn by the U.S. Borrower on the Swing Line Lender or any other payments that the U.S. Borrower may direct the Swing Line Lender to disburse on behalf of the U.S. Borrower.

     (b) If a Default or Event of Default has occurred and is continuing, the Swing Line Lender in its sole and absolute discretion may, on behalf of the U.S. Borrower (which hereby irrevocably directs the Swing Line Lender to act on its behalf), on one Business Day's notice given by the Swing Line Lender no later than 12:00 Noon, New York City time to the General Administrative Agent and the Working Capital Facility Agent (whereupon the General Administrative Agent shall promptly transmit such notice to each U.S. Revolving Credit Lender), request each U.S. Revolving Credit Lender to make, and each U.S. Revolving Credit Lender hereby agrees to make, a U.S. Revolving Credit Loan (which shall initially be a U.S. Base Rate Loan), in an amount equal to such Lender's U.S. Revolving Credit Percentage of the aggregate amount of the Swing Line Loans (the "Refunded Swing Line Loans") outstanding on the date of such notice, to repay the Swing Line Lender. Each U.S. Revolving Credit Lender shall make the amount of such U.S. Revolving Credit Loan available to the General Administrative Agent at the U.S. Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such U.S. Revolving Credit Loans shall be made immediately available by the General Administrative Agent to the Swing Line Lender for application by the Swing Line Lender to the repayment of the Refunded Swing Line Loans.

     (c) If prior to the time a U.S. Revolving Credit Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 10(f) shall have occurred and be continuing with respect to the U.S. Borrower, or if for any other reason, as determined by the Swing Line Lender in its sole discretion, U.S. Revolving Credit Loans may not be made as contemplated by
Section 2.7(b), each U.S. Revolving Credit Lender shall, on the date such U.S. Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.7(b) (the "Refunding Date"), purchase for cash an undivided participating interest in the then outstanding Swing Line Loans by paying to the Swing Line Lender an amount (the

     "Swing Line Participation Amount") equal to (i) such Lender's U.S. Revolving Credit Percentage times (ii) the sum of the aggregate principal amount of Swing Line Loans then outstanding which were to have been repaid with such U.S. Revolving Credit Loans.

     (d) Whenever, at any time after the Swing Line Lender has received from any U.S. Revolving Credit Lender such Lender's Swing Line Participation Amount, the Swing Line Lender receives any payment on account of the Swing Line Loans, the Swing Line Lender will distribute to such Lender its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender's pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Line Loans then due); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such U.S. Revolving Credit Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

     (e) Each U.S. Revolving Credit Lender's obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such U.S. Revolving Credit Lender or the U.S. Borrower may have against the Swing Line Lender, the U.S. Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 7; (iii) any adverse change in the condition (financial or otherwise) of either Borrower; (iv) any breach of this Agreement or any other Loan Document by either Borrower, any other Loan Party or any other U.S. Revolving Credit Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

     (f) The Swing Line Lender shall provide reports to the General Administrative agent bi-weekly of borrowings under the Swing Line Commitment, and provide such information to the General Administrative Agent between reports as the General Administrative agent may reasonably request.

     2.8 Repayment of U.S. Facility Loans; Evidence of Debt. (a) The U.S. Borrower hereby unconditionally promises to pay to the General Administrative Agent for the account of the appropriate U.S. Revolving Credit Lender or Term Loan Lender, as the case may be, (i) the then unpaid principal amount of each U.S. Revolving Credit Loan of such U.S. Revolving Credit Lender on the Revolving Credit Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 10) and (ii) the principal amount of each Term Loan of such Term Loan Lender in installments according to the amortization schedule set forth in Section 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 10). The U.S. Borrower hereby unconditionally promises to pay to the Swing Line Lender the then unpaid principal amount of each Swing Line Loan on the Revolving Credit Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 10). The U.S. Borrower hereby further agrees to pay interest on the unpaid principal amount of the U.S. Facility Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 5.1.

     (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the U.S. Borrower to such Lender resulting from each U.S. Facility Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

     (c) The General Administrative Agent, on behalf of the Working Capital Facility Agent and on behalf of the U.S. Borrower, shall maintain the Register pursuant to Section 12.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Term Loan and U.S. Revolving Credit Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the U.S. Borrower to each Lender hereunder in respect of each Term Loan and U.S. Revolving Credit Loan and (iii) both the amount of any sum received by the General Administrative Agent hereunder from the U.S. Borrower and each Lender's share thereof.

     (d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the U.S. Borrower therein recorded; provided, however, that the failure of any Lender or the General Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the U.S. Borrower to repay (with applicable interest) the Loans made to the U.S. Borrower by such Lender in accordance with the terms of this Agreement. If there is any conflict between the Register and the accounts of any Lender maintained pursuant to Section 2.8(b), the Register shall control in the absence of manifest error.

     (e) The U.S. Borrower agrees that, upon the request to the General Administrative Agent by any Lender, the U.S. Borrower will promptly execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans, U.S. Revolving Credit Loans or Swing Line Loans, as the case may be, of such Lender, substantially in the forms of Exhibit G-1, G-2 or G-3, respectively (a "Term Note", "U.S. Revolving Credit Note or "Swing Line Note", respectively), with appropriate insertions as to date and principal amount; provided, that delivery of Notes shall not be a condition precedent to the occurrence of the Closing Date or the making of the Loans on the Closing Date.

     2.9 Facility Fees. The U.S. Borrower agrees to pay to the General Administrative Agent for the account of each U.S. Revolving Credit Lender a facility fee for the period from and including the Closing Date to the last day of the Revolving Credit Commitment Period, computed at the Facility Fee Rate on the average daily amount of the U.S. Revolving Credit Commitment of such Lender (drawn and undrawn) during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date, commencing on the first of such dates to occur after the date hereof.

     2.10 Termination or Reduction of U.S. Revolving Credit Commitments. The U.S. Borrower shall have the right, upon not less than three Business Days' notice to the General Administrative Agent, to terminate the U.S. Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the U.S. Revolving Credit Commitments; provided that no such termination or reduction of U.S. Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the U.S. Revolving Credit Loans and Swing Line Loans made on the effective date thereof, (a) the Aggregate U.S. Revolving Extensions of Credit would exceed the aggregate amount of the U.S. Revolving Credit Commitments or (b) the aggregate amount of the Canadian Revolving Credit Commitments would exceed the aggregate amount of the U.S. Revolving Credit Commitments. Any such reduction shall be in an amount equal to U.S.$1,000,000, or a whole multiple thereof, and shall reduce permanently the U.S. Revolving Credit Commitments then in effect.

     SECTION 3. AMOUNT AND TERMS OF THE CANADIAN FACILITY COMMITMENTS

     3.1 Canadian Revolving Credit Commitment; Canadian Supplemental Revolving Credit Commitment. (a) Subject to the terms and conditions hereof, each Canadian Revolving Credit Lender severally agrees to make revolving credit loans (each, a "Canadian Revolving Credit Loan") to the Canadian Borrower from time to time during the Revolving Credit Commitment Period so long as after giving effect thereto the Available Canadian Revolving Credit Commitment of each Canadian Revolving Credit Lender would be greater than or equal to zero. During the Revolving Credit Commitment Period, the Canadian Borrower may use the Canadian Revolving Credit Commitments by borrowing, repaying the Canadian Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

     (b) The Canadian Revolving Credit Loans may be denominated in U.S. Dollars or Canadian Dollars, at the option of the Canadian Borrower. The Canadian Revolving Credit Loans denominated in Canadian Dollars shall be Canadian Dollar Prime Rate Loans, and the Canadian Revolving Credit Loans denominated in U.S. Dollars shall be Canadian Base Rate Loans or Eurodollar Loans, at the option of the Canadian Borrower.

     (c) Subject to the terms and conditions hereof, the Canadian Supplemental Revolving Credit Lender agrees to make revolving credit loans ("Canadian Supplemental Revolving Credit Loans") to the Canadian Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the amount of the Canadian Supplemental Revolving Credit Commitment; provided, that the Canadian Supplemental Revolving Credit Lender shall not make a Canadian Supplemental Revolving Credit Loan if, after giving effect thereto, the Available Canadian Revolving Credit Commitment of the Canadian Supplemental Revolving Credit Lender would be less than zero. During the Revolving Credit Commitment Period the Canadian Borrower may use the Canadian Supplemental Revolving Credit Commitment by borrowing, prepaying the Canadian Supplemental Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Canadian Supplemental Revolving Credit Loans shall be Canadian Dollar Prime Rate Loans or Canadian Base Rate Loans, as agreed to from time to time by the Canadian Borrower and the Canadian Supplemental Revolving Credit Lender.

     (d) The Canadian Borrower shall repay all outstanding Canadian Supplemental Revolving Credit Loans on the Revolving Credit Termination Date.

     3.2 Procedure for Borrowing Canadian Revolving Credit Loans; Procedure for Borrowing Canadian Supplemental Revolving Credit Loans. (a) The Canadian Borrower may borrow under the Canadian Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day, provided that the Canadian Borrower shall give the Canadian Administrative Agent and the General Administrative Agent irrevocable notice (which notice must be received by the Canadian Administrative Agent and the General Administrative Agent prior to 2:00 P.M., Toronto time, at least one Business Day prior to the requested Borrowing Date, in the case of a borrowing of Canadian Base Rate Loans or Canadian Dollar Prime Rate Loans, or three Business Days prior to the requested Borrowing Date, in the case of a borrowing of Eurodollar Loans), specifying (i) the amount and Type of Loans to be borrowed and (ii) the requested Borrowing Date. Any Canadian Revolving Credit Loans denominated in U.S. Dollars made on the Closing Date shall be Canadian Base Rate Loans, and prior to the date which is 7 Business Days (or such lesser number of days as the General Administrative Agent shall specify to the U.S. Borrower) after the Closing Date, no such Loan may be converted into a Eurodollar Loan having an Interest Period in excess of one month. Each borrowing in Canadian Dollars under the Canadian Revolving Credit Commitments shall be in an amount equal to C$300,000 or a whole multiple of C$100,000 in excess thereof, and each borrowing in U.S. Dollars under the Canadian Revolving Credit Commitments shall be in an amount equal to U.S.$300,000 or a whole multiple of U.S.$100,000 in excess thereof (or, in each case, if the then Aggregate Available Canadian Revolving Credit Commitments are less than C$300,000 or U.S.$300,000, as the case may be, such lesser amount); provided, that the Canadian Swing Line Lender may request, on behalf of the Canadian Borrower, borrowings of Canadian Dollar Prime Rate Loans, in the case of Loans denominated in Canadian Dollars, and Canadian Base Rate Loans, in the case of Loans denominated in U.S. Dollars, under the Canadian Revolving Credit Commitments in other amounts pursuant to Section 3.7. Upon receipt of any such notice from the Canadian Borrower, the Canadian Administrative Agent shall promptly notify each Canadian Revolving Credit Lender thereof. The Canadian Administrative Agent shall provide reports to the General Administrative agent bi-weekly of borrowings under the Canadian Revolving Credit Commitments and Canadian Supplemental Revolving Credit Commitment, and provide such information to the General Administrative Agent between reports as the General Administrative agent may reasonably request. Not later than 12:00 Noon, Toronto time, on each requested Borrowing Date each Canadian Revolving Credit Lender shall make an amount equal to its Canadian Revolving Credit Commitment Percentage of the principal amount of Canadian Revolving Credit Loans requested to be made on such Borrowing Date available to the Canadian Administrative Agent at the Canadian Funding Office in Canadian Dollars or U.S. Dollars, as the case may be, and in immediately available funds. The Canadian Administrative Agent shall, not later than 3:00 P.M., Toronto time on such date, make such amount available to the Canadian Borrower in like funds as received by the Canadian Administrative Agent.

     (b) The Canadian Borrower may borrow under the Canadian Supplemental Revolving Credit Commitment on any Business Day during the Revolving Credit Commitment Period at such times, in such amounts and on such other terms (other than final maturity and interest rates, which shall be as prescribed by this Agreement) as the Canadian Borrower and the Canadian Supplemental Revolving Credit Lender agree upon.

     (c) The Canadian Borrower may, at any time and from time to time, by written notice to the Canadian Supplemental Revolving Credit Lender, the General Administrative Agent and the Canadian Administrative Agent, reduce the amount of the Canadian Supplemental Revolving Credit Commitment of the Canadian Supplemental Revolving Credit Lender and simultaneously increase the Canadian Revolving Credit Commitment of the Canadian Supplemental Revolving Credit Lender by the amount of such reduction.

     3.3 Repayment of Canadian Facility Loans; Evidence of Debt. (a) The Canadian Borrower hereby unconditionally promises to pay to the Canadian Administrative Agent for the account of each Canadian Revolving Credit Lender the then unpaid principal amount of each Canadian Revolving Credit Loan of such Canadian Revolving Credit Lender on the Revolving Credit Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section
10). The Canadian Borrower hereby unconditionally promises to pay to the Canadian Swing Line Lender the then unpaid principal amount of each Canadian Swing Line Loan on the Revolving Credit Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 10). The Canadian Borrower hereby unconditionally promises to pay to the Canadian Supplemental Revolving Credit Lender the then unpaid principal amount of each Canadian Supplemental Revolving Credit Loan on the Revolving Credit Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 10). The Canadian Borrower hereby further agrees to pay interest on the unpaid principal amount of the Canadian Facility Loans from time to time outstanding until payment thereof in full at the rates per annum, and on the dates, set forth in Section 5.1.

     (b) Each Canadian Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Canadian Borrower to such Canadian Lender resulting from each Canadian Facility Loan of such Canadian Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Canadian Lender from time to time under this Agreement.

     (c) The Canadian Administrative Agent (together with the General Administrative Agent), on behalf of the Canadian Borrower, shall maintain the Register pursuant to Section 12.6(d), and a subaccount therein for each Canadian Revolving Credit Lender, in which shall be recorded (i) the date and amount of each Canadian Revolving Credit Loan made hereunder, (ii) the date and amount of any principal or interest due and payable or to become due and payable from the Canadian Borrower to each Canadian Revolving Credit Lender hereunder in respect of the Canadian Revolving Credit Loans and (iii) both the date and amount of any sum received by the Canadian Administrative Agent hereunder from the Canadian Borrower in respect of the Canadian Revolving Credit Loans and each Canadian Revolving Credit Lender's share thereof.

     (d) The entries made in the Register and the accounts of each Canadian Lender maintained pursuant to Section 3.3(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Canadian Borrower therein recorded absent manifest error; provided, however, that the failure of any Canadian Lender or the Administrative Agents to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Canadian Borrower to repay (with applicable interest) the Canadian Facility Loans made to the Canadian Borrower by such

Canadian Lender in accordance with the terms of this Agreement. If there is any conflict between the Register and the accounts of any Canadian Lender maintained pursuant to Section 2.8(b), the Register shall control in the absence of manifest error.

     (e) The Canadian Borrower agrees that, upon the request to the Canadian Administrative Agent by any Canadian Revolving Credit Lender, it will execute and deliver to such Canadian Revolving Credit Lender a promissory note of the Canadian Borrower evidencing the Canadian Revolving Credit Loans of such Canadian Revolving Credit Lender, substantially in the form of Exhibit G-5 (a "Canadian Revolving Credit Note") with appropriate insertions as to date and principal amount. The Canadian Borrower agrees that, upon the request to the Canadian Administrative Agent by the Canadian Swing Line Lender, it will execute and deliver to the Canadian Swing Line Lender a promissory note of the Canadian Borrower evidencing the Canadian Swing Line Loans of the Canadian Swing Line Lender, substantially in the form of Exhibit G-5 (a "Canadian Swing Line Note") with appropriate insertions as to date and principal amount. The Canadian Borrower agrees that, upon the request to the Canadian Administrative Agent by the Canadian Supplemental Revolving Credit Lender, it will execute and deliver to the Canadian Supplemental Revolving Credit Lender a promissory note of the Canadian Borrower evidencing the Canadian Supplemental Revolving Credit Loans of the Canadian Supplemental Revolving Credit Lender, substantially in the form of Exhibit G-6 (a "Canadian Supplemental Revolving Credit Note") with appropriate insertions as to date and principal amount.

     3.4 Termination or Reduction of Canadian Revolving Credit Commitments. The Canadian Borrower shall have the right, upon not less than one Business Day's notice to the Canadian Administrative Agent and the General Administrative Agent, to terminate the Canadian Revolving Credit Commitments or, from time to time, to reduce the amount of the Canadian Revolving Credit Commitments; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Available Canadian Revolving Credit Commitments would be less than zero. Any such reduction shall be in an amount equal to U.S.$350,000 or a whole multiple of U.S.$100,000 in excess thereof and shall reduce permanently the Canadian Revolving Credit Commitments then in effect.

     3.5 Facility Fees. The Canadian Borrower agrees to pay to the Canadian Administrative Agent for the account of each Canadian Revolving Credit Lender a facility fee, payable in U.S. Dollars, for the period from and including the Closing Date to the last day of the Revolving Credit Commitment Period, computed at the Facility Fee Rate on the average daily amount of the Canadian Revolving Credit Commitment of such Lender (drawn and undrawn) during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date, commencing on the first of such dates to occur after the date hereof.

     3.6 Canadian Swing Line Commitment. (a) Subject to the terms and conditions hereof, the Canadian Swing Line Lender agrees that, during the Revolving Credit Commitment Period, it will make available to the Canadian Borrower in the form of swing line loans ("Canadian Swing Line Loans") a portion of the credit otherwise available to the Canadian Borrower under the Canadian Revolving Credit Commitments; provided that (i) the aggregate principal amount of Canadian Swing Line Loans outstanding at any time shall not exceed the

Canadian Swing Line Commitment then in effect (notwithstanding that the Canadian Swing Line Loans outstanding at any time, when aggregated with the Canadian Swing Line Lender's other outstanding Canadian Revolving Credit Loans hereunder, may exceed the Canadian Swing Line Commitment then in effect or such Canadian Swing Line Lender's Canadian Revolving Credit Commitment then in effect) and
(ii) the Canadian Borrower shall not request, and the Canadian Swing Line Lender shall not make, any Canadian Swing Line Loan unless, after giving effect to the making of such Canadian Swing Line Loan, the Available Canadian Revolving Credit Commitment of each Canadian Revolving Credit Lender would be equal to or greater than zero. During the Revolving Credit Commitment Period, the Canadian Borrower may use the Canadian Swing Line Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. The Canadian Swing Line Loans may be denominated in U.S. Dollars or Canadian Dollars, at the option of the Canadian Borrower. The Canadian Swing Line Loans denominated in Canadian Dollars shall be Canadian Dollar Prime Rate Loans, and the Canadian Swing Line Loans denominated in U.S. Dollars shall be Canadian Base Rate Loans.

     (b) The Canadian Borrower shall repay all outstanding Canadian Swing Line Loans on the Revolving Credit Termination Date. The Canadian Borrower shall also prepay all Canadian Swing Line Loans then outstanding simultaneously with each borrowing of Canadian Revolving Credit Loans.

     3.7 Procedure for Canadian Swing Line Borrowing; Refunding of Canadian Swing Line Loans. (a) The Canadian Borrower may borrow under the Canadian Swing Line Commitment on any Business Day during the Revolving Credit Commitment Period, provided, the Canadian Borrower shall give the Canadian Swing Line Lender, the General Administrative Agent and the Canadian Administrative Agent irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Canadian Swing Line Lender, the General Administrative Agent and the Canadian Administrative Agent not later than 1:30 P.M., Toronto time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date. Each borrowing under the Canadian Swing Line Commitment shall be in an amount equal to U.S.$100,000 or a whole multiple of U.S.$50,000 in excess thereof, in the case of borrowings in U.S. Dollars, or C$100,000 or a whole multiple of C$50,000 in excess thereof, in the case of borrowings in Canadian Dollars. Upon receipt of any such notice from the Canadian Borrower, the Canadian Swing Line Lender shall promptly notify the Canadian Administrative Agent. Not later than 3:00 P.M., Toronto time, on the Borrowing Date specified in the borrowing notice in respect of any Canadian Swing Line Loan, the Canadian Swing Line Lender shall make the proceeds of such Canadian Swing Line Loan available to the Canadian Borrower in immediately available funds.

     (b) The Canadian Swing Line Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Canadian Borrower (which hereby irrevocably directs the Canadian Swing Line Lender to act on its behalf), on one Business Day's notice given by the Canadian Swing Line Lender no later than 12:00 Noon, Toronto time to the Canadian Administrative Agent (which shall promptly transmit such notice to each Canadian Revolving Credit Lender), request each Canadian Revolving Credit Lender to make, and each Canadian Revolving Credit Lender hereby agrees to make, a Canadian Revolving Credit Loan, in an amount equal to such Canadian Revolving Credit Lender's Canadian Revolving Credit Percentage of the aggregate amount of the Canadian Swing Line Loans (the "Refunded Canadian

Swing Line Loans") outstanding on the date of such notice, to repay the Canadian Swing Line Lender. Each Canadian Revolving Credit Lender shall make the amount of such Canadian Revolving Credit Loan available to the Canadian Administrative Agent at the Canadian Funding Office in immediately available funds, not later than 10:00 A.M., Toronto time, one Business Day after the date of such notice. The proceeds of such Canadian Revolving Credit Loans shall be made immediately available by the Canadian Administrative Agent to the Canadian Swing Line Lender for application by the Canadian Swing Line Lender to the repayment of the Refunded Canadian Swing Line Loans.

     (c) If prior to the time a Canadian Revolving Credit Loan would have otherwise been made pursuant to Section 3.7(b), one of the events described in
Section 10(f) shall have occurred and be continuing with respect to the Canadian Borrower, or if for any other reason, as determined by the Canadian Swing Line Lender in its sole discretion, Canadian Revolving Credit Loans may not be made as contemplated by Section 3.7(b), each Canadian Revolving Credit Lender shall, on the date such Canadian Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 3.7(b) (the "Canadian Refunding Date"), purchase for cash an undivided participating interest in the then outstanding Canadian Swing Line Loans by paying to the Canadian Swing Line Lender an amount (the "Canadian Swing Line Participation Amount") equal to (i) such Canadian Revolving Credit Lender's Canadian Revolving Credit Percentage times (ii) the sum of the aggregate principal amount of Canadian Swing Line Loans then outstanding which were to have been repaid with such Canadian Revolving Credit Loans.

     (d) Whenever, at any time after the Canadian Swing Line Lender has received from any Canadian Revolving Credit Lender such Lender's Canadian Swing Line Participation Amount, the Canadian Swing Line Lender receives any payment on account of the Canadian Swing Line Loans, the Canadian Swing Line Lender will distribute to such Lender its Canadian Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender's pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Canadian Swing Line Loans then due); provided, however, that in the event that such payment received by the Canadian Swing Line Lender is required to be returned, such Canadian Revolving Credit Lender will return to the Canadian Swing Line Lender any portion thereof previously distributed to it by the Canadian Swing Line Lender.

     (e) Each Canadian Revolving Credit Lender's obligation to make the Canadian Revolving Credit Loans referred to in Section 3.7(b) and to purchase participating interests pursuant to Section 3.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Canadian Revolving Credit Lender or the Canadian Borrower may have against the Canadian Swing Line Lender, the Canadian Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 7; (iii) any adverse change in the condition (financial or otherwise) of either Borrower; (iv) any breach of this Agreement or any other Loan Document by the Canadian Borrower, any other Loan Party or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

                          Section 4. LETTERS OF CREDIT

     4.1 L/C Commitments. (a) Prior to the Closing Date, the Existing Issuing Lender has issued the Existing Letters of Credit which, from and after the Closing Date, shall constitute Letters of Credit hereunder. Subject to the terms and conditions hereof, each U.S. Issuing Lender, in reliance on the agreements of the other U.S. Revolving Credit Lenders set forth in Section 4.4(a), agrees to issue letters of credit (the letters of credit issued on and after the Closing Date pursuant to this Section 4.1(a), together with the Existing Letters of Credit, collectively, the "U.S. Letters of Credit") for the account of the U.S. Borrower on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided, that no Issuing Lender shall have any obligation to issue any U.S. Letter of Credit if, after giving effect to such issuance, (i) the U.S. L/C Obligations would exceed the U.S. L/C Commitment or (ii) the aggregate amount of the Available U.S. Revolving Credit Commitments would be less than zero. Each U.S. Letter of Credit shall (i) be denominated in U.S. Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Revolving Credit Termination Date, provided that any U.S. Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above). Notwithstanding the foregoing, (i) if any amount of the Canadian Borrower's 9-3/8% Senior Notes due 2005 remains outstanding on December 15, 2003 and (ii) if on or after such date the U.S. Borrower requests the U.S. Issuing Lender to issue a U.S. Letter of Credit having an expiry date after the date which is five Business Days before December 31, 2004, the U.S. Issuing Lender may, in its sole discretion, issue such requested U.S. Letter of Credit; provided, that (A) unless no amount of the Canadian Borrower's 9-3/8% Senior Notes due 2005 remains outstanding on December 31, 2004 (and, accordingly, the Revolving Credit Termination Date will not occur on December 31, 2004), the obligations of the L/C Participants to make payments to the U.S. Issuing Lender in respect of such U.S. Letter of Credit shall permanently terminate on December 31, 2004 and (B) the U.S. Issuing Lender, upon its request to the U.S. Borrower, shall have entered into an agreement with the U.S. Borrower requiring the U.S. Borrower to provide cash collateral to the U.S. Issuing Lender in respect of such U.S. Letter of Credit pursuant to such terms and conditions as the U.S. Borrower and the U.S. Issuing Lender shall agree upon (it being agreed that any failure by the U.S. Borrower to provide any such cash collateral or to comply with the terms of any agreement between the U.S. Borrower and the U.S. Issuing Lender relating to such cash collateral shall not prevent the termination of the obligations of the L/C Participants in respect of such U.S. Letter of Credit as described above).

     (b) Subject to the terms and conditions hereof, each Canadian Issuing Lender, in reliance on the agreements of the other Canadian Revolving Credit Lenders set forth in Section 4.4(a), agrees to issue letters of credit ("Canadian Letters of Credit"; the Canadian Letters of Credit together with the U.S. Letters of Credit, the "Letters of Credit") for the account of the Canadian Borrower on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided, that no Issuing Lender shall have any obligation to issue any Canadian Letter of Credit if, after giving effect to such issuance, (i) the Canadian L/C Obligations would exceed the Canadian L/C Commitment or (ii) the amount of the Available Canadian Revolving Credit Commitment of any Canadian Lender would be less than zero. Each Canadian Letter of Credit shall (i) be denominated in U.S. Dollars or Canadian Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Revolving Credit Termination Date, provided that any Canadian Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause
(y) above). Notwithstanding the foregoing, (i) if any amount of the Canadian Borrower's 9-3/8% Senior Notes due 2005 remains outstanding on December 15, 2003 and (ii) if on or after such date the Canadian Borrower requests the Canadian Issuing Lender to issue a Canadian Letter of Credit having an expiry date after the date which is five Business Days before December 31, 2004, the Canadian Issuing Lender may, in its sole discretion, issue such requested Canadian Letter of Credit; provided, that (A) unless no amount of the Canadian Borrower's 9-3/8% Senior Notes due 2005 remains outstanding on December 31, 2004 (and, accordingly, the Revolving Credit Termination Date will not occur on December 31, 2004), the obligations of the L/C Participants to make payments to the Canadian Issuing Lender in respect of such Canadian Letter of Credit shall permanently terminate on December 31, 2004 and (B) the Canadian Issuing Lender, upon its request to the Canadian Borrower, shall have entered into an agreement with the Canadian Borrower requiring the Canadian Borrower to provide cash collateral to the Canadian Issuing Lender in respect of such Canadian Letter of Credit pursuant to such terms and conditions as the Canadian Borrower and the Canadian Issuing Lender shall agree upon (it being agreed that any failure by the Canadian Borrower to provide any such cash collateral or to comply with the terms of any agreement between the Canadian Borrower and the Canadian Issuing Lender relating to such cash collateral shall not prevent the termination of the obligations of the L/C Participants in respect of such Canadian Letter of Credit as described above).

     (c) No Issuing Lender shall issue any Letter of Credit under this Agreement having an expiration date after December 20, 2004, unless the 9-3/8% Senior Notes due 2005 have been refinanced prior to the date of such issuance.

     (d) No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

     4.2 Procedure for Issuance of Letters of Credit. The U.S. Borrower or the Canadian Borrower may from time to time request that a U.S. Issuing Lender or a Canadian Issuing Lender, as the case may be, issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request. Upon receipt of any Application, an Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the relevant Borrower (but in no event shall any Issuing Lender be required to issue any Letter of

Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto). Promptly after issuance by an Issuing Lender of a Letter of Credit, such Issuing Lender shall furnish a copy of such Letter of Credit to the relevant Borrower. Each Issuing Lender shall promptly furnish to the General Administrative Agent and the Working Capital Facility Agent (and, in the case of a Canadian Letter of Credit, to the Canadian Administrative Agent), notice of the issuance of each Letter of Credit issued by it (including the amount thereof) and such Administrative Agent shall promptly upon receipt of such notice notify each U.S. Revolving Credit Lender or Canadian Revolving Credit Lender, as applicable.

     4.3 Fees and Other Charges. (a) Each Borrower will pay a fee on the aggregate drawable amount of all outstanding Letters of Credit issued for such Borrower's account at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the U.S. Revolving Credit Facility, shared ratably among the U.S. Revolving Credit Lenders or the Canadian Revolving Credit Lenders, as the case may be, in accordance with their respective U.S. Revolving Credit Percentages or Canadian Revolving Credit Percentages, as the case may be, and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, each Borrower shall pay to the relevant Issuing Lender for its own account a fronting fee on the aggregate drawable amount of each outstanding Letter of Credit issued by such Issuing Lender for the account of such Borrower of 1/8 of 1% per annum, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date of such Letter of Credit.

     (b) In addition to the foregoing fees, each Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit issued for such Borrower's account.

     (c) Fees payable in respect of any Letter of Credit shall be payable in the currency in which such Letter of Credit is denominated.

     4.4 L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to (i) in the case of each U.S. L/C Participant, such U.S. L/C Participant's U.S. Revolving Credit Percentage in each Issuing Lender's obligations and rights under each U.S. Letter of Credit issued by such Issuing Lender hereunder and the amount of each draft paid by such Issuing Lender thereunder and (ii) in the case of each Canadian L/C Participant, such Canadian L/C Participant's Canadian Revolving Credit Percentage in each Issuing Lender's obligations and rights under each Canadian Letter of Credit issued by such Issuing Lender hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit in which such L/C Participant has a participating interest for which the relevant Issuing Lender is not reimbursed in full by the relevant Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's U.S. Revolving Credit

Percentage (in the case of U.S. Letters of Credit) or Canadian Revolving Credit Percentage (in the case of Canadian Letters of Credit) of the amount of such draft, or any part thereof, that is not so reimbursed.

     (b) If any amount required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 4.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate (in the case of amounts owing in U.S. Dollars) or the rate determined by the Canadian Issuing Bank to be its cost of funding the overdue amount (in the case of amounts owing in Canadian Dollars) during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 4.4(a) is not made available to such Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to U.S. Base Rate Loans under the U.S. Revolving Credit Facility (in the case of amounts owing in U.S. Dollars) or Canadian Base Rate Loans under the Canadian Revolving Credit Facility (in the case of amounts owing in Canadian Dollars). A certificate of such Issuing Lender submitted to any L/C Participant with respect to any such amounts owing under this Section shall be conclusive in the absence of manifest error.

     (c) Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 4.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the relevant Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

     4.5 Reimbursement Obligation of the Borrowers. Each Borrower agrees to reimburse each relevant Issuing Lender on each date on which such Issuing Lender notifies such Borrower of the date and amount of a draft presented under any Letter of Credit issued for the account of such Borrower and paid by such
Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the "Payment Amount"). Each such payment shall be made to such Issuing Lender at its address for notices specified herein in the currency in which such amount is owing and in immediately available funds. Interest shall be payable on each Payment Amount from the date of the applicable drawing until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 5.1(b) (in the case of amounts outstanding in U.S. Dollars) and in Section 5.1(c) (in the case of amounts
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                                                                              47

outstanding in Canadian Dollars) and (ii) thereafter, Section 5.1(e). Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 10(f) shall have occurred and be continuing with respect to the relevant Borrower, in which case the procedures specified in
Section 4.4 for funding by L/C Participants shall apply) constitute a request by the relevant Borrower to the relevant Administrative Agent for (x) in the case of a drawing in U.S. Dollars, a borrowing pursuant to Section 2.5 of U.S. Base Rate Loans (or, at the option of the General Administrative Agent and the Swing Line Lender in their sole discretion, a borrowing pursuant to Section 2.7 of Swing Line Loans) in the amount of such drawing or (y), in the case of a drawing in Canadian Dollars, a borrowing pursuant to Section 3.1 of Canadian Dollar Prime Rate Loans in the amount of such drawing (or, at the option of the Canadian Administrative Agent and the Canadian Swing Line Lender in their sole discretion, a borrowing pursuant to Section 3.7 of Canadian Swing Line Loans). The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of U.S. Revolving Credit Loans, Canadian Revolving Credit Loans or Swing Line Loans or Canadian Swing Line Loans, as the case may be, could be made, pursuant to Section 2.5, 3.2, 2.7 or 3.7, as the case may be, if the relevant Administrative Agent had received a notice of such borrowing at the time such Administrative Agent receives notice from the relevant Issuing Lender of such drawing under such Letter of Credit.

     4.6 Obligations Absolute. Each Borrower's obligations under this Section 4 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that such Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. Each Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and such Borrower's Reimbursement Obligations under Section 4.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among such Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of such Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions resulting from the gross negligence or willful misconduct of such Issuing Lender. Each Borrower agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on such Borrower and shall not result in any liability of such Issuing Lender to such Borrower.

     4.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the relevant Borrower of the date and amount thereof. The responsibility of the relevant Issuing Lender to the relevant Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit issued by such Issuing Lender, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment appear on their face to be in conformity with such Letter of Credit.

     4.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this
Section 4, the provisions of this Section 4 shall apply.

     SECTION 5. GENERAL PROVISIONS APPLICABLE TO THE FACILITIES

     5.1 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin in effect for such day.

     (b) Each U.S. Base Rate Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the U.S. Base Rate for such day plus the Applicable Margin in effect for such day.

     (c) Each Canadian Dollar Prime Rate Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Canadian Dollar Prime Rate for such day plus the Applicable Margin in effect for such day.

     (d) Each Canadian Base Rate Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Canadian Base Rate for such day plus the Applicable Margin in effect for such day.

     (e) If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall to the extent legally permitted bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection plus 2%.

     (f) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (e) of this subsection shall be payable from time to time on demand.

     5.2 Conversion and Continuation Options With Respect to Loans. (a) The U.S. Borrower may elect from time to time to convert outstanding Eurodollar Loans made to it under any Facility to U.S. Base Rate Loans under such Facility by giving the General Administrative Agent at least one Business Day's prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans made on a day other than the last day of an Interest Period with respect thereto shall be accompanied by payments of amounts specified in
Section 5.12. The U.S. Borrower may elect from time to time to convert outstanding U.S. Base Rate Loans made to it under any Facility (other than Swing Line Loans) (in whole or in part) to Eurodollar Loans under such Facility by giving the General Administrative Agent at least three Business Days' prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the General Administrative Agent shall promptly notify each applicable U.S. Lender thereof. All or any part of outstanding Eurodollar Loans and U.S. Base Rate Loans owing by the U.S. Borrower under such Facility may be converted as provided herein, provided that
(i) no U.S. Base Rate Loan under any Facility may be converted into a Eurodollar Loan when any Default or Event of Default has occurred and is continuing and the General Administrative Agent or the Majority Facility Lenders with respect to such Facility have determined that such conversion is not appropriate, (ii) any such conversion may only be made if, after giving effect thereto, Section 5.3 shall not have been violated, (iii) no U.S. Base Rate Loan may be converted into a

Eurodollar Loan when any Default or Event of Default has occurred and is continuing and the General Administrative Agent or the Majority Facility Lenders with respect to such Facility have determined that such conversion is not appropriate, (ii) any such conversion may only be made if, after giving effect thereto, Section 5.3 shall not have been violated, (iii) no U.S. Base Rate Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Revolving Credit Termination Date (in the case of U.S. Revolving Credit Loans) or the scheduled maturity date therefor (in the case of Term Loans) and (iv) Swing Line Loans may not be converted to Eurodollar Loans.

     (b) The Canadian Borrower may elect from time to time to convert outstanding Eurodollar Loans made to it under any Facility to Canadian Base Rate Loans under such Facility by giving the Canadian Administrative Agent at least three Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans made on a day other than the last day of an Interest Period with respect thereto shall be accompanied by payment of amounts specified in Section 5.12. The Canadian Borrower may elect from time to time to convert outstanding Canadian Base Rate Loans made to it under any Facility (other than Canadian Swing Line Loans and Canadian Supplemental Revolving Credit Loans) to Eurodollar Loans under such Facility by giving the Canadian Administrative Agent at least three Business Days' prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Canadian Administrative Agent shall promptly notify each affected Canadian Lender thereof. All or any part of outstanding Eurodollar Loans and Canadian Base Rate Loans owing by the Canadian Borrower under such Facility may be converted as provided herein, provided that (i) no Canadian Base Rate Loan under any Facility may be converted into a Eurodollar Loan when any Default or Event of Default has occurred and is continuing and the Canadian Administrative Agent or the Majority Facility Lenders with respect to any Facility have determined that such conversion is not appropriate, (ii) any such conversion may only be made if, after giving effect thereto, Section 5.3 shall not have been violated, (iii) no Canadian Base Rate Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Revolving Credit Termination Date, and (iv) Canadian Swing Line Loans and Canadian Supplemental Revolving Credit Loans may not be converted to Eurodollar Loans.

     (c) Any Eurodollar Loans under any Facility may be continued as such upon the expiration of the then current Interest Period with respect thereto by the relevant Borrower giving notice to the General Administrative Agent or the Canadian Administrative Agent, as the case may be, of the length of the next Interest Period to be applicable to such Loans determined in accordance with the applicable provisions of the term "Interest Period" set forth in Section 1.1, provided that no Eurodollar Loan under any Facility may be continued as such (i) when any Default or Event of Default has occurred and is continuing and the General Administrative Agent (or, in the case of Canadian Facility Loans, the Canadian Administrative Agent) or the Majority Facility Lenders under such Facility have determined that such continuation is not appropriate, (ii) if, after giving effect thereto, Section 5.3 would be contravened or (iii) after the date that is one month prior to the Revolving Credit Termination Date or applicable final maturity date, as the case may be, and provided, further, that if the relevant Borrower shall fail to give such notice or if such continuation is not permitted pursuant to the preceding proviso such Eurodollar Loans shall be automatically converted to U.S. Base



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                                                                              50

Rate Loans or Canadian Base Rate Loans, as applicable, on the last day of such then expiring Interest Period.

     5.3 Minimum Amounts of Tranches. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (i) the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to U.S.$1,000,000 or a whole multiple of U.S. $100,000 in excess thereof, and (ii) there shall not be more than seven Eurodollar Tranches at any one time outstanding.

     5.4 Optional Prepayments. (a) The U.S. Borrower may at any time and from time to time prepay U.S. Facility Loans, in whole or in part without premium or penalty upon at least three Business Days' irrevocable notice to the General Administrative Agent (in the case of Eurodollar Loans) and at least one Business Day's irrevocable notice to the General Administrative Agent (in the case of U.S. Base Rate Loans other than Swing Line Loans) specifying the date and amount of prepayment, the Facility to which such prepayment applies and the type of Loans being prepaid under each such Facility. Upon the receipt of any such notice the General Administrative Agent shall promptly notify each affected U.S. Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein. Partial prepayments of the U.S. Facility Loans (other than Swing Line Loans) shall be in an aggregate principal amount of U.S.$250,000 or a whole multiple of U.S.$100,000 in excess thereof (or in such lower amount as may be then outstanding). Prepayments of Term Loans made pursuant to this Section 5.4(a) shall be applied as specified in Sections 5.5(f).

     (b) The Canadian Borrower may at any time and from time to time prepay, without premium or penalty, the Canadian Facility Loans, in whole or in part, upon at least three Business Days' irrevocable notice to the Canadian Administrative Agent (in the case of Eurodollar Loans) and at least one Business Day's irrevocable notice to the Canadian Administrative Agent (in the case of Canadian Base Rate Loans or Canadian Dollar Prime Rate Loans other than Canadian Supplemental Revolving Credit Loans and Canadian Swing Line Loans) specifying the date and amount of prepayment, the Facility to which such prepayment applies and the type of Loans being prepaid under each such Facility. Upon the receipt of any such notice, the Canadian Administrative Agent shall promptly notify each affected Canadian Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein. Partial prepayments of Canadian Facility Loans (other than Canadian Swing Line Loans and Canadian Supplemental Revolving Credit Loans) shall be in an aggregate principal amount of C$300,000 or a whole multiple of C$100,000 in excess thereof (in the case of Canadian Facility Loans denominated in Canadian Dollars), U.S.$250,000 or a whole multiple of US$100,000 in excess thereof (in the case of Canadian Facility Loans denominated in U.S. Dollars (or in such lower amount as may be then outstanding for either denomination).

     (c) Each prepayment of Eurodollar Loans pursuant to this Section 5.4 shall be accompanied by accrued and unpaid interest on the amount prepaid to the date of prepayment and any amounts payable under Section 5.12 in connection with such prepayment.



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                                                                              51

     5.5 Mandatory Prepayments; Application of Prepayments. (a) Unless the Required Prepayment Lenders shall otherwise agree, if the Canadian Borrower receives Net Cash Proceeds from any Capital Stock Sale, an amount equal to 50% of such Net Cash Proceeds shall be applied within three Business Days after the date of receipt thereof toward the prepayment of the Loans as set forth in
Section 5.5(e).

     (b) Unless the Required Prepayment Lenders shall otherwise agree, if after the Closing Date any Indebtedness shall be issued or incurred by the Canadian Borrower or any of its Restricted Subsidiaries (excluding any Indebtedness incurred in accordance with Section 9.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied within five Business Days after the date of such issuance or incurrence toward the prepayment of the Loans as set forth in Section 5.5(e). The provisions of this Section do not constitute a consent to the incurrence of Indebtedness not otherwise permitted by Section 9.2.

     (c) Unless the Required Prepayment Lenders shall otherwise agree, if, for any fiscal year of the Canadian Borrower commencing with the 2002 fiscal year, the Canadian Borrower shall have Excess Cash Flow, the U.S. Borrower shall, on the relevant Excess Cash Flow Application Date, apply an amount equal to the ECF Percentage of such Excess Cash Flow toward the prepayment of the Loans as set forth in Section 5.5(e); provided, however, that the amount of any required prepayment pursuant to this paragraph in respect of Excess Cash Flow for any fiscal year shall be reduced by the aggregate amount of (i) any voluntary prepayments of the Term Loans made during such fiscal year, (ii) any mandatory prepayments made from Net Cash Proceeds of Asset Sales, Purchase Price Refunds and Recovery Events pursuant to Section 5.5(d), but only to the extent such Net Cash Proceeds constituted Consolidated Net Income, and (iii) all voluntary prepayments of U.S. and Canadian Revolving Credit Loans accompanied by permanent reductions in equal amounts in the U.S. Revolving Credit Commitments or the Canadian Revolving Credit Commitments, as the case may be, made during such fiscal year. Each such prepayment from Excess Cash Flow shall be made on a date (an "Excess Cash Flow Application Date") no later than five days after the earlier of (i) the date on which the financial statements of the Canadian Borrower referred to in Section 8.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and
(ii) the date such financial statements are actually delivered.

     (d) Unless the Required Prepayment Lenders shall otherwise agree, if on any date the Canadian Borrower or any of its Restricted Subsidiaries shall receive Net Cash Proceeds from any Asset Sale, Purchase Price Refund or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, on the date of receipt by the Canadian Borrower of such Net Cash Proceeds, the Loans shall be prepaid by an amount equal to the amount of such Net Cash Proceeds, as set forth in Section 5.5(e); provided, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $25,000,000 in any fiscal year of the Canadian Borrower, (ii) on each Reinvestment Prepayment Date the Loans shall be prepaid by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event, as set forth in Section 5.5(e) and (iii) the Net Cash Proceeds from the sale of any Collateral (other than the sale of inventory in the ordinary course of business) cannot be reinvested and shall be applied to prepay the Loans as set forth in Section 5.5(e). The provisions of this Section do not constitute a consent to the consummation of any Disposition not permitted by Section 9.5.

     (e) Amounts to be applied in connection with prepayments made pursuant to
Section 5.5(a), 5.5(b), 5.5(c) and 5.5(d) shall be applied, first, to the prepayment of the Purchase Money Term Loans, second, to the prepayment of the Working Capital Term Loans, third, to the prepayment of U.S. Revolving Credit Loans (without any mandatory reduction of the U.S. Revolving Credit Commitments unless required by the Indentures) and fourth, to the prepayment of Loans under the Canadian Supplemental Revolving Credit Facility (without any mandatory reduction of the commitments relating thereto).. The application of any such prepayment of Loans under any Facility shall be made first to U.S. Base Rate Loans under such facility and second to Eurodollar Loans under such Facility. Each such prepayment of Loans shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

     (f) Amounts to be applied in connection with prepayments of Term Loans made pursuant to Section 5.4(a) shall be applied, first, to the prepayment of the Purchase Money Term Loans and, second, to the prepayment of the Working Capital Term Loans. The application of any such prepayment of Loans under any Facility shall be made first to U.S. Base Rate Loans under such Facility and second to Eurodollar Loans under such Facility. Each such prepayment of the Loans shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

     (g) The amount of each prepayment of the Term Loans made pursuant to
Section 5.4 or Section 5.5 shall be applied, first, to the prepayment of the next installment due under the relevant Facility, and, second, to the prepayment of the then remaining installments of the Term Loans under the relevant Facility, pro rata based upon the then remaining outstanding principal amount of such installments.

     (h) (i) Notwithstanding anything to the contrary in Sections 5.5 or 5.9, each Term Loan Lender may, at its option, decline up to 50% of the portion of any mandatory payment applicable to the Term Loans of such Lender (other than any prepayment in an amount sufficient to repay in full all outstanding Term Loans); accordingly, with respect to the amount of any mandatory prepayment described in Section 5.5(a), (b), (c) or (d) that is allocated to Term Loans (such amount, the "Mandatory Prepayment Amount"), the U.S. Borrower will, on the date specified in Section 5.5(a), (b), (c) or (d), as the case may be, for such prepayment, (A) give the General Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the General Administrative Agent prepare and provide to each Term Loan Lender a Prepayment Option Notice as described below and (B) deposit with the General Administrative Agent the Mandatory Prepayment Amount.

          (ii) As promptly as practicable after receiving such notice from the U.S. Borrower, the General Administrative Agent will send to each Term Loan Lender a Prepayment Option Notice, which shall include an offer by the U.S. Borrower to prepay on the Prepayment Date the Term Loans of such Lender by an amount equal to the portion of the Mandatory Prepayment Amount indicated in such Lender's Prepayment Option Notice as being applicable to such Lender's Term Loans. The "Prepayment Date" in respect of any Prepayment Option

     Notice shall be the date which is five Business Days after the date of such Prepayment Option Notice.

          (iii) On the Prepayment Date, the General Administrative Agent shall
     (A) apply the Mandatory Prepayment Amount toward prepayment of the outstanding Term Loans in respect of which Lenders have accepted mandatory prepayment as described above and (B) deliver the remaining portion of the Mandatory Prepayment Amount not accepted by the Term Loan Lenders to the U.S. Borrower.

     5.6 Certain Fees. (a) The U.S. Borrower shall pay (without duplication of any other fee payable under this Section 5.6) to the Arranger, for its own account, all fees separately agreed to by the U.S. Borrower and the Arranger in writing.

     (b) The Canadian Borrower shall (without duplication of any other fee payable under this Section 5.6) pay to the Canadian Administrative Agent all fees separately agreed to by the Canadian Borrower and the Canadian Administrative Agent in writing.

     (c) The U.S. Borrower shall (without duplication of any other fee payable under this Section 5.6) pay to the General Administrative Agent all fees separately agreed to by the U.S. Borrower and the General Administrative Agent in writing.

     5.7 Computation of Interest and Fees. (a) Interest based on the Eurodollar Rate, the Canadian Base Rate, or the U.S. Base Rate when it is based upon the Federal Funds Effective Rate shall be calculated on the basis of a 360-day year for the actual days elapsed; and facility fees, letters of credit fees, interest based on the Canadian Dollar Prime Rate and other interest (other than interest based upon the Canadian Base Rate, the Eurodollar Rate or the U.S. Base Rate when it is based upon the Federal Funds Effective Rate) shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The General Administrative Agent shall as soon as practicable notify the relevant Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the U.S. Base Rate, the Canadian Base Rate or the Canadian Dollar Prime Rate shall become effective as of the opening of business on the day on which such change becomes effective. The General Administrative Agent shall as soon as practicable notify the U.S. Borrower and the Lenders of the effective date and the amount of each such change in the U.S. Base Rate, and the Canadian Administrative Agent shall as soon as practicable notify the Canadian Borrower and the Canadian Revolving Credit Lenders of each such change in the Canadian Dollar Prime Rate and the Canadian Base Rate; provided that a failure by the General Administrative Agent or the Canadian Administrative Agent to notify the U.S. Borrower or the Canadian Borrower of such respective rate changes does not affect the obligation of the U.S. Borrower or the Canadian Borrower to pay interest at the applicable rate as changed. For purposes of the Interest Act (Canada), whenever any interest or fee under this Agreement is calculated based on a period which is less than a year (the "Lesser Period"), the interest rate or fee determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (i) the applicable rate based on such Lesser Period, (ii) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable ends, and (iii) divided by the number of days in such Lesser Period. The rates of interest specified in this

Agreement are nominal rates and all interest payments and computations are to be made without allowance or deduction for deemed reinvestment of interest.

     (b) Each determination of an interest rate by the General Administrative Agent or the Canadian Administrative Agent, as the case may be, pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. Each Administrative Agent shall, at the request of a Borrower, deliver to such Borrower a statement showing in reasonable detail the calculations used by such Administrative Agent in determining any interest rate pursuant to Section 5.1(a) and any facility fee pursuant to Section 2.9 or 3.5.

     5.8 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

     (a) the General Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

     (b) the General Administrative Agent has received notice from the Majority Facility Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Eurodollar Loans during such Interest Period, the General Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as U.S. Base Rate Loans or Canadian Base Rate Loans, as the case may be,
(y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as U.S. Base Rate Loans or Canadian Base Rate Loans, as the case may be, and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the first day of such Interest Period, to U.S. Base Rate Loans or Canadian Base Rate Loans, as the case may be. Until such time as the Eurodollar Rate can be determined by the General Administrative Agent in the manner specified in the definitions of such terms in Section 1.1, no further Eurodollar Loans under the affected Facility shall be continued as such at the end of the then current Interest Periods or shall be made, nor shall the relevant Borrower have the right to convert outstanding Loans under such Facility into Eurodollar Loans. The relevant Administrative Agent shall withdraw (i) any such notice pursuant to clause (a) above if the relevant Administrative Agent determines that the relevant circumstances have ceased to exist and (ii) any such notice pursuant to clause (b) above upon receipt of notice from the Majority Facility Lenders in respect of the relevant Facility that the relevant circumstances described in such clause (b) have ceased to exist.

     5.9 Pro Rata Treatment and Payments. (a) (i) Each borrowing from the Lenders under any Facility shall be made pro rata according to the respective Commitment Percentages of the Lenders in respect of such Facility in effect on the date of such borrowing. Each payment on account of any facility fee or letter of credit fee relating to any Facility shall be allocated by the relevant Administrative Agent among the Lenders pro rata according to the respective Commitment Percentages of the Lenders in respect of such Facility. Any reduction of the Commitments under any Facility shall be

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                                                                           55

allocated among the Lenders pro rata according to the Commitment Percentages of the Lenders in respect of such Facility. Each payment (other than any optional prepayment) by a Borrower on account of principal of the Loans shall be allocated by the relevant Administrative Agent pro rata according to the respective principal amounts thereof then due and owing to each Lender. Each payment by a Borrower on account of interest on the Loans shall be allocated by the relevant Administrative Agent pro rata according to the respective amounts of interest then due and owing to each Lender. Each optional prepayment on account of principal of or interest on the Loans under any Facility shall be allocated by the relevant Administrative Agent pro rata according to the respective principal amounts of Loans outstanding under such Facility.

     (ii) All payments (including prepayments) to be made by the U.S. Borrower hereunder (other than payments on account of Swing Line Loans), whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the General Administrative Agent, for the account of the U.S. Lenders, at the U.S. Payment Office, in U.S. Dollars and in immediately available funds. The General Administrative Agent shall distribute such payments to the U.S. Lenders entitled to receive the same promptly upon receipt in like funds as received. All payments (including prepayments) to be made by the U.S. Borrower on account of Swing Line Loans, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made directly to the Swing Line Lender in U.S. Dollars and in immediately available funds.

     (iii) All payments (including prepayments) to be made by the Canadian Borrower hereunder (other than payments on account of Canadian Supplemental Revolving Credit Loans and Canadian Swing Line Loans), whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 1:00 P.M., Toronto time, on the due date thereof to the Canadian Administrative Agent, for the account of the Canadian Lenders, at the Canadian Payment Office, in the currency in which the relevant amount is outstanding and in immediately available funds. The Canadian Administrative Agent shall distribute such payments to the Canadian Lenders entitled to receive the same promptly upon receipt in like funds as received. All payments (including prepayments) to be made by the Canadian Borrower (on account of Canadian Supplemental Revolving Credit Loans and Canadian Swing Line Loans), whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made directly to the Canadian Swing Line Lender or the Canadian Supplemental Revolving Credit Lender, as the case may be, in the currency in which the relevant amount is outstanding and in immediately available funds.

     (iv) If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate

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                                                                           56

during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

     (b) Unless the applicable Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing Date that such Lender will not make the amount that would constitute its share of such borrowing available to such Administrative Agent, such Administrative Agent may assume that such Lender is making such amount available to such Administrative Agent, and such Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such amount is not made available to such Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to such Administrative Agent, on demand, such amount with interest thereon at a rate per annum equal to (i) the daily average Federal Funds Effective Rate (in the case of a borrowing of Loans in U.S. Dollars), and (ii) the Canadian Administrative Agent's reasonable estimate of its average daily cost of funds (in the case of a borrowing of Loans in Canadian Dollars), in each case for the period until such Lender makes such amount immediately available to such Administrative Agent. A certificate of such Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to such Administrative Agent by such Lender within three Business Days of such Borrowing Date, the applicable Borrower shall repay such Lender's share of such borrowing (together with interest thereon from the date such amount was made available to such Borrower (i) at the rate per annum applicable to U.S. Base Rate Loans under the relevant Facility (in the case of amounts made available to the U.S. Borrower and amounts made available in U.S. Dollars to the Canadian Borrower) and (ii) at the rate per annum applicable to Canadian Dollar Prime Rate Loans under the relevant Facility (in the case of amounts made available in Canadian Dollars to the Canadian Borrower) to such Administrative Agent not later than three Business Days after receipt of written notice from such Administrative Agent specifying such Lender's share of such borrowing that was not made available to such Administrative Agent. Nothing contained in this Section 5.9(b) shall prejudice any claims otherwise available to any Borrower against any Lender as a result of such Lender's failure to make its share of any borrowing available to an Administrative Agent for the account of a Borrower.

     5.10 Illegality. (a) Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (i) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert U.S. Base Rate Loans or Canadian Base Rate Loans to Eurodollar Loans shall forthwith be cancelled until such time as it shall no longer be unlawful for such Lender to make or maintain the affected Loans and, (ii) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to U.S. Base Rate Loans or Canadian Base Rate Loans, as the case may be, on the respective last days of the then current Interest Periods with respect to such Eurodollar Loans or within such earlier period as may be required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the relevant Borrower shall not be obligated to pay to such Lender such amounts, if any, as may be required pursuant to Section 5.12.
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                                                                           57

     (b) Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Canadian Lender to make or maintain Canadian Base Rate Loans, (i) the commitment of such Canadian Lender hereunder to make Canadian Base Rate Loans shall forthwith be cancelled until such time as it shall no longer be unlawful for such Canadian Lender to make or maintain Canadian Base Rate Loans and (ii) such Canadian Lender's then outstanding Canadian Base Rate Loans, if any, shall be converted automatically to Canadian Dollars at the Exchange Rate and Canadian Dollar Prime Rate Loans on the respective maturities thereof or within such earlier period as may be permitted and required by law.

     5.11 Requirements of Law. (a) If the adoption of, or any change in, any Requirement of Law or in the interpretation thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

     (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note, any Letter of Credit issued or participated in by it or any Loans made by it, or change the basis of taxation of payments to such Lender of principal, fees, interest or any other amount payable hereunder (except for taxes covered by Section 5.13 and changes in the rate of tax on the overall net income or capital of such Lender);

     (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of the Eurodollar Rate, including, without limitation, the imposition of any reserves with respect to eurocurrency liabilities under Regulation D of the Board; or

     (iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by any amount which such Lender deems to be material, of making, renewing or maintaining advances or extensions of credit or to reduce any amount receivable hereunder, in each case in respect of its Loans or its Participating Interests, then, in any such case, the applicable Borrower shall, to the extent permitted by law, promptly pay such Lender, upon receipt of its demand setting forth in reasonable detail, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the applicable Borrower in reasonable detail (with a copy to the relevant Administrative Agent) of the event by reason of which it has become so entitled. This covenant shall survive the termination of this Agreement and payment of all amounts outstanding hereunder.

     (b) In the event that any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy (or in the interpretation or application thereof) or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority, does or shall have the effect of reducing the

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                                                                           58

rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the U.S. Borrower (with a copy to the General Administrative Agent) of a written request therefor, setting forth in reasonable detail the basis therefor and containing a certification that such request for compensation is being made pursuant to a policy adopted by such Lender or such corporation to seek such compensation generally from customers situated similarly to the Borrowers and having provisions in their agreements with such Lender or such corporation similar to those in this Section 5.11, the U.S. Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

     (c) If any Lender becomes entitled to claim any additional amounts pursuant to this Section 5.11 or Section 5.13, it shall promptly notify the relevant Borrower (with a copy to the relevant Administrative Agent) of the event by reason of which it has become so entitled.

     (d) The Borrowers will not be liable for any amount otherwise payable under this Section 5.11 in respect of any period more than 90 days before the date of a Lender's request for compensation, or, if earlier, any retroactive effective date of a relevant event that occurs within 90 days before a Lender's request for additional compensation.

     5.12 Indemnity. Each Borrower agrees to indemnify each Lender and each Agent and to hold each Lender and each Agent harmless from any loss (excluding loss of the Applicable Margin) or expense which such Lender or such Agent, as the case may be, may sustain or incur as a consequence of (a) default by such Borrower in payment when due of the principal amount of or interest on any Loans of such Lender, (b) default by such Borrower in making a borrowing or conversion after the Borrower has given a notice of borrowing or a notice of conversion in accordance with this Agreement, (c) default by such Borrower in making any prepayment after such Borrower has given a notice in accordance with this Agreement or (d) the making of a prepayment of a Eurodollar Loan on a day which is not the last day of an Interest Period with respect thereto, including, without limitation, any such loss or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained, including, without limitation, in each case, any such loss or expense arising from the reemployment of funds obtained by it to maintain its Eurodollar Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained. A certificate as to any such loss or expense submitted by such Lender, setting forth in reasonable detail the basis and method of calculation thereof, shall be prima facie evidence thereof, absent manifest error. This covenant shall survive termination of this Agreement and payment of all amounts outstanding hereunder.

     5.13 Taxes. (a) All payments made by either Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection

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                                                                           59

between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent's or such Lender's having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") or any Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrowers shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender's failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrowers with respect to such Non-Excluded Taxes pursuant to Section 5.13(a).

     (b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

     (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by any Borrower, as promptly as possible thereafter such Borrower shall send to the relevant Administrative Agent for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof. If any Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the relevant Administrative Agent the required receipts or other required documentary evidence, such Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure. The agreements in this Section 5.13 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

     (d) Each Lender or Transferee (other than a Canadian Lender) that is not a U.S. person as defined in section 7701(a)(30) of the Code (a "Non-U.S. Lender") shall deliver to the U.S. Borrower and the General Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest" a statement substantially in the form of Exhibit I and a Form W-8BEN, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the U.S. Borrower under this Agreement and the other Loan Documents together with any other certificate or statement of exemption required under the Code or Regulations issued thereunder. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related

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                                                                           60

participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each such Non-U.S. Lender shall promptly notify the U.S. Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the U.S. Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

     (e) Each Canadian Lender that is entitled to an exemption from or reduction of Canadian withholding tax with respect to payments under this Agreement shall deliver to the Canadian Borrower (with a copy to the General Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Canadian Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Canadian Lender is legally entitled to complete, execute and deliver such documentation and in such Canadian Lender's reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Canadian Lender.

     5.14 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 5.10, 5.12 or 5.13(a) with respect to such Lender, it will, if requested by the Canadian Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 5.10, 5.12 or 5.13(a).

     5.15 Replacement of Lenders. If any Lender requests compensation pursuant to Section 5.11, or any Lender's obligation to make or maintain Loans as Eurodollar Loans shall be suspended pursuant to Section 5.10, or if either Borrower is obligated to pay or reimburse any Lender for any tax under Section 5.13, or any Lender becomes a Defaulting Lender, the Canadian Borrower, upon three Business Days' notice, may require that such Lender transfer all of its rights, title and interest under this Agreement, such Lender's Notes, if any, and the other Loan Documents to any Eligible Institution identified by the Canadian Borrower, subject to:

     (a) the consent of the General Administrative Agent (which consent shall not be unreasonably withheld);

     (b) satisfaction of the other conditions specified in Section 12.6;

     (c) assumption by the proposed transferee of all of the obligations of such Lender hereunder and under the other Loan Documents for consideration equal to the outstanding principal amount of such Lender's Loans payable to the transferor, interest thereon to the date of such transfer, and all other amounts payable hereunder to such Lender to the date of transfer; and
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                                                                           61

     (d) the relevant Borrower's payment to such transferor Lender, on or before the date of such transfer all fees and other amounts payable to such transferor hereunder including those amounts payable under said Sections 5.11 and 5.13, as applicable (and including any fees accrued hereunder and any amounts that would be payable under Section 5.12 as if all of such Lender's Loans were being prepaid in full on such date), or arrangements satisfactory to the transferor Lender shall have been made for such payments.

                    Section 6. REPRESENTATIONS AND WARRANTIES

     To induce the Agents and the Lenders to enter into this Agreement and to make Extensions of Credit hereunder, the Borrowers hereby jointly and severally represent and warrant to each Agent and each Lender that:

     6.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet of the Canadian Borrower and its consolidated Subsidiaries as at March 31, 2001 (including the notes thereto) (the "Pro Forma Balance Sheet"), and the unaudited pro forma income statements of the Canadian Borrower for the fiscal year ended December 30, 2000 and the four fiscal quarters ended March 31, 2001 (the "Pro Forma Income Statements"), copies of which have heretofore been furnished to each Lender, have been prepared giving effect (as if such events had occurred on such date, in the case of the Pro Forma Balance Sheet, or as if such events had occurred on the first day of the period covered thereby, in the case of the Pro Forma Income Statements) to (i) the consummation of the Acquisition, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet and the Pro Forma Income Statements are based upon good faith estimates and assumptions believed by management of the Borrowers to be reasonable at the time made and present fairly on a pro forma basis the estimated financial position of the Canadian Borrower and its consolidated Subsidiaries as at March 31, 2001 and the estimated income of the Canadian Borrower and its Subsidiaries for the period covered thereby, assuming that the events specified in the preceding sentence had actually occurred at such date, in the case of the Pro Forma Balance Sheet, or as if such events had occurred on the first day of the period covered thereby, in the case of the Pro Forma Income Statements.

     (b) The audited consolidated balance sheets of the Canadian Borrower as at January 1, 2000 and December 30, 2000 and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, present fairly the consolidated financial condition of the Canadian Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Canadian Borrower as at March 31, 2001 and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, present fairly the consolidated financial condition of the Canadian Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the

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                                                                           62

aforementioned firm of accountants and disclosed therein). As of the date of such financial statements, the Canadian Borrower and its Subsidiaries did not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph (including notes and schedules thereto). During the period from March 31, 2001 to and including the date of this Agreement there has been no Disposition by the Canadian Borrower of any material part of its business or Property.

     6.2 No Change. Since December 30, 2000 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

     6.3 Corporate Existence; Compliance with Law. Each of the Borrowers and its respective Restricted Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or other power, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification, and (d) is in compliance with all Requirements of Law except, in the case of the foregoing clauses (c) and (d), to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     6.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other power, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No material consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Acquisition, the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 6.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 6.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

     6.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the Loans and other Extensions of Credit hereunder and the use of the proceeds thereof will not violate any

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                                                                           63

Requirement of Law or any Contractual Obligation of either Borrower or any of their respective Restricted Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to either Borrower or any of their respective Restricted Subsidiaries could reasonably be expected to have a Material Adverse Effect.

     6.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of either Borrower, threatened by or against either Borrower or any of their respective Subsidiaries or against any of its respective properties or revenues (a) except as set forth on Schedule 6.6, with respect to any of the Loan Documents or (as of the Closing Date) the Acquisition, or (b) that could reasonably be expected to have a Material Adverse Effect. The litigation disclosed on Schedule 6.6 could not be reasonably expected to have a Material Adverse Effect.

     6.7 No Default. Neither the Borrowers nor any of their respective Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

     6.8 Ownership of Property; Liens. Each of the Borrowers and each of the Restricted Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material Property, and none of such Property is subject to any Lien except as permitted by Section 9.3.

     6.9 Intellectual Property. Each of the Borrowers and the Restricted Subsidiaries owns, or is licensed to use or otherwise has a valid right to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property that could reasonably be expected to have a material adverse effect on the Intellectual Property of the Canadian Borrower and its Subsidiaries taken as a whole, nor does either Borrower know of any valid basis for any such claim. The use of Intellectual Property by the Borrowers and the Restricted Subsidiaries does not infringe on the rights of any Person in any material respect.

     6.10 Taxes. Each of the Borrowers and each of the Restricted Subsidiaries has filed or caused to be filed all material Federal, state and other tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other material taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Borrower or Subsidiary, as the case may
be); and no tax Lien has been filed, and, to the knowledge of the Borrowers, no claim is being asserted, with respect to any such tax, fee or other charge.
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                                                                           64

     6.11 Federal Regulations. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If reasonably requested by any Lender or the General Administrative Agent, the relevant Borrower will furnish to the General Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

     6.12 Labor Matters. There are no strikes or other labor disputes against either Borrower or any Subsidiary pending or, to the knowledge of the Borrowers, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrowers and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from either Borrower or any Subsidiary on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the relevant Borrower or the relevant Subsidiary.

     6.12 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the U.S. Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the U.S. Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the U.S. Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

     6.14 Investment Company Act; Other Regulations. No Loan Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

     6.15 Subsidiaries. (a) The Subsidiaries listed on Schedule 6.15 constitute all the Subsidiaries of each of the Borrowers at the date hereof. Schedule 6.15 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each

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                                                                           65

Subsidiary, the percentage of each class of Capital Stock owned by each Loan Party and whether such Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary.

     (b) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to, or other employee benefit or incentive plans in favor of, employees, directors and service providers and directors' qualifying shares) of any nature relating to any Capital Stock of either Borrower or any Restricted Subsidiary, except as disclosed on Schedule 6.15, and except for any of the foregoing existing pursuant to any contract to which neither Borrower nor any of its Subsidiaries is a party.

     6.16 Use of Proceeds. The proceeds of the Term Loans shall be used to finance a portion of the Acquisition and to pay related fees and expenses; and the proceeds of the other Loans and the Letters of Credit shall be used to make permitted acquisitions and investments, pay permitted dividends, refinance existing indebtedness, provide for general corporate purposes, including the working capital needs of the Borrowers and their Subsidiaries in the ordinary course of business.

     6.17 Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

     (a) Each of the Borrowers and their respective Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) reasonably believe that: each of their Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.

     (b) Materials of Environmental Concern are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by either Borrower or any of their respective Subsidiaries, or, to the knowledge of either Borrower, at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to
(i) give rise to liability of either Borrower or any of their respective Subsidiaries under any applicable Environmental Law or otherwise result in costs to either Borrower or any of their Subsidiaries, or (ii) interfere with either Borrower's or any of their Subsidiaries' continued operations, or (iii) impair the fair saleable value of any real property owned or leased by the Borrowers or any of their Subsidiaries.

     (c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the

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                                                                           66

Borrowers or any of their Subsidiaries are, or to the knowledge of either Borrower or any of their respective Subsidiaries will be, named as a party that is pending or, to the knowledge of either Borrower or any of their respective Subsidiaries, threatened.

     (d) Neither of the Borrowers nor any of their Subsidiaries have received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

     (e) Neither of the Borrowers nor any of their Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

     (f) Neither of the Borrowers nor any of their Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern.

     6.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished to the Administrative Agents or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or (in the case of the Confidential Information Memorandum) omitted to state a material fact necessary in order to make the statements contained therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrowers to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the date of this Agreement, the representations and warranties made by the U.S. Borrower and the Canadian Borrower, and to the best knowledge of the U.S. Borrower and the Canadian Borrower, the representations and warranties made by Royal Crown Company, Inc., contained in the Acquisition Documentation are true and correct in all material respects. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Agents and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

     6.19 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the General Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds

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                                                                           67

thereof. When the financing statements in appropriate form are filed in the offices specified on Schedule 6.19(a)-1 (which financing statements have been duly completed and executed and delivered to the General Administrative Agent), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on all right title and interest of the U.S. Borrower in the Working Capital Collateral (as defined in the Guarantee and Collateral Agreement), as security for the U.S. Borrower Working Capital Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person, subject only to Liens permitted by Section 9.3 and Permitted Perfection Limitations. When the financing statements in appropriate form are filed in the offices specified on Schedule 6.19(a)-1 (which financing statements have been duly completed and executed and delivered to the General Administrative Agent) and when the necessary filings are made in the Patent and Trademark Office, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on all right title and interest of the U. S. Borrower in the Purchase Money Collateral (as defined in the Guarantee and Collateral Agreement), as security for the U.S. Borrower Purchase Money Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person, subject only to Liens permitted by Section 9.3 and Permitted Perfection Limitations.

     Schedule 6.19(a)-2 lists each UCC Financing Statement that (i) names any Loan Party as debtor as of the Closing Date and (ii) will remain on file after the Closing Date. Schedule 6.19(a)-3 lists each UCC Financing Statement that (i) names any Loan Party as debtor as of the Closing Date and (ii) will be terminated on or prior to the Closing Date; and on or prior to the Closing Date, the U.S. Borrower will have delivered to the General Administrative Agent, or caused to be filed (or made provision for the delivery or filing), duly completed UCC termination statements, signed by the relevant secured party, in respect of each UCC Financing Statement listed in Schedule 6.19(a)-3.

     (b) Each Canadian Security Document is effective to create in favor of the General Administrative Agent, for the benefit of the Canadian Revolving Credit Lenders, a legal, valid and enforceable security interest or hypothec in the Collateral described therein and proceeds thereof. When financing statements or other registrations specified in Schedule 6.19(b)-1 are registered in the offices specified therein, the Canadian Security Documents shall constitute a fully perfected or published Lien on, and security interest or hypothec in, all right, title and interest of the Canadian Borrower in such Collateral and the proceeds thereof, as security for the Canadian Borrower Secured Obligations in each case prior and superior in right to any other Person (except Liens permitted by Section 9.3). Schedule 6.19(b)-2 lists each registered financing statement or other registration made under the Personal Property Security Act (Ontario) ("PPSA") and similar legislation in effect in each of the other provinces of Canada and under The Bank Act (Canada) that (i) names any Loan Party as debtor as of the Closing Date and (ii) will remain on file after the Closing Date. Schedule 6.19(b)-3 lists each registered financing statement or other registration made under the PPSA and similar legislation in effect in each of the other provinces of Canada and under The Bank Act (Canada) that (i) names any Loan Party as debtor as of the Closing Date and (ii) will be discharged on or prior to the Closing Date; and on or prior to the Closing Date, the Canadian Borrower will have delivered to the Canadian Administrative Agent, or caused to be filed (or made provision for the delivery or filing), duly completed financing change statements, designated as discharges or other releases and
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                                                                           68

discharges in form satisfactory to the Canadian Administrative Agent signed by the relevant secured party, in respect of each registered financing statement listed in Schedule 6.19(b)-3.

     (c) Each of the Mortgages is effective to create in favor of the relevant Administrative Agent, for the benefit of the Purchase Money Term Loan Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof; and when the Mortgages are filed in the offices specified on Schedule 6.19(c) (in the case of the Mortgages to be executed and delivered on the Closing Date) or in the recording office designated by the Borrowers (in the case of any Mortgage to be executed and delivered pursuant to Section 8.10
(a) and (b)), each Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties described therein and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights permitted by the relevant Mortgage).

     6.20 Solvency. Each Loan Party is, and after giving effect to the Acquisition and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

     6.21 Regulation H. No Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (except any Mortgaged Properties as to which such flood insurance as required by Regulation H has been obtained and is in full force and effect as required by this Agreement).

                         Section 7. CONDITIONS PRECEDENT

     7.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial Extension of Credit requested to be made by it hereunder is subject to the satisfaction, prior to or concurrently with the making of such Extension of Credit on the Closing Date, of the following conditions precedent:

     (a) Loan Documents. The Administrative Agents shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Canadian Borrower and the U.S. Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of the Canadian Borrower and the U.S. Borrower, (iii) the Canadian Security Documents, executed and delivered by a duly authorized officer of each party thereto, (iv) a Mortgage covering each of the Mortgaged Properties, executed and delivered by a duly authorized officer of each party thereto and (v) a Lender Addendum executed and delivered by each Lender and accepted by the Borrowers.

     (b) Acquisition. The Canadian Borrower and the U.S. Borrower shall have consummated the Acquisition for an aggregate purchase price not exceeding U.S.$95,000,000 (subject to customary post-closing and working capital adjustments). The Acquisition shall have been consummated pursuant to the Acquisition Documentation, and no provision thereof shall

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                                                                           69

have been waived, amended, supplemented or otherwise modified in a manner that is material and detrimental to the Borrowers without the consent of the General Administrative Agent.

     (c) Pro Forma Balance Sheet; Pro Forma Income Statements; Financial Statements. The Lenders shall have received (i) the Pro Forma Balance Sheet and the Pro Forma Income Statements, (ii) audited consolidated financial statements of the Canadian Borrower for the 1999 and 2000 fiscal years and (iii) unaudited interim consolidated financial statements of the Canadian Borrower for each fiscal quarterly period ended subsequent to the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph as to which such financial statements are available; and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Canadian Borrower, as reflected in the financial statements or projections contained in the Confidential Information Memorandum.

     (d) Approvals. All material governmental and third party approvals necessary in connection with the Acquisition (to the extent required by the Acquisition Agreement), the continuing operations of each of the Borrowers and their respective Restricted Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Acquisition or the financing contemplated hereby.

     (e) Related Agreements. The Administrative Agents shall have received (in a form reasonably satisfactory to the Administrative Agents), true and correct copies, certified as to authenticity by the Borrowers, of (i) the Acquisition Agreement and (ii) such other documents or instruments as may be reasonably requested by the Administrative Agents, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which the Loan Parties may be a party.

     (f) Termination of Existing Credit Facility. The General Administrative Agent shall have received evidence satisfactory to the General Administrative Agent that the Existing Credit Facility shall be simultaneously terminated, all amounts thereunder shall be simultaneously paid in full and arrangements satisfactory to the General Administrative Agent shall have been made for the termination of Liens and security interests granted in connection therewith.

     (g) Fees. The Lenders, the Administrative Agents and the Arranger shall have received all fees required to be paid, and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Administrative Agents and the Arranger), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrowers to the Administrative Agents on or before the Closing Date.

     (h) Business Plan. The Lenders shall have received a satisfactory business plan for fiscal years 2001-2007 and a satisfactory written analysis of the business and prospects of the Canadian Borrower and its Subsidiaries for the period from the Closing Date through the final maturity of the Term Loans.
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                                                                           70

     (i) Lien Searches. The Administrative Agents shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code financing statements, PPSA financing statements or other filings or recordations should be made to evidence or perfect security interests in all assets of the Loan Parties, and such search shall reveal no liens on any of the assets of the Loan Party, except for Liens permitted by Section 9.3 and Liens being terminated in connection with the Closing Date listed on Schedule 6.19(a)-3 and 6.19(b)-3.

     (j) Closing Certificate and Secretary's Certificate. The Administrative Agents shall have received a closing certificate and a secretary's certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C-1 and Exhibit C-2, respectively, with appropriate insertions and attachments.

     (k) Legal Opinions. The Administrative Agents shall have received the following executed legal opinions:

     (i) the legal opinion of Drinker Biddle & Reath LLP, special financing counsel to the Borrowers and their Subsidiaries, substantially in the form of Exhibit F-1;

     (ii) the legal opinion of Goodmans, Canadian counsel to the Canadian Borrower, substantially in the form of Exhibit F-2;

     (iii) to the extent consented to by the relevant counsel, each legal opinion, if any, delivered in connection with the Acquisition Agreement, accompanied by a reliance letter in favor of the Lenders; and

     (iv) the legal opinion of local counsel in the State of Georgia, the Province of British Columbia, the Province of Alberta, the Province of Saskatchewan, the Province of Manitoba, the Province of Quebec and the Province of New Brunswick.

     Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the General Administrative Agent may reasonably require.

     (l) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement and PPSA financing statement) and application for registration required by the Security Documents or under law or reasonably requested by the General Administrative Agent to be filed, registered or recorded in order to create in favor of the General Administrative Agent or the Canadian Administrative Agent, as the case may be, for the benefit of the applicable Lenders, a perfected or duly published Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 9.3), shall have been filed, registered or recorded or shall have been delivered to the General Administrative Agent or the Canadian Administrative Agent, as the case may be, be in proper form for filing, registration or recordation, subject to Permitted Perfection Limitations.
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                                                                           71

     (m) Title Insurance; Flood Insurance. (i) If requested by the General Administrative Agent, but only to the extent the same are in the possession of the Borrowers, the General Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause (ii) below (the "Title Insurance Company") shall have received, maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the General Administrative Agent and the Title Insurance Company in a manner satisfactory to them, dated a date satisfactory to the General Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor satisfactory to the General Administrative Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; (F) if the site is described as being on a filed map, a legend relating the survey to said map; and (G) the flood zone designations, if any, in which the Mortgaged Properties are located.

     (ii) The General Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee's title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (A) be in an amount satisfactory to the General Administrative Agent; (B) be issued at ordinary rates; (C) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; (D) name the General Administrative Agent for the benefit of the Lenders as the insured thereunder; (E) be in the form of ALTA Loan Policy - 1970 (Amended 10/17/70 and 10/17/84) (or equivalent policies); (F) contain such endorsements and affirmative coverage as the General Administrative Agent may reasonably request and (G) be issued by title companies satisfactory to the General Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the General Administrative Agent). The General Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

     (iii) If required by law or regulation, the General Administrative Agent shall have received (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the indebtedness secured by such Mortgage and (B) confirmation that each of the Borrowers has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

     (iv) If requested by the General Administrative Agent, the General Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (ii) above and a copy of all other material documents affecting the Mortgaged Properties.

     (n) Insurance. The General Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.2 of the Guarantee and Collateral Agreement.

     (o) Intercompany Debt. The obligations of the U.S. Borrower under a certain Subsidiary guarantee dated as of February 1, 2000 by the U.S. Borrower in favor of the Canadian Borrower, shall have been duly subordinated, in a manner reasonably satisfactory to the General Administrative Agent, to the obligations of the U.S. Borrower under the Loan Documents; and all Liens securing such guarantee shall have been released.

     (p) Calgary Mortgage. The existing mortgage in respect of the Canadian Borrower's property in Calgary, Alberta, to the extent such existing mortgage relates to inventory or accounts receivable, shall have been subordinated, in a manner reasonably satisfactory to the General Administrative Agent, to the security interest in such accounts receivable and inventory created pursuant to the Canadian Security Documents.

     7.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any Extension of Credit requested to be made by it hereunder on any date (including, without limitation, its initial Extension of Credit) is subject to the satisfaction of the following conditions precedent:

     (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date, except to the extent they relate to an earlier specified date, in which case they shall be true and correct as of such earlier specified date.

     (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extensions of Credit requested to be made on such date.

     Each request by either Borrower for an Extension of Credit hereunder shall constitute a representation and warranty by the respective Borrower as of the date of such Extension of Credit that the conditions contained in this Section
7.2 have been satisfied.

                        Section 8. AFFIRMATIVE COVENANTS

     The Borrowers hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, each of the Borrowers shall and shall cause each of its Restricted Subsidiaries to:

     8.1 Financial Statements. Furnish to each Agent and each Lender:

     (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Canadian Borrower, a copy of the audited consolidated balance sheet of the Canadian Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing;

     (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Canadian Borrower, the unaudited consolidated balance sheet of the Canadian Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of notes);

     (c) as soon as available, but in any event within 90 days after the end of each fiscal year of the Canadian Borrower, a copy of the audited consolidated balance sheet of Cott U.K. and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing; and

     (d) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Canadian Borrower, the unaudited consolidated balance sheet of Cott U.K. and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of notes;

     all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

     8.2 Certificates; Other Information. Furnish to each Agent and each Lender, or, in the case of clause (h), to the relevant Lender (or, if so specified, to the General Administrative Agent):

     (a) concurrently with the delivery of the financial statements referred to in Section 8.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (it being understood that such certificate shall be limited to the items that independent certified public accountants are permitted to cover in such certificates pursuant to their professional standards and customs of the profession);

     (b) concurrently with the delivery of any financial statements pursuant to
Section 8.1, (i) a certificate of the Borrowers, executed on their behalf by a Responsible Officer, stating that, to the best of such Responsible Officer's knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrowers and their Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Canadian Borrower, as the case may be, (y) to the extent not previously disclosed to the relevant Administrative Agent, a listing of any county or state within the United States or any Province in Canada where any Loan Party keeps inventory and (z) any UCC financing statements or PPSA financing statements or other filings specified in such Compliance Certificate as being required to be delivered therewith;

     (c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Canadian Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Canadian Borrower and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income as well as a narrative discussion and analysis of the financial condition and results of operations of the Canadian Borrower and its Subsidiaries), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the "Projections"), which Projections shall in each case be accompanied by a certificate of the Borrowers, executed on their behalf by a Responsible Officer, stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

     (d) within 45 days after the end of each fiscal quarter of the Canadian Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Canadian Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

     (e) to the General Administrative Agent only, no later than 10 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to any Indenture or the Acquisition Agreement;

     (f) within five days after the same are sent, copies of all financial statements and reports that the Canadian Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Canadian Borrower may make to, or file with, the SEC;

     (g) to the General Administrative Agent only, as soon as possible and in any event within 10 days of obtaining knowledge thereof: (i) any development, event, or condition that, individually or in the aggregate with other developments, events or conditions, could reasonably be expected to result in the payment by either Borrower and any Subsidiary, in the aggregate, of a Material Environmental Amount; and (ii) any notice that any governmental authority may deny any application for an Environmental Permit sought by, or revoke or refuse to renew any Environmental Permit held by, the Borrowers; and

     (h) promptly, such additional financial and other information as any Lender (through the General Administrative Agent) may from time to time reasonably request.

     8.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Borrower and its Subsidiaries, as the case may be.

     8.4 Conduct of Business and Maintenance of Existence, etc. (a) (i) Preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in the case of clauses (i) and (ii) above, as otherwise permitted by
Section 9.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     8.5 Maintenance of Property; Insurance. (a) Keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

     8.6 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrowers and their Subsidiaries with officers and employees of the Borrowers and their Subsidiaries (it being agreed that the Lenders will coordinate such visits with the General Administrative Agent such that there shall be no more than two such visits in any fiscal year in the absence of a continuing Event of Default).

     8.7 Notices. Promptly give notice to the General Administrative Agent (and, in the case of clause (a), each Lender) of:

     (a) the occurrence of any Default or Event of Default;

     (b) any (i) default or event of default under any Contractual Obligation of either Borrower or any of their Restricted Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between either Borrower or any of their Restricted Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

     (c) any litigation or proceeding affecting either Borrower or any of their Restricted Subsidiaries in which the amount involved is U.S.$1,000,000 or more and not covered by insurance or other third party indemnity agreement or in which injunctive or similar relief is sought;

     (d) the following events, as soon as possible and in any event within 30 days after the U.S. Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the U.S. Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

     (e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

     Each notice pursuant to this Section shall be accompanied by a statement of the Borrowers executed on their behalf by a Responsible Officer, setting forth details of the occurrence referred to therein and stating what action the relevant Borrower or the relevant Subsidiary proposes to take with respect thereto.

     8.8 Environmental Laws. (a) Comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do any of the above could not reasonably be expected to have a Material Adverse Effect.

     (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that failure to do any of the above could not reasonably be expected to have a Material Adverse Effect.

     8.9 [Reserved]

     8.10 Additional Collateral, etc. (a) If at any time, as a result of the amendment or refinancing of either Indenture, the Canadian Borrower or any of its Subsidiaries is permitted to grant to the General Administrative Agent security interests in additional Property that is not then a part of the Collateral without causing such additional Property to equally and ratably secure the securities under either Indenture, the Canadian Borrower will, at the request of the General Administrative Agent, (i) promptly take such actions as the General Administrative Agent shall reasonably request to grant to the General Administrative Agent, or to cause the relevant Restricted Subsidiaries to grant to the General Administrative Agent, perfected security interests in such additional Property to secure such portion of the obligations of the Borrowers under the Loan Documents (or to secure any guarantee obligations of the relevant grantor under the Guarantee and Collateral Agreement) as shall be permitted by the Indentures, (ii) cause to be delivered to the General Administrative Agent such evidence of corporate action and such legal opinions with respect to the actions described in the foregoing clause (i) as the General Administrative Agent shall reasonably request (and, in the case of such Property that is real property, comply with the provisions of Section 7.1(o) in respect thereof) and (iii) thereafter, if the Canadian Borrower or any of its Restricted Subsidiaries shall acquire any Property in which the Canadian Borrower or any of its Restricted Subsidiaries is permitted to grant security interests in additional Property that is not then a part of the Collateral without causing such additional Property to equally and ratably secure the securities under either Indenture, the Canadian Borrower will take the actions described in the foregoing clauses (i) and (ii) in respect of such Property.

     (b) If at any time, as a result of the amendment or refinancing of either Indenture, any Restricted Subsidiary of the Canadian Borrower is permitted to guarantee any obligations of either Borrower under the Loan Documents without concurrently guaranteeing any obligations of the Canadian Borrower in respect of the securities under either Indenture, the Canadian Borrower will, at the request of the General Administrative Agent, (i) promptly take such actions as the General Administrative Agent shall reasonably request to cause the relevant Restricted Subsidiary to become a guarantor party to the Guarantee and Collateral Agreement to the extent permitted by the Indentures, (ii) cause to be delivered to the General Administrative Agent such evidence of corporate action and such legal opinions with respect to the actions described in the foregoing clause (i) as the General Administrative Agent shall reasonably request and
(iii) thereafter, if the Canadian Borrower or any of its Restricted Subsidiaries shall acquire or form any Restricted Subsidiary that would be permitted to guarantee any obligations of either Borrower under the Loan Documents without concurrently guaranteeing any obligations of the Canadian Borrower in respect of the securities under either Indenture, the Canadian Borrower will take the actions described in the foregoing clauses (i) and (ii) in respect of such Restricted Subsidiary.

     8.11 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the General Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the General Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by either Borrower or any Restricted Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the General Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrowers will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the General Administrative Agent or such Lender may be required to obtain from the Borrowers or any of their Restricted Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

     8.12 Indenture Calculations . Deliver to the General Administrative Agent, quarterly in concurrence with delivery of the financial statements pursuant to 8.1, a certificate setting forth calculations of the maximum amounts of indebtedness permitted by clause (i) of the second paragraph of Section 4.03 of each Indenture to be outstanding on the last day of such fiscal quarter, if applicable, and, if such calculations demonstrate that either the Aggregate Canadian Revolving Extensions of Credit or the Aggregate U.S. Revolving Extensions of Credit plus the aggregate outstanding principal amount of Working Capital Term Loans, in each case as of the last day of such fiscal quarter, exceeded the maximum amounts permitted by clause (i) of the second paragraph of
Section 4.03 of either Indenture, immediately make such prepayments as shall be required to cause the Borrowers to be in compliance with such provisions of the Indentures.

                          SECTION 9. NEGATIVE COVENANTS

     The Borrowers hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, each of the Borrowers shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

     9.1 Financial Condition Covenants.

     (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Canadian Borrower (or, if less, the number of full fiscal quarters subsequent to the Closing Date) ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

       Fiscal Quarter                                  Consolidated
       --------------                                  Leverage Ratio
                                                       --------------
       FQ3 2001                                        3.15 to 1.00

                                                                              79

       FQ4 2001                                        3.15 to 1.00
       FQ1 2002                                        3.25 to 1.00
       FQ2 2002                                        3.25 to 1.00
       FQ3 2002                                        3.00 to 1.00
       FQ4 2002                                        2.75 to 1.00
       FQ1 2003                                        2.75 to 1.00
       FQ2 2003                                        2.75 to 1.00
       FQ3 2003                                        2.50 to 1.00
       FQ4 2003                                        2.50 to 1.00
       FQ1 2004                                        2.50 to 1.00
       FQ2 2004                                        2.50 to 1.00
       FQ3 2004                                        2.25 to 1.00
       FQ4 2004                                        2.25 to 1.00
       FQ1 2005                                        2.25 to 1.00
       FQ2 2005 and thereafter                         2.00 to 1.00

; provided, that for the purposes of determining the ratio described above for FQ3 2001, FQ4 2001 and FQ1 2002, Consolidated EBITDA for the relevant period shall be deemed to equal Consolidated EBITDA for such fiscal quarter (and, in the case of the latter two such determinations, each previous fiscal quarter commencing after the Closing Date) multiplied by 4, 2 and 4/3, respectively.

     (b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Canadian Borrower (or, if shorter, the period commencing on the first day of FQ3
2001) ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

       Fiscal Quarter                                  Consolidated
       --------------                                  Interest Coverage Ratio
                                                       -----------------------
       FQ3 2001                                        3.25 to 1.00
       FQ4 2001                                        3.25 to 1.00
       FQ1 2002                                        3.25 to 1.00
       FQ2 2002                                        3.25 to 1.00
       FQ3 2002                                        3.25 to 1.00
       FQ4 2002                                        3.50 to 1.00
       FQ1 2003                                        3.50 to 1.00
       FQ2 2003                                        3.50 to 1.00
       FQ3 2003                                        3.50 to 1.00
       FQ4 2003                                        3.75 to 1.00
       FQ1 2004                                        3.75 to 1.00
       FQ2 2004                                        3.75 to 1.00
       FQ3 2004                                        3.75 to 1.00
       FQ4 2004                                        3.75 to 1.00
       FQ1 2005                                        3.75 to 1.00

                                                                              80

       FQ2 2005                                        3.75 to 1.00
       FQ3 2005                                        3.75 to 1.00
       FQ4 2005 and thereafter                         4.00 to 1.00


     (c) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Canadian Borrower (or, if shorter, the period commencing on the first day of FQ3
2001) ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:


       Fiscal Quarter                           Consolidated
       --------------                           Fixed Charge Coverage Ratio
                                                ---------------------------
       FQ3 2001                                 1.00 to 1.00
       FQ4 2001                                 1.00 to 1.00
       FQ1 2002                                 1.00 to 1.00
       FQ2 2002                                 1.00 to 1.00
       FQ3 2002                                 1.05 to 1.00
       FQ4 2002                                 1.05 to 1.00
       FQ1 2003                                 1.05 to 1.00
       FQ2 2003                                 1.05 to 1.00
       FQ3 2003                                 1.05 to 1.00
       FQ4 2003                                 1.05 to 1.00
       FQ1 2004                                 1.10 to 1.00
       FQ2 2004                                 1.15 to 1.00
       FQ3 2004                                 1.20 to 1.00
       FQ4 2004 and thereafter                  1.25 to 1.00



     9.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

     (a) Indebtedness of any Loan Party pursuant to any Loan Document;

     (b) (i) Indebtedness of either Borrower to the other Borrower or to any Restricted Subsidiary, (ii) Indebtedness of any Restricted Subsidiary to another Restricted Subsidiary and (iii) Subordinated Debt of either Borrower or any Restricted Subsidiary to any Unrestricted Subsidiaries in an aggregate principal amount not exceeding U.S.$5,000,000 at any time outstanding and provided, that all Indebtedness pursuant to this Section 9.2(b) constituting an Investment by either Borrower or any Restricted Subsidiary must be permitted by Section 9.8(c).

     (c) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 9.3(g) in an aggregate principal amount not to exceed U.S.$25,000,000 at any one time outstanding;

     (d) (i) any refinancing of the Canadian Borrower's 9-3/8% Senior Notes due 2005 or 8-1/2% Senior Notes due 2007 (provided, that such refinancing Indebtedness shall be Indebtedness of the same obligor, shall not be in an amount exceeding the principal amount of the Indebtedness refinanced thereby, shall mature no earlier than one year after the final maturity of the Term Loans and shall have covenants no more restrictive than those applicable to the Indebtedness refinanced thereby) and (ii) Indebtedness outstanding on the date hereof and listed on Schedule 9.2(d) and any refinancings, refundings, renewals or extensions thereof (provided, that such refinancing Indebtedness shall be Indebtedness of the same Obligor, shall not be in an amount exceeding the amount of the Indebtedness refinanced thereby and shall mature no earlier than the Indebtedness refinanced thereby);

     (e) (i) Guarantee Obligations made in the ordinary course of business by either Borrower or any of its Restricted Subsidiaries of obligations of either Borrower or any Subsidiary in an aggregate principal amount for both Borrowers not exceeding U.S.$5,000,000 at any time outstanding, (ii) Guarantee Obligations incurred in the ordinary course of business by any Restricted Subsidiary of obligations of either Borrower not exceeding U.S.$5,000,000 at any time outstanding, and (iii) Guarantee Obligations now in effect and described on
Schedule 9.2(e) (and replacements thereof in an amount not exceeding the amounts of the obligations replaced); and

     (f) additional Indebtedness of either Borrower or any Subsidiary in an aggregate principal amount (for the Borrowers and all Restricted Subsidiaries) not to exceed at any one time outstanding U.S. $10,000,000.

     Notwithstanding the foregoing, the provisions of this Section 9.2 are subject to the limitations in Section 12.19.

     9.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

     (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Canadian Borrower or the relevant Subsidiary, as the case may be, in conformity with GAAP;

     (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

     (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

     (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

     (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of either Borrower or any Subsidiary;

     (f) Liens in existence on the date hereof listed on Schedule 9.3(f), securing Indebtedness permitted by Section 9.2(d), and liens on the same Property securing a refinancing of any such Indebtedness, provided that no such Lien is spread to cover any additional Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

     (g) Liens securing Indebtedness of either Borrower or any Restricted Subsidiary incurred pursuant to Section 9.2(c) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the amount of Indebtedness initially secured thereby is more than 100% of the purchase price of such fixed or capital asset;

     (h) Liens created pursuant to the Security Documents;

     (i) any interest or title of a lessor under any lease entered into by either Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

     (j) Liens on cash collateral provided in connection with Section 4.1; and

     (k) Liens not otherwise permitted by this Section 9.3 so long as neither
(i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined, in the case of each such Lien, as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrowers and all Restricted Subsidiaries) at any one time U.S.$5,000,000.

     9.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

     (a) (i) any Restricted Subsidiary of the Canadian Borrower (other than the U.S. Borrower or any of its Subsidiaries) may be merged or consolidated with or into the Canadian Borrower (provided that the Canadian Borrower shall be the continuing or surviving corporation) or with any other Subsidiary of the Canadian Borrower and (ii) any Subsidiary of the U.S. Borrower may be merged or consolidated with or into the U.S. Borrower or any other Subsidiary of the U.S. Borrower;

     (b) (i) any Restricted Subsidiary of the U.S. Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the U.S. Borrower or any Restricted Subsidiary of the U.S. Borrower, and may be dissolved, and (ii) any Subsidiary of the Canadian Borrower other than the U.S. Borrower or any Subsidiary of the U.S. Borrower may (upon voluntary liquidation or otherwise) Dispose of any or all of its assets (other than Collateral) to the Canadian Borrower or any Restricted Subsidiary of the Canadian Borrower, and may be dissolved; and

     (c) any Restricted Subsidiary (other than the U.S. Borrower) may effect a Permitted Acquisition by means of a merger or consolidation.

     9.5 Limitation on Disposition of Property. Dispose of any Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary's Capital Stock to any Person, or Dispose of the Georgia Facility, except:

     (a) the Disposition in the ordinary course of business of property not used or useful;

     (b) the sale of inventory in the ordinary course of business;

     (c) Dispositions permitted by Section 9.4(b);

     (d) (i) the sale or issuance of the Capital Stock of any Subsidiary of the U.S. Borrower to the U.S. Borrower or any Restricted Subsidiary of the U.S. Borrower and (ii) the sale or issuance of the Capital Stock of any Subsidiary of the Canadian Borrower (other than, at any time when a Default or Event of Default under Section 10(a), or under Section 10(c) arising from a violation of
Section 9.1, shall have occurred and be continuing, any Subsidiary of the U.S. Borrower) to the Canadian Borrower or any Restricted Subsidiary of the Canadian Borrower;

     (e) the Disposition of other assets having a fair market value not to exceed U.S.$10,000,000 in the aggregate for any fiscal year of the Canadian Borrower;

     (f) any Recovery Event, provided, that the requirements of Section 5.5(d) are complied with in connection therewith;

     (g) the Disposition of Menu Foods, Ltd. or its direct parent;

     (h) any Restricted Payment permitted by Section 9.6.; and

     (i) the Disposition of the Georgia Facility at any time after the Purchase Money Term Loan has been repaid in full or with the consent of the Required Lenders;

     Notwithstanding the foregoing, the provision of this Section 9.5 are subject to the limitations in Section 12.19.

     9.6 Limitation on Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Canadian Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of either Borrower or any Subsidiary, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a "Derivatives Counterparty") obligating either Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock, or redeem, purchase, or set apart any assets for a sinking fund or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any of the Canadian Borrower's outstanding 9-3/8% Senior Notes due 2005 or 8-1/2% Senior Notes due 2007, ("Redemption Restricted Payments"; collectively with the other payments listed above, "Restricted Payments") (provided, that the Canadian Borrower can refinance the entire outstanding principal amount of its 9-3/8% Senior Notes due 2005 and/or 8-1/2% Senior Notes due 2007 as permitted by Section 9.2(d)), except that:

     (a) the Canadian Borrower may make Restricted Payments in the form of common stock of the Canadian Borrower and may make Restricted Payments in the form of preferred stock of the Canadian Borrower to pay in-kind dividends on its preferred stock in accordance with the terms thereof;

     (b) so long as no Default or Event of Default has occurred and is continuing, the Canadian Borrower may make Restricted Payments in any fiscal quarter in an amount up to (i) 25% of Consolidated Net Income for the immediately preceding fiscal quarter for any Restricted Payments, if the Consolidated Leverage Ratio as of the last day of such immediately preceding fiscal quarter is greater than or equal to 2.00 to 1.00; (ii) 50% of Consolidated Net Income for such immediately preceding fiscal quarter, if the Consolidated Leverage Ratio as of the last day of such fiscal quarter is less than 2.00 to 1.00; (iii) at any time prior to July 1, 2002, up to an aggregate amount of $15,000,000 of Redemption Restricted Payments; and (iv) and any time on or after July 1, 2002, up to an aggregate amount of Redemption Restricted Payments equal to the aggregate amount of optional prepayments of the Term Loans made by the U.S. Borrower after July 1, 2002.

     (c) Restricted Payments by the Canadian Borrower or a Restricted Subsidiary pursuant to employee benefit plans or incentive compensation plans, in each case to the extent such Restricted Payments are compensation to executives or employees (deductible as such for purposes of income taxes of the Canadian Borrower or of the applicable Restricted Subsidiary).

     Notwithstanding the foregoing, the provision of this Section 9.6 are subject to the limitations in Section 12.19.

     9.7 Limitation on Capital Expenditures. Make or commit to make any Capital Expenditure, except (a) Capital Expenditures of the Canadian Borrower and its Restricted Subsidiaries in the ordinary course of business not exceeding the amount set forth below for each of the fiscal years of the Canadian Borrower ser forth below:


       Year                                            Maximum
       ----                                            Capital Expenditures
                                                       --------------------
       2001                                            $50,000,000
       2002                                            $50,000,000
       2003                                            $50,000,000

                                                                           85

       2004                                            $50,000,000
       2005 and thereafter                             $52,500,000


     provided, that (i) up to 50% of any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (ii) Capital Expenditures made pursuant to this clause (a) during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and second, in respect of amounts carried over from the prior fiscal year pursuant to subclause (i) above and (b) Capital Expenditures made with the proceeds of any Reinvestment Deferred Amount.

     9.8 Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, "Investments"), except:

     (a) extensions of trade credit in the ordinary course of business;

     (b) investments in Cash Equivalents;

     (c) Investments arising in connection with the incurrence of Indebtedness permitted by Section 9.2(b) and (e).

     (d) loans and advances to employees of the Canadian Borrower, the U.S. Borrower or any of their Subsidiaries in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount for the Canadian Borrower, the U.S. Borrower and any Subsidiaries not to exceed U.S.$1,000,000 at any one time outstanding;

     (e) the Acquisition;

     (f) Permitted Acquisitions;


     (g) Specified Business Combination;


     (h) (i) Investments in assets useful in the U.S Borrower's business or that of its Restricted Subsidiaries made by the U.S. Borrower or any of its Restricted Subsidiaries with the proceeds of any Reinvestment Deferred Amount arising from Dispositions or Recovery Events with respect to assets of the U.S. Borrower or such Restricted Subsidiary, as the case may be, and (ii) Investments in assets useful in the Canadian Borrower's business or that of its Restricted Subsidiaries made by the Canadian Borrower or any of its Restricted Subsidiaries with the proceeds of any Reinvestment Deferred Amount arising from Dispositions or Recovery Events with respect to assets of the Canadian Borrower or such Restricted Subsidiary, as the case may be;

     (i) Investments by the Canadian Borrower in Cott U.K. in an aggregate amount in any fiscal year equal to (i) if the Consolidated Leverage Ratio on the last day of the immediately preceding fiscal year was greater than or equal to
2.00 to 1.00, U.S.$5,000,000 and (ii) if such Consolidated Leverage Ratio was less than 2.00 to 1.00, U.S.$10,000,000; provided, that (A) Investments may be made at any time in an amount equal to the aggregate amount of cash dividends, and principal repayments in respect of Indebtedness of Cott U.K. to the Canadian Borrower outstanding on the Closing Date, in each case received by the Canadian Borrower from Cott U.K. from the Closing Date to the date of such Investment (but only to the extent such amount has not been previously invested pursuant to this clause (A)), and (B) no Investment may be made pursuant to this Section 9.8(i) at any time when a Default or an Event of Default has occurred and is continuing;

     (j) loans, advances and guarantees to or in favor of co-packers and other suppliers to assist them in meeting production requirements of the Borrowers or their Subsidiaries, such as, by way of example only and not by way of limitation, by making plant improvements or purchasing materials or equipment;

     (k) amounts used directly or indirectly to make capital contributions to the U.S. Borrower;

     (l) Investments in the form of Indebtedness permitted by Section 9.2.

     (m) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrowers or any of their Subsidiaries in an aggregate amount (valued at cost) not to exceed U.S.$10,000,000 during the term of this Agreement.

     Notwithstanding the foregoing, the provision of this Section 9.8 are subject to the limitations in Section 12.19.

     9.9 Limitation on Unrestricted Subsidiaries. Designate any Subsidiary as an Unrestricted Subsidiary on any date if after giving pro forma effect to such designation as if it had occurred on the first day of the period of four fiscal quarters most recently ended prior to such date, (a) the aggregate Consolidated EBITDA of all Unrestricted Subsidiaries of the U.S. Borrower for the period of four consecutive fiscal quarters most recently ended prior to such date would constitute more than 5% of the Consolidated EBITDA of the U.S. Borrower for such period, (b) the aggregate Consolidated EBITDA of all Unrestricted Subsidiaries of the Canadian Borrower (other than Cott U.K.) for the period of four consecutive fiscal quarters most recently ended prior to such date would constitute more than 5% of the Consolidated EBITDA of the Canadian Borrower for such period (excluding Consolidated EBITDA attributable to Cott U.K.), (c) the aggregate consolidated assets of all Unrestricted Subsidiaries of the U.S. Borrower as at the last day of the fiscal quarter most recently ended prior to such date would constitute more than 5% of the consolidated assets of the U.S. Borrower as at the last day of the fiscal quarter most recently ended prior to such date, or (d) the aggregate consolidated assets of all Unrestricted Subsidiaries of the Canadian Borrower (other than Cott U.K.) as at the last day of the fiscal quarter most recently ended prior to such date would constitute more than 5% of the consolidated assets of the Canadian Borrower (excluding assets of Cott U.K.) as at the last day of the fiscal quarter most recently ended prior to such date. For purposes of determining whether an entity may be so designated as an Unrestricted Subsidiary (the "Proposed Designated Entity") pursuant to this Section 9.9, the amount of Consolidated EBITDA and assets of such Proposed Designated Entity and each Unrestricted Subsidiary that is not (or after the designation would not be) wholly-owned directly or indirectly by the Canadian Borrower shall be deemed to be only the percentage amount of Consolidated EBITDA and assets attributable to the direct or indirect ownership interest of the Canadian Borrower (e.g., if the Canadian Borrower owns directly or indirectly 51% of the Proposed Designated Entity, then only 51% of the assets and Consolidated EBITDA of such entity shall be used in the calculation).

     9.10 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Canadian Borrower or the U.S. Borrower) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the Canadian Borrower, the U.S. Borrower or such Subsidiary, as the case may be, and
(c) upon fair and reasonable terms no less favorable to the Canadian Borrower, the U.S. Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person that is not an Affiliate.

     9.11 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Canadian Borrower, the U.S. Borrower or any Restricted Subsidiary (other than pursuant to a lease constituting Capital Lease Obligations) of real or personal property which has been or is to be sold or transferred by the Canadian Borrower, the U.S. Borrower or such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Canadian Borrower, the U.S. Borrower or such Restricted Subsidiary.

     9.12 Limitation on Changes in Fiscal Periods. Change the Canadian Borrower's method of determining fiscal year end or fiscal quarters.

     9.13 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Canadian Borrower, the U.S. Borrower or any of their Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any guarantor, its obligations under the Guarantee and Collateral Agreement, other than (a) this Agreement and the other Loan Documents, (b) the Indentures and (c) any agreements governing any purchase money Liens or Capital Lease Obligations or other Liens otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby or subject to such permitted Liens).

     9.14 Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Canadian Borrower, the U.S. Borrower or any other Restricted Subsidiary, (b) make Investments in the Canadian Borrower, the U.S. Borrower or any other Restricted Subsidiary or (c) transfer any of its assets to the Canadian Borrower, the U.S. Borrower or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents or the Indentures and (ii) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary.

     9.15 Limitation on Lines of Business. Enter into any business, either directly or through any Restricted Subsidiary, except for those businesses in which the Canadian Borrower and its Restricted Subsidiaries are engaged on the date of this Agreement, or a similar or related line of business.

     9.16 Limitation on Amendments to Acquisition Documentation. (a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and licenses furnished to the Canadian Borrower, the U.S. Borrower or any of their Subsidiaries pursuant to the Acquisition Documentation such that after giving effect thereto such indemnities or licenses taken as a whole shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto or (b) otherwise amend, supplement or otherwise modify the terms and conditions of the Acquisition Documentation except to the extent that any such amendment, supplement or modification could not reasonably be expected to have a Material Adverse Effect.

     9.17 Limitation on Hedge Agreements. Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes, to protect against changes in interest rates, commodity prices or foreign exchange rates.

                          Section 10. EVENTS OF DEFAULT

     If any of the following events shall occur and be continuing:

     (a) Either Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or either Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after such interest or other amount becomes due in accordance with the terms hereof or thereof; or

     (b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

     (c) (i) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 8.4(a) (with respect to the Borrowers only), Section 8.7(a) or Section 9 (excluding Sections 9.2, 9.3 or
9.8 unless such default shall continue unremedied for a period of 10 days), or in Section 5 of the Guarantee and Collateral Agreement or (ii) an "Event of Default" under and as defined in any Mortgage shall have occurred and be continuing; or

     (d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or

     (e) The Canadian Borrower, the U.S. Borrower or any Restricted Subsidiary shall (i) default in making any payment of any principal of or interest on any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans and Reimbursement Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to or mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable, unless the default or other event or condition shall have been waived; provided, that a default, event or condition described in clause (i) or (ii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) and (ii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate U.S.$10,000,000; or

     (f) (i) The Canadian Borrower, the U.S. Borrower or any Restricted Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts (except for fundamental changes permitted by Section 9.4), or
(B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Canadian Borrower, the U.S. Borrower or any Restricted Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Canadian Borrower, the U.S. Borrower or any Restricted Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Canadian Borrower, the U.S. Borrower or any Restricted Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Canadian Borrower, the U.S. Borrower or any Restricted Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Canadian Borrower, the U.S. Borrower or any Restricted Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

     (g) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the U.S. Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the U.S. Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders shall be likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

     (h) One or more judgments or decrees shall be entered against the Canadian Borrower, the U.S. Borrower or any of their Subsidiaries involving the Canadian Borrower, the U.S. Borrower and their Subsidiaries taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of U.S.$10,000,000 or more, and all such judgments or decrees shall not have been satisfied, vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

     (i) Any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 12.15), to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority required by the Loan Documents to be created thereby; or

     (j) The guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

     (k) Any Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to either Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all Reimbursement Obligations, regardless of whether or not such Reimbursement Obligations are then due and payable) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the General Administrative Agent may, or upon the request of the Required Lenders, the General Administrative Agent shall, by notice to the Borrowers declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (ii) with the consent of the Required Lenders, the General

Administrative Agent may, or upon the direction of the Required Lenders, the General Administrative Agent shall, by notice of default to the Borrowers, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including all amounts payable in respect of Letters of Credit whether or not the beneficiaries thereof shall have presented the drafts and other documents required thereunder) and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable and (iii) the General Administrative Agent may, and upon the direction of the Required Lenders shall, exercise any and all remedies and other rights provided pursuant to this Agreement and/or the other Loan Documents.

     With respect to all outstanding Reimbursement Obligations which have not matured at the time of an acceleration pursuant to the second preceding paragraph, the relevant Borrower shall at such time deposit in a cash collateral account opened by and maintained by the relevant Administrative Agent an amount equal to the aggregate amount of all such Reimbursement Obligations. Amounts held in such cash collateral account shall be applied by an Administrative Agent to the payment of Reimbursement Obligations when drawings under the related Letters of Credit are made, and any balance in such account shall be applied to repay other obligations of the relevant Borrower hereunder. After all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the relevant Borrower.

     Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

                             Section 11. THE AGENTS

     11.1 Appointment. (a) Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

     (b) For greater certainty, and without limiting the powers of the General Administrative Agent hereunder or under any of the other Loan Documents, each of the Lenders hereby acknowledges that the General Administrative Agent shall, for purposes of holding any security granted by the Canadian Borrower on the Canadian Borrower's property pursuant to the laws of the Province of Quebec to secure payment of the bond dated the date hereof issued by the Canadian Borrower and pledged in favor of the General Administrative Agent (the "Bond"), be the holder of an irrevocable power of attorney (fonde de pouvoir) (within the meaning of the Civil Code of Quebec) for all present and future Lenders and in particular for all present and future holders of the Bond. Each of the Agents and Lenders hereby irrevocably constitutes, to the extent necessary, the General Administrative Agent as the holder of an irrevocable power of attorney (fonde de pouvoir) (within the meaning of Article 2692 of the Civil Code of Quebec) in order to hold security granted by the Canadian Borrower in the Province of Quebec to secure the Bond. Each Eligible Assignee shall be deemed to have confirmed and ratified the constitution of the General Administrative Agent as the holder of such irrevocable power of attorney (fonde de pouvoir) by execution of the relevant Assignment and Acceptance. Notwithstanding the provisions of Section 32 of the Special Corporate Powers Act (Quebec), the General Administrative Agent may acquire and be the holder of the Bond. The Canadian Borrower hereby acknowledges that the Bond constitutes a title of indebtedness, as such term is used in
Article 2692 of the Civil Code of Quebec. For purposes of this Section 11(b), the term "Lenders" mean all Lenders other than Purchase Money Term Loan Lenders.

     11.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

     11.3 Exculpatory Provisions. Neither any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

     11.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by such Agent. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 12.6 and all actions required by such
Section in connection with such transfer shall have been taken. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required

Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

     11.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent shall have received notice from a Lender or either Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the General Administrative Agent shall receive such a notice, the General Administrative Agent shall give notice thereof to the Lenders. The General Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the General Administrative Agent shall have received such directions, the General Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

     11.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither any of the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the General Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

     11.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), for, and to save each Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent's gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

     11.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include each Agent in its individual capacity.

     11.9 Successor Administrative Agent. The General Administrative Agent may resign as General Administrative Agent and the Canadian Administrative Agent may resign as Canadian Administrative Agent, in each case, upon 10 days' notice to the Lenders and the Borrowers. If either Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 10(a) or Section 10(f) with respect to the Borrowers shall have occurred and be continuing) be subject to approval by the Borrowers (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the resigning Administrative Agent, and the terms "General Administrative Agent" and "Canadian Administrative Agent", as the case may be, shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as General Administrative Agent or Canadian Administrative Agent, as the case may be, by the date that is 10 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the retiring Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. The Syndication Agent may, at any time, by notice to the Lenders and the General Administrative Agent, resign as Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities of the Syndication Agent hereunder shall automatically be assumed by, and inure to the benefit of, the General Administrative Agent, without any further act by the Syndication Agent, the General Administrative Agent or any Lender. The Working Capital Facility Agent may, at any time, by notice to the Lenders and the General Administrative Agent, resign as Working Capital Facility Agent hereunder. If it does so, the General Administrative Agent shall appoint from among the Lenders a successor working capital agent for the Lenders, which successor agent shall be a commercial bank and shall (unless an Event of Default under Section 10(a) or Section 10(f) with respect to the Borrowers shall have occurred and be continuing) be subject to approval by the Borrowers (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the resigning Working Capital Facility Agent, and the term "Working Capital Facility Agent" shall mean such successor agent effective upon such appointment and approval, and the former Working Capital Facility Agent's rights, powers and duties as Working Capital Facility Agent shall be terminated, without any other or further act or deed on the part of such former Working Capital Facility Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Working Capital Facility Agent as the case may be, by the date that is 10 days following a retiring Working Capital Facility Agent's notice of resignation, the retiring Working Capital Facility Agent's resignation shall nevertheless thereupon become effective, and the Lenders that are commercial banks shall assume and perform all of the duties of the retiring Working Capital Facility Agent hereunder until such time, if any, as the General Administrative Agent appoints a successor agent as provided for above. After any retiring Agent's resignation as Agent, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

     11.10 Authorization to Release Liens and Guarantees. Each Administrative Agent is hereby irrevocably authorized by each of the Lenders to effect any release of Liens or guarantee obligations contemplated by Section 12.15.

     11.11 The Arranger; the Syndication Agent. Neither the Arranger nor the Syndication Agent, in their respective capacities as such, shall have duties or responsibilities, and shall incur no liability, under this Agreement and the other Loan Documents.

                           Section 12. MISCELLANEOUS

     12.1 Amendments and Waivers. Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented, modified or waived except in accordance with the provisions of this Section 12.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Agents and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

     (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan or Reimbursement Obligation, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the written consent of each Lender directly affected thereby;

     (ii) amend, modify or waive any provision of this Section or reduce any percentage specified in the definition of Required Lenders or Required Prepayment Lenders, consent to the assignment or transfer by the Borrowers of any of their rights and obligations under this Agreement and the other Loan Documents, release or subordinate all or substantially all of the Collateral under the Guarantee and Collateral Agreement, or release the Canadian Borrower from all or substantially all of its guarantee obligations under Section 2 of the Guarantee and Collateral Agreement, in each case without the consent of all Lenders (other than Defaulting Lenders);

     (iii) reduce the percentage specified in the definition of Majority Facility Lenders (other than Defaulting Lenders) with respect to any Facility, or extend the length of Interest Periods, without the written consent of all Lenders under such Facility;

     (iv) amend, modify or waive any provision herein which affects an Agent's duties or obligations hereunder (including, but not limited to, Section 11) without the written consent of any Agent directly affected thereby;

     (v) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swing Line Lender or Section 3.6 and 3.7 without the written consent of the Canadian Swing Line Lender;

     (vi) amend, modify or waive any provision of Section 5.9 without written the consent of each Lender directly affected thereby;

     (vii) amend, waive or modify any provision of Section 5.5(h) without the consent of each Term Loan Lender, or amend, waive or modify any provision of Section 5.5 without the written consent of the Required Prepayment Lenders; or

     (viii) amend, modify or waive any provision of Section 4 without the consent of each Issuing Lender.

     Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

     For the avoidance of doubt, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the General Administrative Agent and each Loan Party to each relevant Loan Document (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the "Additional Extensions of Credit") to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and
(y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, Required Prepayment Lenders and Majority Facility Lenders.

     12.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of the Borrowers and the Agents, as follows and (b) in the case of the Lenders, as set forth in an administrative questionnaire delivered to the General Administrative Agent or on Schedule I to the Lender Addendum to which such Lender is a party or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

     The Canadian Borrower:                 Cott Corporation
                                            207 Queen's Quay West, Suite 340
                                            Toronto, Ontario M5J 1A7
                                            Attention:  V.P. Treasurer
                                            Telecopy:  (416) 203-6209
                                            Telephone: (416) 203-5206

     With a copy to:                        Mark Halperin, General Counsel
                                            Cott Corporation-Legal Department
                                            207 Queen's Quay West
                                            Toronto, Ontario M5J 1A7
                                            Telecopy:  (416) 203-5609
                                            Telephone:  (416) 203-5604

     The U.S.  Borrower:                    BCB USA Corp.
                                            5405 Cypress Center Dr. Suite 100
                                            Tampa, Florida  33609
                                            Attention:  V.P. Treasurer
                                            Telecopy:  (416) 203-6209
                                            Telephone: (416) 203-5206

     With a copy to:                        Mark Halperin, General Counsel
                                            Cott Corporation-Legal Department
                                            207 Queen's Quay West
                                            Toronto, Ontario M5J 1A7
                                            Telecopy:  (416) 203-5609
                                            Telephone:  (416) 203-5604

     The Syndication Agent:                 First Union National Bank
                                            Consumer Products Group
                                            301 South College Street,
                                            DC-5, NC0760
                                            Charlotte, NC  28288-0760
                                            Attention:  David Silander, Director
                                            Telecopy:  (704) 374-4793
                                            Telephone: (704) 383-5124

     Working Capital Facility Agent:        First Union National Bank
                                            Consumer Products Group
                                            301 South College Street,
                                            DC-5, NC0760
                                            Charlotte, NC  28288-0760
                                            Attention:  David Silander, Director
                                            Telecopy:  (704) 374-4793
                                            Telephone: (704) 383-5124

                                            With a copy to:

                                            First Union National Bank
                                            201 South College Street, CP-17
                                            Charlette, NC  28288-1183
                                            Attention:  Erika Myers
                                            Telecopy: (704) 383-7999
                                            Telephone:  (704)-383-0296


     The General Administrative Agent:      Lehman Commercial Paper Inc.
                                            3 World Financial Center
                                            New York, New York 10285
                                            Attention:  Andrew Keith
                                            Telecopy:  (212) 526-7691
                                            Telephone:  (212) 526-5059

     The Canadian Administrative Agent:     Bank of Montreal
                                            100 Kings Street West, 19th Floor
                                            1st Canadian Place
                                            Toronto, Ontario  M5X-1A1
                                            Attention:  Manager Global
                                            Distribution Canada
                                            Telecopy:  (416) 867-5718
                                            Telephone: (416)-867-5612

     The Canadian Supplemental Revolving    Bank of Montreal

     Credit Lender:                         100 Kings Street West, 19th Floor
                                            1st Canadian Place
                                            Toronto, Ontario  M5X-1A1
                                            Attention:  Manager Global
                                            Distribution Canada
                                            Telecopy:  (416) 867-5718
                                            Telephone: (416)-867-5612


     provided that any notice, request or demand to or upon the any Agent, the Issuing Lender or any Lender shall not be effective until received and telecopied notice received after 4:00 P.M. New York City time on any Business Day or received on any day which is not a Business Day is deemed to have been received on the following Business Day.

     12.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     12.4 Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

     12.5 Payment of Expenses. The Borrowers agree (a) to pay or reimburse the General Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of counsel to the General Administrative Agent, (b) to pay or reimburse each Lender and the General Administrative Agent for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the fees and disbursements of counsel to each Lender and of counsel to the Agents, (c) to pay, indemnify, or reimburse each Lender and the Agents for, and hold each Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, each Agent, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an "Indemnitee") for, and hold each

Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of each of the Borrowers or any of its Subsidiaries or any of the Properties and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrowers hereunder, but excluding costs and expenses described in clause (a) incurred by any Lender other than the General Administrative Agent (all the foregoing in this clause (d), collectively, the "Indemnified Liabilities"), provided, that the Borrowers shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrowers agree not to assert and to cause its Subsidiaries not to assert, and hereby waive and agree to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section shall be payable not later than 30 days after written demand therefor. Statements payable by each Borrower pursuant to this Section shall be submitted to Catherine M. Brennan (Telephone No. 416-203-5602) (Fax No. 416-203-6209) with a copy to Mark Halperin (Telephone No. 416-203-3604) (Fax No. 416-203-3609), at the address of such Borrower set forth in Section 12.2, or to such other Person or address as may be hereafter designated by such Borrower in a notice to the General Administrative Agent. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

     12.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Agents, all future holders of the Loans and their respective successors and assigns, except that neither Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agents and each Lender.

     (b) Any Lender may, without the consent of either Borrower, in accordance with applicable law, at any time sell to one or more Eligible Assignees (each, a "Participant") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the relevant Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve or disapprove any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, or to direct the Lender granting the participation with respect to any such amendment, waiver or consent, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 12.1. Each Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 12.7(a) as fully as if such Participant were a Lender hereunder. Each Borrower also agrees that each Participant shall be entitled to the benefits of Sections 5.11, 5.12 and 5.13 with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided that, in the case of Section 5.12, such Participant shall have complied with the requirements of said Section, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

     (c) Any Lender (an "Assignor") may, in accordance with applicable law and upon written notice to the General Administrative Agent, at any time and from time to time assign to any Lender or any affiliate or Control Investment Affiliate thereof or and Person, with the consent of the U.S. Borrower and the General Administrative Agent and, in the case of any assignment of Revolving Credit Commitments, the written consent of the Issuing Lender and the Swing Line Lender or Canadian Swing Line Lender, as the case may be (which, in each case, shall not be unreasonably withheld or delayed) (provided that no such consent need be obtained for an assignment (x) by the General Administrative Agent, (y) to another Lender or an affiliate or Related Fund of a Lender or (z) with respect to any assignment of funded Term Loans), to an Eligible Assignee all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit E, executed by such Assignee and such Assignor (and, where the consent of the U.S. Borrower or the General Administrative Agent or the Issuing Lender or the Swing Line Lender is required pursuant to the foregoing provisions, by the U.S. Borrower and such other Persons) and delivered to the General Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender or any affiliate thereof) shall be in an aggregate principal amount of less than U.S.$1,000,000, in the case of assignments of Term Loans (other than in the case of an assignment of all of a Lender's interests under this Agreement), and U.S.$5,000,000, in the case of assignments under the U.S. Revolving Credit Facility or the Canadian Revolving Credit Facility (other than in the case of an assignment of all of a Lender's interests under this Agreement), unless otherwise agreed by the U.S. Borrower and the General Administrative Agent. Any assignment under the Term Loan Facility must include a ratable portion of the Purchase Money Term Loan Facility and the Working Capital Term Loan Facility. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments and/or Loans as set forth therein, and

(y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor's rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Section 5.12, 5.13 and 12.5 in respect of the period prior to such effective date). Notwithstanding any provision of this Section, (i) the consent of the U.S. Borrower shall not be required for any assignment that occurs at any time when any Event of Default shall have occurred and be continuing and (ii) so long as one Lender holds 100% of the Canadian Revolving Credit Commitment and the Canadian Supplemental Revolving Credit Commitment, such Lender may not assign any portion of either such Commitment. For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments by two or more Related Funds shall be aggregated.

     (d) The General Administrative Agent (together with the Canadian Administrative Agent, in the case of Canadian Facility Loans) shall, on behalf of the relevant Borrower, maintain at its address referred to in Section 12.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, each Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the General Administrative Agent to the relevant Borrower marked "canceled". The Register shall be available for inspection by the Borrowers or any Lender (with respect to any entry relating to such Lender's Loans) at any reasonable time and from time to time upon reasonable prior notice.

     (e) Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 12.6(c), by each such other Person) together with payment to the General Administrative Agent (or the Canadian Administrative Agent for assignments of Canadian Facility Loans) of a registration and processing fee of $3,500 (treating multiple, simultaneous assignments by or to two or more Related Funds as a single assignment) (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to a Lehman Entity or (z) in the case of an Assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender), the General Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrowers. On or prior to such effective date, the relevant Borrower, at its own expense, upon request, shall execute and deliver to the General Administrative Agent (in exchange for the U.S. Revolving Credit Note, Canadian Revolving Credit Note and/or applicable Term Notes, as the case may be, of the assigning Lender) a new

U.S. Revolving Credit Note, Canadian Revolving Credit Note and/or applicable Term Notes, as the case may be, to the order of such Assignee in an amount equal to the U.S. Revolving Credit Commitment, Canadian Revolving Credit Commitment and/or applicable Term Loans, as the case may be, assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a U.S. Revolving Credit Commitment, Canadian Revolving Credit Commitment and/or Term Loans, as the case may be, upon request, a new U.S. Revolving Credit Note, Canadian Revolving Credit Note and/or Term Notes, as the case may be, to the order of the Assignor in an amount equal to the U.S. Revolving Credit Commitment, Canadian Revolving Credit Commitment and/or applicable Term Loans, as the case may be, retained by it hereunder. Such new Note or Notes shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.

     (f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

     (g) Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle (an "SPC"), identified as such in writing from time to time by the Granting Lender to the General Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that
(i) nothing herein shall constitute a commitment by any SPC to make any Loan and
(ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary in this Section 12.6(g), any SPC may
(A) with notice to, but without the prior written consent of, each Borrower and the General Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the Borrowers and the General Administrative Agent (which consent shall not be unreasonably withheld) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the Borrowers may be disclosed only with the Borrower's consent which will not be unreasonably withheld.

This paragraph (g) may not be amended without the written consent of any SPC with Loans outstanding at the time of such proposed amendment.

     12.7 Adjustments; Set-off. (a) If any Lender (for purposes of this sentence, a "Benefitted Lender") shall at any time prior to any date on which the Commitments are terminated and the Loans or Reimbursement Obligations become due and payable pursuant to Section 10 (an "Acceleration") receive any payment of all or part of the Extensions of Credit made by such Benefitted Lender to any Borrower, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Extensions of Credit made by it to such Borrower, or interest thereon (in each case except to the extent that this Agreement provides for payments to be allocated to the Lenders under a particular Facility) then such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Extensions of Credit to such Borrower, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds with each of the Lenders ratably (based upon the respective aggregate Commitments and Extensions of Credit to such Borrower immediately prior to receipt by such Benefitted Lender of such payment or collateral); provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. If any Benefitted Lender shall at any time after an Acceleration receive any payment of all or part of the aggregate amount of the Extensions of Credit made by such Benefitted Lender to all Borrowers, or interest thereon, or receive any collateral in respect thereof (whether voluntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 10(f), or otherwise), in a greater proportion than any such payment or collateral received by any other Lender, if any, in respect by the aggregate amount of the Extensions of Credit made by such Lender to all Borrowers, or interest thereon, then such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Extensions of Credit, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds with each of the Lenders ratably (based upon the respective Aggregate Exposure Percentages of the Lenders immediately prior to receipt by such Benefitted Lender of such payment or collateral); provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

     (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrowers. Each Lender agrees promptly to notify the Borrowers and the General Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

     12.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement or of a Lender Addendum by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the General Administrative Agent.

     12.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     12.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the Agents, the Arranger and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Arranger, any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

     12.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

     12.12 Submission To Jurisdiction; Waivers. Each of the Borrowers hereby irrevocably and unconditionally:

     (a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to either Borrower, as the case may be, at its address set forth in

Section 12.2 or at such other address of which the General Administrative Agent shall have been notified pursuant thereto;

     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

     12.13 Judgment Currency(a) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due to a Lender in any currency (the "Original Currency") into another currency (the "Other Currency"), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, such Lender could purchase the Original Currency with the Other Currency on the Business Day preceding the day on which final judgment is given or, if permitted by applicable law, on the day on which the judgment is paid or satisfied.

     (b) The obligations of the applicable Borrower in respect of any sum due in the Original Currency from it to the Lender under any of the Credit Documents shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in the Other Currency, the Lender may, in accordance with normal banking procedures, purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the Lender in the Original Currency, the applicable Borrower agrees, as a separate obligation and notwithstanding the judgment, to indemnify the Lender, against any loss, and, if the amount of the Original Currency so purchased exceeds the sum originally due to the Lender in the Original Currency, the Lender shall remit such excess to the applicable Borrower.

     12.14 Acknowledgments. Each of the Borrowers hereby acknowledges that:

     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

     (b) neither the Arranger, any Agent nor any Lender has any fiduciary relationship with or duty to either Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Arranger, the Agents and the Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

     (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Arranger, the Agents and the Lenders or among Borrowers and the Lenders.

     12.15 Confidentiality. Each of the Agents, the Arranger and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to the Arranger, any Agent, any other Lender, (b) to any Participant or Assignee (each, a "Transferee") or prospective Transferee that agrees to comply with the provisions of this Section or is otherwise bound by law or contract to keep such information confidential, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors on a "need to know basis" who agree or are otherwise under a legal duty to keep such information confidential, (d) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty's professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section or is otherwise bound by law or contract to keep such information confidential), (e) upon the request or demand of any Governmental Authority having jurisdiction over it, (f) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (g) in connection with any litigation or similar proceeding involving any Loan Party, (h) that has been publicly disclosed other than in breach of this Section, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender or (j) in connection with the exercise of any remedy hereunder or under any other Loan Document.

     12.16 Release of Collateral and Guarantee Obligations.

     (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the relevant Borrower in connection with any Disposition of Property permitted by the Loan Documents, the relevant Administrative Agent shall take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition, and to release any guarantee obligations under any Loan Document of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents.

     (b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all obligations of the Borrowers secured by the Security Documents (other than obligations in respect of any Hedge Agreement) have been paid in full, all Commitments have terminated or expired and no Extensions of Credit shall be outstanding, upon request of the relevant Borrower, the relevant Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations under any Loan Document, whether or not on the date of such release there may be outstanding obligations in respect of Hedge Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any substantial part of its property, or otherwise, all as though such payment had not been made.

     12.17 Accounting Changes. In the event that any "Accounting Change" (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrowers and the General Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrowers' financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrowers, the Administrative Agents and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. "Accounting Change" refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

     12.18 Delivery of Lender Addenda. Each initial Lender shall become a party to this Agreement by delivering to the General Administrative Agent a Lender Addendum duly executed by such Lender, the Borrowers and the General Administrative Agent.

     12.19 Limitations on Restrictions

     Notwithstanding anything in this Agreement to the contrary, for so long as the Indentures remain in effect, none of the provisions of this Agreement shall be deemed to prohibit the U.S. Borrower or any Restricted Subsidiary from paying dividends to, making loans to or transferring assets to the Canadian Borrower or any Restricted Subsidiary (as defined in the relevant Indenture) or taking any other action specifically referenced in Section 4.05 of either such Indenture for so long as it shall remain in effect, to the extent (but only to the extent) that any such prohibition is not permitted under the terms of such Indenture.

     12.20 WAIVERS OF JURY TRIAL. THE BORROWERS, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                            COTT CORPORATION,

                            By /s/ Catherine Brennan
                               ---------------------------------------------
                            Name:
                            Title:

                            BCB USA CORP.,

                            By /s/ Catherine Brennan
                               ---------------------------------------------
                            Name:
                            Title:

                            LEHMAN BROTHERS INC., as Arranger

                            By /s/ G. Andrew Keith
                               ---------------------------------------------
                            Name: G. Andrew Keith
                            Title: Senior Vice President

                            FIRST UNION NATIONAL BANK, as Syndication Agent

                            By /s/ Edward H. Ross
                               ---------------------------------------------
                            Name: Edward H. Ross
                            Title: Senior Vice President

                            FIRST UNION NATIONAL BANK, as Working
                            Capital Facility Agent

                            By /s/ Edward H. Ross
                               ---------------------------------------------
                            Name: Edward H. Ross
                            Title: Senior Vice President

                            LEHMAN COMMERCIAL PAPER INC., as
                            General Administrative Agent

                            By /s/ G. Andrew Keith
                               ---------------------------------------------
                            Name: G. Andrew Keith
                            Title: Authorized Signatory

                            BANK OF MONTREAL, as Canadian
                            Administrative Agent

                            By /s/ Sid Levin
                               ---------------------------------------------
                            Name: Sid Levin
                            Title: Managing Director
                                   Diversified Canada
                                   Asset Portfolio Management

                                                                         Annex A

    PRICING GRID FOR U.S. REVOLVING CREDIT LOANS AND CANADIAN FACILITY LOANS*



Level                                              Applicable Margin     Facility Fee Rate*
            Consolidated     Applicable Margin    Base Rate Loans and
           Leverage Ratio    Eurodollar Loans*     Prime Rate Loans*
-----      --------------    -----------------    -------------------    ------------------
 I         (more than or           2.50%                  1.25%                0.50%
           equal to) 2.25

 II        (more than or           2.25%                  1.00%                0.50%
           equal to) 1.75

III        (more than or           1.75%                  0.50%                0.50%
           equal to) 1.25

 IV        (less than) 1.25         1.5%                  .375%               .375%




* Notwithstanding the foregoing grid, until the delivery to the Lenders of the Canadian Borrower's financial statements for the fourth fiscal quarter of 2001, the Applicable Margin will be 2.50% for Canadian Facility Loans and U.S. Facility Loans (other than Term Loans) that are Eurodollar Loans, and the Facility Fee Rate will be 0.50%.